Back to Form 8-K
Exhibit 10.1

PROVIDER AGREEMENT

BETWEEN

STATE OF OHIO

DEPARTMENT OF JOB AND FAMILY SERVICES

AND

WELLCARE OF OHIO, INC.

Amendment No. 1

Pursuant to Article IX.A. the Provider Agreement between the State of Ohio, Department of Job and Family Services, (hereinafter referred to as “ODJFS”) and WELLCARE OF OHIO, INC. (hereinafter referred to as “MCP”) for the Covered Families and Children (hereinafter referred to as “CFC”) population dated July 1, 2007, is hereby amended as follows:

1.            Appendices C, D, E, F, G, H, J, K, L, M, N and O are modified as attached.

2.            All other terms of the provider agreement are hereby affirmed.

The amendment contained herein shall be effective January 1, 2008.

WELLCARE OF OHIO, INC.:
BY: /s/ Thad Bereday	DATE: 1/4/08
THAD BEREDAY, SENIOR VICE PRESIDENT

OHIO DEPARTMENT OF JOB AND FAMILY SERVICES:
BY: Helen Jones-Kelley	DATE: 1/7/08
HELEN E. JONES-KELLEY, DIRECTOR

APPENDIX C

MCP RESPONSIBILITIES
CFC ELIGIBLE POPULATION

The MCP must meet on an ongoing basis, all program requirements specified in Chapter 5101:3-26 of the Ohio Administrative Code (OAC) and the Ohio Department of Job and Family Services (ODJFS) - MCP Provider Agreement. The following are MCP responsibilities that are not otherwise specifically stated in OAC rule provisions or elsewhere in the MCP provider agreement, but are required by ODJFS.

 General Provisions

1. The MCP agrees to implement program modifications as soon as reasonably possible or no later than the required effective date, in response to changes in applicable state and federal laws and regulations.

2. The MCP must submit a current copy of their Certificate of Authority (COA) to ODJFS within 30 days of issuance by the Ohio Department of Insurance.

3. The MCP must designate the following:

a.  A primary contact person (the Medicaid Coordinator) who will dedicate a majority of their time to the Medicaid product line and coordinate overall communication between ODJFS and the MCP.  ODJFS may also require the MCP to designate contact staff for specific program areas.  The Medicaid Coordinator will be responsible for ensuring the timeliness, accuracy, completeness and responsiveness of all MCP submissions to ODJFS.

b. A provider relations representative for each service area included in their ODJFS provider agreement. This provider relations representative can serve in this capacity for only one service area (as specified in Appendix H).

As long as the MCP serves both the CFC and ABD populations, they are not required to  have separate provider relations representatives or Medicaid coordinators.

4. All MCP employees are to direct all day-to-day submissions and communications to their ODJFS-designated Contract Administrator unless otherwise notified by ODJFS.

5. The MCP must be represented at all meetings and events designated by ODJFS as requiring mandatory attendance.

6. The MCP must have an administrative office located in Ohio.

7. Upon request by ODJFS, the MCP must submit information on the current status of their company’s operations not specifically covered under this provider agreement (for example, other product lines, Medicaid contracts in other states, NCQA accreditation, etc.) unless otherwise excluded by law.

8. The MCP must have all new employees trained on applicable program requirements, and represent, warrant and certify to ODJFS that such training occurs, or has occurred.

9. If an MCP determines that it does not wish to provide, reimburse, or cover a counseling service or referral service due to an objection to the service on moral or religious grounds, it must immediately notify ODJFS to coordinate the implementation of this change.  MCPs will be required to notify their members of this change at least thirty (30) days prior to the effective date. The MCP’s member handbook and provider directory, as well as all marketing materials, will need to include information specifying any such services that the MCP will not provide.

10. For any data and/or documentation that MCPs are required to maintain, ODJFS may request that MCPs provide analysis of this data and/or documentation to ODJFS in an aggregate format, such format to be solely determined by ODJFS.

11. The MCP is responsible for determining medical necessity for services and supplies requested for their members as specified in OAC rule 5101:3-26-03.  Notwithstanding such responsibility, ODJFS retains the right to make the final determination on medical necessity in specific member situations.

12. In addition to the timely submission of medical records at no cost for the annual external quality review as specified in OAC rule 5101:3-26-07, the MCP may be required  for other purposes to submit medical records at no cost to ODJFS and/or designee upon request.

13. The MCP must notify the BMHC of the termination of an MCP panel provider that is   designated as the primary care provider for 500 or more of the MCP’s CFC members. The MCP must provide notification within one working day of the MCP  becoming aware of the termination.

14. Upon request by ODJFS, MCPs may be required to provide written notice to members of  any significant change(s) affecting contractual requirements, member services or access to providers.

15. MCPs may elect to provide services that are in addition to those covered under the Ohio Medicaid fee-for-service program.  Before MCPs notify potential or current members of the availability of these services, they must first notify ODJFS and advise ODJFS of such planned services availability.  If an MCP elects to provide additional services, the MCP must ensure to the satisfaction of ODJFS that the services are readily available and accessible to members who are eligible to receive them.

a. MCPs are required to make transportation available to any member requesting transportation when they must travel (thirty) 30 miles or more from their home to receive a medically-necessary Medicaid-covered service.  If the MCP offers transportation to their members as an additional benefit and this transportation benefit only covers a limited number of trips, the required transportation listed above may not be counted toward this trip limit.

b. Additional benefits may not vary by county within a region except out of necessity for transportation arrangements (e.g., bus versus cab).  MCPs approved to serve consumers in more than one region may vary additional benefits between regions.

c. MCPs must give ODJFS and members (ninety) 90 days prior notice when decreasing or ceasing any additional benefit(s).  When it is beyond the control of the MCP, as demonstrated to ODJFS’ satisfaction, ODJFS must be notified within (one) 1 working day.

16. MCPs must comply with any applicable Federal and State laws that pertain to member rights and ensure that its staff adheres to such laws when furnishing services to its members.  MCPs shall include a requirement in its contracts with affiliated providers that such providers also adhere to applicable Federal and State laws when providing services to members.

17. MCPs must comply with any other applicable Federal and State laws (such as Title VI of the Civil rights Act of 1964, etc.) and other laws regarding privacy and confidentiality, as such may be applicable to this Agreement.

18. Upon request, the MCP will provide members and potential members with a copy of their practice guidelines.

19.  The MCP is responsible for promoting the delivery of services in a culturally competent manner, as solely determined by ODJFS, to all members, including those with limited English proficiency (LEP) and diverse cultural and ethnic backgrounds.

All MCPs must comply with the requirements specified in OAC rules 5101:3-26-03.1, 5101:3-26-05(D), 5101:3-26-05.1(A), 5101:3-26-08 and 5101:3-26-08.2 for providing assistance to LEP members and eligible individuals.  In addition, MCPs must provide written translations of certain MCP materials in the prevalent non-English languages of members and eligible individuals in accordance with the following:

a. When 10% or more of the CFC eligible individuals in the MCP’s service area have a common primary language other than English, the MCP must translate all ODJFS-approved marketing materials into the primary language of that group.  The MCP must monitor changes in the eligible population on an ongoing basis and conduct an assessment no less often than annually to determine which, if any, primary language groups meet the 10% threshold for the eligible individuals in each service area.  When the 10% threshold is met, the MCP must report this information to ODJFS, in a format as requested by ODJFS, translate their marketing materials, and make these marketing materials available to eligible individuals.  MCPs must submit to ODJFS, upon request, their prevalent non-English language analysis of eligible individuals and the results of this analysis.

b. When 10% or more of an MCP's CFC members in the MCP’s service area have a common primary language other than English, the MCP must translate all ODJFS-approved member materials into the primary language of that group. The MCP must monitor their membership and conduct a quarterly assessment to determine which, if any, primary language groups meet the 10% threshold.  When the 10% threshold is met, the MCP must report this information to ODJFS, in a format as requested by ODJFS, translate their member materials, and make these materials available to their members.  MCPs must submit to ODJFS, upon request, their prevalent non-English language member analysis and the results of this analysis.

20.  The MCP must utilize a centralized database which records the special communication needs of all MCP members (i.e., those with limited English proficiency, limited reading proficiency, visual impairment, and hearing impairment) and the provision of related services (i.e., MCP materials in alternate format, oral interpretation, oral translation services, written translations of MCP materials, and sign language services).  This database must include all MCP member primary language information (PLI) as well as all other special communication needs information for MCP members, as indicated above, when identified by any source including but not limited to ODJFS, ODJFS selection services entity, MCP staff, providers, and members.  This centralized database must be readily available to MCP staff and be used in coordinating communication and services to members, including the selection of a PCP who speaks the primary language of an LEP member, when such a provider is available. MCPs must share specific communication needs information with their providers [e.g., PCPs, Pharmacy Benefit Managers (PBMs), and Third Party Administrators (TPAs)], as applicable. MCPs must submit to ODJFS, upon request, detailed information regarding the MCP’s members with special communication needs, which could include individual member names, their specific communication need, and any provision of special services to members (i.e., those special services arranged by the MCP as well as those services reported to the  MCP which were arranged by the provider).

Additional requirements specific to providing assistance to hearing-impaired, vision-impaired, limited reading proficient (LRP), and LEP members and eligible individuals are found in OAC rules 5101:3-26-03.1, 5101:3-26-05(D), 5101:3-26-05.1(A), 5101:3-26-08, and 5101-3-26-08.2.

21. The MCP is responsible for ensuring that all member materials use easily understood language and format.  The determination of what materials comply with this requirement is in the sole discretion of ODJFS.

22.  Pursuant to OAC rules 5101:3-26-08 and 5101:3-26-08.2, the MCP is responsible for ensuring that all MCP marketing and member materials are prior approved by ODJFS before being used or shared with members.  Marketing and member materials are defined as follows:

a.  Marketing materials are those items produced in any medium, by or on behalf of an MCP, including gifts of nominal value (i.e., items worth no more than $15.00), which can reasonably be interpreted as intended to market to eligible individuals.

b.  Member materials are those items developed, by or on behalf of an MCP, to fulfill MCP program requirements or to communicate to all members or a group of members.  Member health education materials that are produced by a source other than the MCP and which do not include any reference to the MCP are not considered to be member materials.

c. All MCP marketing and member materials must represent the MCP in an honest and forthright manner and must not make statements which are inaccurate, misleading, confusing, or otherwise misrepresentative, or which defraud eligible individuals or ODJFS.

d. All MCP marketing cannot contain any assertion or statement (whether written or oral) that the MCP is endorsed by CMS, the Federal or State government or similar entity.

e. MCPs must establish positive working relationships with the CDJFS offices and must not aggressively solicit from local Directors, MCP County Coordinators, or or other staff.  Furthermore, MCPs are prohibited from offering gifts of nominal value (i.e. clipboards, pens, coffee mugs, etc.) to CDJFS offices or managed care enrollment center (MCEC) staff, as these may influence an individual’s decision to select a particular MCP.

23. Advance Directives– All MCPs must comply with the requirements specified in  42 CFR 422.128.  At a minimum, the MCP must:

a. Maintain written policies and procedures that meet the requirements for advance directives, as set forth in 42 CFR Subpart I of part 489.

b. Maintain written policies and procedures concerning advance directives with respect to all adult individuals receiving medical care by or through the MCP to ensure that the  MCP:

i. Provides written information to all adult members concerning:

a. the member’s rights under state law to make decisions concerning their medical care, including the right to accept or refuse medical or surgical treatment and the right to formulate advance directives.  (In meeting this requirement, MCPs must utilize form JFS 08095 entitled You Have the Right, or include the text from JFS 08095 in their ODJFS-approved member handbook).
b. the MCP’s policies concerning the implementation of those rights including a clear and precise statement of any limitation regarding the implementation of advance directives as  a matter of conscience;
c. any changes in state law regarding advance directives as soon as possible but no later than (ninety) 90 days after the proposed effective date of the change; and
d. the right to file complaints concerning noncompliance with the advance directive requirements with the Ohio Department of Health.

ii. Provides for education of staff concerning the MCP’s policies and procedures on advance directives;
iii. Provides for community education regarding advance directives directly or  in concert with other providers or entities;
iv. Requires that the member’s medical record document whether or not the member has executed an advance directive; and
v. Does not condition the provision of care, or otherwise discriminate against a member, based on whether the member has executed an advance directive.

24. New Member Materials
Pursuant to OAC rule 5101:3-26-08.2 (B)(3), MCPs must provide to each member or assistance group, as applicable, an MCP identification (ID) card, a new member letter, a member handbook, a provider directory, and information on advance directives.

a. MCPs must use the model language specified by ODJFS for the new member letter.

b. The ID card and new member letter must be mailed together to the member via a  method that will ensure their receipt prior to the member’s effective date of coverage.

c. The member handbook, provider directory and advance directives information may be  mailed to the member separately from the ID card and new member letter. MCPs  will  meet the timely receipt requirement for these materials if they are mailed to the  member within (twenty-four) 24 hours of the MCP receiving the ODJFS produced  monthly membership roster (MMR). This is provided the materials are mailed via a  method with an expected delivery date of no more than five (5) days. If the member  handbook, provider directory and advance directives information are mailed separately  from the ID card and new member letter and the MCP is unable to mail the materials  within twenty-four (24) hours, the member handbook, provider directory and advance  directives information must be mailed via a method that will ensure receipt by no later  than the effective date of coverage. If the MCP mails the ID card and new member letter  with the other materials (e.g., member handbook, provider directory, and advance  directives), the MCP must ensure that all materials are mailed via a method that will  ensure their receipt prior to the member’s effective date of coverage.

d. MCPs must designate two (2) MCP staff members to receive a copy of the new  member materials on a monthly basis in order to monitor the timely receipt of these  materials. At least one of the staff members must receive the materials at their home  address.

25. Call -Center Standards
The MCP must provide assistance to members through a member services toll-free call-in system pursuant to OAC rule 5101:3-26-08.2(A)(1).  MCP member services staff must be available nationwide to provide assistance to members through the toll-free call-in system every Monday through Friday, at all times during the hours of 7:00 am to 7:00 pm Eastern Time, exceptfor the following major holidays:
•  New Year’s Day
•  Martin Luther King’s Birthday
•  Memorial Day
•  Independence Day
•  Labor Day
•  Thanksgiving Day
•  Christmas Day
•  2 optional closure days: These days can be used independently or in combination with any of the major holiday closures but cannot both be used within the same closure period.

Before announcing any optional closure dates to members and/or staff, MCPs must receive ODJFS prior-approval which verifies that the optional closure days meet the specified criteria.

If a major holiday falls on a Saturday, the MCP member services line may be closed on the preceding Friday.  If a major holiday falls on a Sunday, the member services line may be closed on the following Monday.  MCP member services closure days must be specified in the MCP’s member handbook, member newsletter, or other some general issuance to the MCP’s members at least (thirty) 30 days in advance of the closure.

The MCP must also provide access to medical advice and direction through a centralized twenty-four-hour, seven day (24/7) toll-free call-in system, available nationwide, pursuant to OAC rule 5101:3-26-03.1(A)(6). The 24/7 call-in system must be staffed by appropriately trained medical personnel. For the purposes of meeting this requirement, trained medical professionals are defined as physicians, physician assistants, licensed practical nurses, and registered nurses.

MCPs must meet the current American Accreditation HealthCare Commission/URAC-designed Health Call Center Standards (HCC) for call center abandonment rate, blockage rate and average speed of answer. By the 10th of each month, MCPs must self-report their prior month performance in these three areas for their member services and 24/7 toll-free call-in systems to ODJFS. ODJFS will inform the MCPs of any changes/updates to these URAC call center standards.

MCPs are not permitted to delegate grievance/appeal functions [Ohio Administrative  Code (OAC) rule 5101:3-26-08.4(A)(9)].  Therefore, the member services call center  requirement may not be met through the execution of a Medicaid Delegation Subcontract  Addendum or Medicaid Combined Services Subcontract Addendum.

26.      Notification of Optional MCP Membership

In order to comply with the terms of the ODJFS State Plan Amendment for the managed care program (i.e.,  42 CFR 438.50), MCPs in mandatory membership  service areas must inform new members that MCP membership is optional for certain populations.  Specifically, MCPs must inform any applicable pending member or member that the following CFC populations are not required to select an MCP in order to receive their Medicaid healthcare benefit and what steps they need to take if they do not wish to be a member of an MCP:
- Indians who are members of federally-recognized tribes.
- Children under 19 years of age who are:
o Eligible for Supplemental Security Income under title XVI;
o In foster care or other out-of-home placement;
o Receiving foster care of adoption assistance;
o Receiving services through the Ohio Department of Health’s Bureau for Children with Medical Handicaps (BCMH) or any other family-centered, community-based, coordinated care system that receives grant funds under section 501(a)(1)(D) of title V, and is defined by the State in terms of either program participation or special health care needs.

27. HIPAA Privacy Compliance Requirements

The Health Insurance Portability and Accountability Act (HIPAA) Privacy Regulations at 45 CFR. § 164.502(e) and § 164.504(e) require ODJFS to have agreements with MCPs as a means of obtaining satisfactory assurance that the MCPs will appropriately safeguard all personal identified health information.  Protected Health Information (PHI) is information received from or on behalf of ODJFS that meets the definition of PHI as defined by HIPAA and the regulations promulgated by the United States Department of Health and Human Services, specifically 45 CFR 164.501, and any amendments thereto. MCPs must agree to the following:

a. MCPs shall not use or disclose PHI other than is permitted by this agreement or required by law.

b. MCPs shall use appropriate safeguards to prevent unauthorized use or disclosure of PHI.

c. MCPs shall report to ODJFS any unauthorized use or disclosure of PHI of which it becomes aware.  Any breach by the MCP or its representatives of protected health information (PHI) standards shall be immediately reported to the State HIPAA Compliance Officer through the Bureau of Managed Health Care.  MCPs must provide documentation of the breach and complete all actions ordered by the HIPAA Compliance Officer.

d. MCPs shall ensure that all its agents and subcontractors agree to these same PHI conditions and restrictions.

e. MCPs shall make PHI available for access as required by law.

f. MCP shall make PHI available for amendment, and incorporate amendments as appropriate as required by law.

g. MCPs shall make PHI disclosure information available for accounting as required by law.

h. MCPs shall make its internal PHI practices, books and records available to the Secretary of Health and Human Services (HHS) to determine compliance.

i. Upon termination of their agreement with ODJFS, the MCPs, at ODJFS’ option, shall return to ODJFS, or destroy, all PHI in its possession, and keep no copies of the information, except as requested by ODJFS or required by law.

j. ODJFS will propose termination of the MCP’s provider agreement if ODJFS determines that the MCP has violated a material breach under this section of the agreement, unless inconsistent with statutory obligations of ODJFS or the MCP.

28. Electronic Communications – MCPs are required to purchase/utilize Transport Layer Security (TLS) for all e-mail communication between ODJFS and the MCP.  The MCP’s e-mail gateway must be able to support the sending and receiving of e-mail using Transport Layer Security (TLS) and the MCP’s gateway must be able to enforce the sending and receiving of email via TLS.

29. MCP Membership acceptance, documentation and reconciliation

a. Selection Services Contractor:  The MCP shall provide to the MCEC ODJFS prior-approved MCP materials and directories for distribution to eligible individuals who request additional information about the MCP.

b. Monthly Reconciliation of Membership and Premiums: The MCP shall reconcile member data as reported on the MCEC produced consumer contact record (CCR) with the ODJFS-produced monthly member roster (MMR) and report to the ODJFS any difficulties in interpreting or reconciling information received.  Membership reconciliation questions must be identified and reported to the ODJFS prior to the first of the month to assure that no member is left without coverage. The MCP shall reconcile membership with premium payments and delivery payments as reported on the monthly remittance advice (RA).

The MCP shall work directly with the ODJFS, or other ODJFS-identified entity, to resolve any difficulties in interpreting or reconciling premium information.  Premium reconciliation questions must be identified within thirty (30) days of receipt of the RA.

c. Monthly Premiums and Delivery Payments: The MCP must be able to receive monthly premiums and delivery payments in a method specified by ODJFS.  (ODJFS monthly prospective premium and delivery payment issue dates are provided in advance to the MCPs.) Various retroactive premium payments (e.g., newborns), and recovery of premiums paid (e.g., retroactive terminations of membership for children in custody, deferments, etc.,) may occur via any ODJFS weekly remittance.

d.  Hospital/Inpatient Facility Deferment: When an MCP learns of a currently hospitalized member’s intent to disenroll through the CCR or the 834, the disenrolling MCP must notify the hospital/inpatient facility and treating providers as well as the enrolling MCP of the change in enrollment within five (5) business days of receipt of the CCR or 834. The disenrolling MCP must notify the inpatient facility that it will remain responsible for the inpatient facility charges through the date of discharge; and must notify the treating providers that it will remain responsible for provider charges through the date of disenrollment.

When the enrolling MCP learns through the disenrolling MCP, through ODJFS or other means, that a new member who was previously enrolled with another MCP was admitted prior to the effective date of enrollment and remains an inpatient on the effective date of enrollment, the enrolling MCP shall contact the hospital/inpatient facility within five (5) business days of learning of the hospitalization.  The enrolling MCP shall verify that it is responsible for all medically necessary Medicaid covered services from the effective date of MCP membership, including treating provider services related to the inpatient stay; the enrolling MCP must reiterate that the admitting/disenrolling MCP remains responsible for the hospital/inpatient facility charges through the date of  discharge.  The enrolling MCP shall work with the hospital/inpatient facility to facilitate discharge planning and authorize services as needed.

When an MCP learns that a new member who was previously on Medicaid fee for   service was admitted prior to the effective date of enrollment and remains an inpatient on the effective date of enrollment, the enrolling MCP shall notify the hospital/ inpatient facility and treating providers that the MCP may not be the payer. The MCP shall work with hospital/inpatient facility, treating providers and   the ODJFS to assure that discharge planning assures continuity of care and accurate payment. Notwithstanding the MCP’s right to request a hospital deferment up to six (6) months following the member’s effective date, when the  enrolling MCP learns of a deferment-eligible hospitalization, the MCP shall notify the ODJFS and request the deferment within five (5) business days of  learning of the potential deferment.

e. Just Cause Requests: The MCP shall follow procedures as specified by ODJFS in assisting the ODJFS in resolving member requests for member-initiated requests affecting membership.

f. Newborn Notifications:  The MCP is required to submit newborn notifications to ODJFS in accordance with the ODJFS Newborn Notification File and Submissions Specifications.

g. Eligible Individuals:  If an eligible individual contacts the MCP, the MCP must    provide any MCP-specific managed care program information requested.  The MCP must not attempt to assess the eligible individual’s health care needs. However, if the eligible individual inquires about continuing/transitioning health care services, MCPs shall provide an assurance that all MCPs must cover all medically necessary Medicaid-covered health care services and assist members with transitioning their health care services.

h.  Pending Member: If a pending member (i.e., an eligible individual subsequent to plan selection or assignment, but prior to their membership effective date) contacts the selected MCP,  the MCP must provide any membership information requested, including but not limited to, assistance in determining whether the current medications require prior authorization.  The MCP must also ensure that any care coordination (e.g., PCP selection, prescheduled services and transition of services) information provided by the pending member is logged in the MCP’s system and forwarded to the appropriate MCP staff for processing as required.  MCPs may confirm any information provided on the CCR at this time.  Such communication does not constitute confirmation of membership.  MCPs are prohibited from initiating contact with a pending member.  Upon receipt of the 834, the MCP may contact a pending member to confirm information provided on the CCR or the 834, assist with care coordination and transition of care,  and inquire if the pending member has any membership questions.

i.   Transition of Fee-For-Service Members
Providing care coordination for prescheduled health services and existing care treatment plans, is critical for  members transitioning from Medicaid fee-for service (FFS) to managed care.  Therefore, MCPs must:

i. Allow their new members that are transitioning from Medicaid fee-for-service to receive services from out-of-panel providers if the member or provider contacts the MCP to discuss the scheduled health services in advance of the service date and one of the following applies:

a. The member is in her third trimester of pregnancy and has an established relationship with an obstetrician and/or delivery  hospital;

b. The member has been scheduled for an inpatient/outpatient surgery and has been prior-approved and/or precertified pursuant to OAC rule 5101:3-2-40 (surgical procedures would also include follow- up care as appropriate);

c. The member has appointments within the initial month of MCP membership with specialty physicians that were scheduled prior to the effective date of membership; or

d. The member is receiving ongoing chemotherapy or radiation  treatment.

If contacted by the member, the MCP must contact the provider’s office as expeditiously as the situation warrants to confirm that the service(s) meets the above criteria.

ii. Allow their new members that are transitioning from Medicaid fee-for-service to continue receiving home care services (i.e., nursing, aide, and skilled therapy services) and private duty nursing (PDN) services if the member or provider contacts the MCP to discuss the health services in advance of the service date.  These services must be covered from the date of the member or provider contact at the current service level, and with the current provider, whether a panel or out-of-panel provider, until the MCP conducts a medical necessity review and renders an authorization decision pursuant to OAC rule 5101:3-26-03.1.  As soon as the MCP becomes aware of the member’s current home care services, the MCP must initiate contact with the current provider and member as applicable to ensure continuity of care and coordinate a transfer of services to a panel provider, if appropriate.

iii. Honor any current fee-for-service prior authorization to allow their new members that are transitioning from Medicaid fee-for-service to receive services from the authorized provider, whether a panel or out-of-panel provider, for the following approved services:

a. an organ, bone marrow, or hematapoietic stem cell transplant pursuant to OAC rule 5101:3-2-07.1;

b. dental services that have not yet been received;

c. vision services that have not yet been received;

d. durable medical equipment (DME) that has not yet been received. Ongoing DME services and supplies are to be covered by the MCP as previously-authorized until the MCP conducts a medical necessity review and renders an authorization decision pursuant to OAC rule 5101:3-26-03.1.

e. private duty nursing (PDN) services.  PDN services must be covered at the previously-authorized service level until the MCP conducts a medical necessity review and renders an authorization decision pursuant to OAC rule 5101:3-26-03.1.

As soon as the MCP becomes aware of the member’s current fee-for-service authorization approval, the MCP must initiate contact with the authorized provider and member as applicable to ensure continuity of care.  The MCP must implement a plan to meet the member’s immediate and ongoing medical needs and, with the exception of organ, bone marrow, or hematapoietic stem cell transplants, coordinate the transfer of services to a panel provider, if appropriate.

When an MCP medical necessity review results in a decision to reduce, suspend, or terminate services previously authorized by fee-for-service Medicaid, the MCP must notify the member of their state hearing rights no less than 15 calendar days prior to the effective date of the MCP’s proposed action, per rule 5101:3-26-08.4 of the Administrative Code.

iv. Reimburse out-of-panel providers that agree to provide the transition services at 100% of the current Medicaid fee-for-service provider rate for the service(s) identified in Section 29.i. (i., ii., and iii.) of this appendix.

v. Document the provision of transition of services identified in Section 29.i. (i., ii., and iii.) of this appendix as follows:

a. For non-panel providers, notification to the provider confirming the provider’s agreement/disagreement to provide the service and accept 100% of the current Medicaid fee-for-service rate as payment.  If the provider agrees, the distribution of the MCP’s materials as outlined in Appendix G.3.e.

b. Notification to the member of the non-panel provider’s agreement /disagreement to provide the service.  If the provider disagrees, notification to the member of the MCP’s availability to assist with locating a provider as expeditiously as the member’s health condition warrants.

c. For panel providers, notification to the provider and member confirming the MCP’s responsibility to cover the service.

MCPs must use the ODJFS-specified model language for the provider and member notices and maintain documentation of all member and/or provider contacts relating to such services.

30. Health Information System Requirements
The ability to develop and maintain information management systems capacity is crucial to successful plan performance. ODJFS therefore requires MCPs to demonstrate their ongoing capacity in this area by meeting several related specifications.

a. Health Information System

i. As required by 42 CFR 438.242(a), each MCP must maintain a health information system that collects, analyzes, integrates, and reports data.  The system must provide information on areas including, but not limited to, utilization, grievances and appeals, and MCP membership terminations for other than loss of Medicaid eligibility.

ii. As required by 42 CFR 438.242(b)(1), each MCP must collect data on member and provider characteristics and on services furnished to its members.

iii. As required by 42 CFR 438.242(b)(2), each MCP must ensure that data received from providers is accurate and complete by verifying the accuracy and timeliness of reported data; screening the data for completeness, logic, and consistency; and collecting service information in standardized formats to the extent feasible and appropriate.

iv. As required by 42 CFR 438.242(b)(3), each MCP must make all collected data available upon request by ODJFS or the Center for Medicare and Medicaid Services (CMS).

v.     Acceptance testing of any data that is electronically submitted to ODJFS is required:

a. Before an MCP may submit production files ODJFS-specified formats; and/or
b. Whenever an MCP changes the method or preparer of the electronic media; and/or
c. When the ODJFS determines an MCP’s data submissions have an unacceptably high error rate.

MCPs that change or modify information systems that are involved in producing any type of electronically submitted files, either internally or by changing vendors, are required to submit to ODJFS for review and approval a transition plan including the submission of test files in the ODJFS-specified formats.  Once an acceptable test file is submitted to ODJFS, as determined solely by ODJFS, the MCP can return to submitting production files.  ODJFS will inform MCPs in writing when a test file is acceptable.  Once an MCP’s new or modified  information system is operational, that MCP will have up to ninety (90) days to submit an acceptable test file and an acceptable production file.

Submission of test files can start before the new or modified information system is in production.  ODJFS reserves the right to verify any MCP’s capability to report elements in the minimum data set prior to executing the provider agreement for the next contract period. Penalties for noncompliance with this requirement are specified in Appendix N, Compliance Assessment System of the Provider Agreement.

b. Electronic Data Interchange and Claims Adjudication Requirements

Claims Adjudication

The MCP must have the capacity to electronically accept and adjudicate all claims  to final status (payment or denial).  Information on claims submission procedures  must be provided to non-contracting providers within thirty (30) days of a request.   MCPs must inform providers of its ability to electronically process and adjudicate  claims and the process for submission.  Such information must be initiated by the  MCP and not only in response to provider requests.

The MCP must notify providers who have submitted claims of claims status [paid,  denied, pended (suspended)] within one month of receipt.  Such notification may  be in the form of a claim payment/remittance advice produced on a routine monthly, or more frequent, basis.

Electronic Data Interchange
The MCP shall comply with all applicable provisions of HIPAA including  electronic data interchange (EDI) standards for code sets and the following  electronic transactions:
Health care claims;
Health care claim status request and response;
Health care payment and remittance status;
Standard code sets; and
National Provider Identifier (NPI).

Each EDI transaction processed by the MCP shall be implemented in  conformance with the appropriate version of the transaction implementation  guide, as specified by applicable federal rule or regulation.
The MCP must have the capacity to accept the following transactions from the  Ohio Department of Job and Family services consistent with EDI processing  specifications in the transaction implementation guides and in conformance with  the 820 and 834 Transaction Companion Guides issued by ODJFS:

 ASC X12 820 - Payroll Deducted and Other Group Premium Payment for  Insurance Products; and

ASC X12 834 - Benefit Enrollment and Maintenance.

 The MCP shall comply with the HIPAA mandated EDI transaction standards and  code sets no later than the required compliance dates as set forth in the federal  regulations.

  Documentation of Compliance with Mandated EDI Standards
 The capacity of the MCP and/or applicable trading partners and business  associates to electronically conduct claims processing and related transactions in  compliance with standards and effective dates mandated by HIPAA must be  demonstrated, to the satisfaction of ODJFS,  as outlined below.

 Verification of Compliance with HIPAA (Health Insurance Portability and Accountability Act of 1995)
 MCPs shall comply with the transaction standards and code sets for sending  and receiving applicable transactions as specified in 45 CFR Part 162 – Health  Insurance Reform:  Standards for Electronic Transactions (HIPAA regulations).  In addition the MCP must enter into the appropriate trading partner agreement and  implemented standard code sets.  If the MCP has obtained third-party certification  of HIPAA compliance for any of the items listed below, that certification may be  submitted in lieu of the MCP’s written verification for the applicable item(s).
i. Trading Partner Agreements
ii. Code Sets
iii. Transactions

a. Health Care Claims or Equivalent Encounter Information (ASC X12N 837 & NCPDP 5.1)
b. Eligibility for a Health Plan (ASC X12N 270/271)
c. Referral Certification and Authorization (ASC X12N 278)
d. Health Care Claim Status (ASC X12N 276/277)
e. Enrollment and Disenrollment in a Health Plan (ASC X12N 834)
f. Health Care Payment and Remittance Advice (ASC X12N 835)
g. Health Plan Premium Payments (ASC X12N 820)
h. Coordination of Benefits

Trading Partner Agreement with ODJFS
MCPs must complete and submit an EDI trading partner agreement in a format  specified by the ODJFS.  Submission of the copy of the trading partner agreement  prior to entering into this Agreement may be waived at the discretion of ODJFS; if submission prior to entering into this Agreement is waived, the trading  partner agreement must be submitted at a subsequent date determined by ODJFS.

 Noncompliance with the EDI and claims adjudication requirements will result in  the imposition of penalties, as outlined in Appendix N, Compliance Assessment System, of the Provider Agreement.

c. Encounter Data Submission Requirements

General Requirements
Each MCP must collect data on services furnished to members through an encounter data system and must report encounter data to the ODJFS. MCPs are required to submit this data electronically to ODJFS on a monthly basis  in the following standard formats:

• Institutional Claims - UB92 flat file
• Noninstitutional Claims - National standard format
• Prescription Drug Claims - NCPDP

ODJFS relies heavily on encounter data for monitoring MCP performance. The ODJFS uses encounter data to measure clinical performance, conduct access and utilization reviews, reimburse MCPs for newborn deliveries and aid in setting MCP capitation rates.  For these reasons, it is important that encounter data is timely, accurate, and complete. Data quality, performance measures and standards are described in the Agreement.

An encounter represents all of the services, including medical supplies and medications, provided to a member of the MCP by a particular provider, regardless of the payment arrangement between the MCP and the provider. For example, if a member had an emergency department visit and was examined by a physician, this would constitute two encounters, one related to the hospital provider and one related to the physician provider. However, for the purposes of calculating a utilization measure, this would be counted as a single emergency department visit.  If a member visits their PCP and the PCP examines the member and has laboratory procedures done within the office, then this is one encounter between the member and their PCP.

If the PCP sends the member to a lab to have procedures performed, then this is two encounters; one with the PCP and another with the lab.  For pharmacy encounters, each prescription filled is a separate encounter.

Encounters include services paid for retrospectively through fee-for-service payment arrangements, and prospectively through capitated arrangements. Only encounters with services (line items) that are paid by the MCP, fully or in part, and for which no further payment is anticipated, are acceptable encounter data submissions, except for immunization services. Immunization services submitted to the MCP must be submitted to ODJFS if these services were paid for by another entity (e.g., free vaccine program).

All other services that are unpaid or paid in part and for which the MCP anticipates further payment (e.g., unpaid services rendered during a delivery of a newborn) may not be submitted to ODJFS until they are paid. Penalties for noncompliance with this requirement are specified in Appendix N, Compliance Assessment System of the Agreement.

Acceptance Testing
The MCP must have the capability to report all elements in the Minimum Data Set as set forth in the ODJFS Encounter Data Specifications and must submit a test file in the ODJFS-specified medium in the required formats prior to contracting or prior to an information systems replacement or update.

Acceptance testing of encounter data is required as specified in Section 29(a)(v) of this Appendix.

Encounter Data File Submission Procedures
A certification letter must accompany the submission of an encounter data file in the ODJFS-specified medium. The certification letter must be signed by the MCP’s Chief Executive Officer (CEO), Chief Financial Officer (CFO), or an individual who has delegated authority to sign for, and who reports directly to, the MCP’s CEO or CFO.

Timing of Encounter Data Submissions
ODJFS recommends that MCPs submit encounters no more than thirty-five (35) days after the end of the month in which they were paid. For example, claims paid in January are due March 5.  ODJFS recommends that MCPs submit files in the ODJFS-specified medium by the 5th of each month. This will help to ensure that the encounters are included in the ODJFS master file in the same month in which they were submitted.

d. Information Systems Review

ODJFS or its designee may review the information system capabilities of each MCP, before ODJFS enters into a provider agreement with a new MCP, when a participating MCP undergoes a major information system upgrade or change, when there is identification of significant information system problems, or at ODJFS’ discretion. Each MCP must participate in the review. The review will assess the extent to which MCPs are capable of maintaining a health information system including producing valid encounter data, performance measures, and other data necessary to support quality assessment and improvement, as well as managing the care delivered to its members.

i. Review the Information Systems Capabilities Assessment (ISCA) forms, as developed by CMS; which the MCP will be required to complete.

ii. Review the completed ISCA and accompanying documents;

iii. Conduct interviews with MCP staff responsible for completing the ISCA, as well as staff responsible for aspects of the MCP’s information systems function;

iv. Analyze the information obtained through the ISCA, conduct follow-up interviews with MCP staff, and write a statement of findings about the MCP’s information system.

v. Assess the ability of the MCP to link data from multiple sources;

vi. Examine MCP processes for data transfers;

vii. If an MCP has a data warehouse, evaluate its structure and reporting capabilities;

viii. Review MCP processes, documentation, and data files to ensure that they comply with state specifications for encounter data submissions; and

ix. Assess the claims adjudication process and capabilities of the MCP.

31.  Delivery Payments

MCPs will be reimbursed for paid deliveries that are identified in the submitted encounters using the methodology outlined in the ODJFS Methods for Reimbursing for Deliveries (as specified in Appendix L). The delivery payment represents the facility and professional service costs associated with the delivery event and postpartum care that is rendered in the hospital immediately following the delivery event; no prenatal or neonatal experience is included in the delivery payment.

If a delivery occurred, but the MCP did not reimburse providers for any costs associated with the delivery, then the MCP shall not submit the delivery encounter to ODJFS and is not entitled to receive payment for the delivery. MCPs are required to submit all delivery encounters to ODJFS no later than one year after the date of the delivery. Delivery encounters which are submitted after this time will be denied payment.  MCPs will receive notice of the payment denial on the remittance advice.

If an MCP is denied payment through ODJFS’ automated payment system because the delivery encounter was not submitted within a year of the delivery date, then it will be necessary for the MCP to contact BMHC staff to receive payment.  Payment will be made for the delivery, at the discretion of ODJFS if a payment had not been made previously for the same delivery.

To capture deliveries outside of institutions (e.g., hospitals) and deliveries in hospitals without an accompanying physician encounter, both the institutional encounters (UB-92) and the noninstitutional encounters (NSF) are searched for deliveries.

If a physician and a hospital encounter is found for the same delivery, only one payment will be made. The same is true for multiple births; if multiple delivery encounters are submitted, only one payment will be made. The method for reimbursing for deliveries includes the delivery of stillborns where the MCP incurred costs related to the delivery.

Rejections
If a delivery encounter is not submitted according to ODJFS specifications, it will be rejected and MCPs will receive this information on the exception report (or error report) that accompanies every file in the ODJFS-specified format. Tracking, correcting and resubmitting all rejected encounters is the responsibility of the MCP and is required by ODJFS.

Timing of Delivery Payments
MCPs will be paid monthly for deliveries.  For example, payment for a delivery encounter submitted  with the required encounter data submission in March, will be reimbursed in  March. The delivery payment will cover any encounters submitted with the monthly encounter data submission regardless of the date of the encounter, but will not cover encounters that occurred over one year ago.

This payment will be a part of the weekly update (adjustment payment) that is in place currently.  The third weekly update of the month will include the delivery payment.  The remittance advice is in the same format as the capitation remittance advice.

Updating and Deleting Delivery Encounters
The process for updating and deleting delivery encounters is handled differently from all other encounters. See the ODJFS Encounter Data Specifications for detailed instructions on updating and deleting delivery encounters.

The process for deleting delivery encounters can be found on page 35 of the UB-92 technical specifications (record/field 20-7) and page III-47 of the NSF technical specifications (record/field CA0-31.0a).

Auditing of Delivery Payments
A delivery payment audit will be conducted periodically. If medical records do not substantiate that a delivery occurred related to the payment that was made, then ODJFS will recoup the delivery payment from the MCP. Also, if it is determined that the encounter which triggered the delivery payment was not a paid encounter, then ODJFS will recoup the delivery payment.

32. If the MCP will be using the Internet functions that will allow approved users to access member information (e.g., eligibility verification), the MCP must receive prior approval from ODJFS that verifies that the proper safeguards, firewalls, etc., are in place to protect member data.

33. MCPs must receive prior written approval from ODJFS before adding any information to their website that would require ODJFS prior approval in hard copy form (e.g., provider listings, member handbook information).

34. Pursuant to 42 CFR 438.106(b), the MCP acknowledges that it is prohibited from holding a member liable for services provided to the member in the event that the ODJFS fails to make payment to the MCP.

35. In the event of an insolvency of an MCP, the MCP, as directed by ODJFS, must cover the continued provision of services to members until the end of the month in which insolvency has occurred, as well as the continued provision of inpatient services until the date of discharge for a member who is institutionalized when insolvency occurs.

36. Franchise Fee Assessment Requirements

a. Each MCP is required to pay a franchise permit fee to ODJFS for each calendar  quarter as required by ORC Section 5111.176.  The current  fee to be paid is an  amount equal to 4½ percent of the managed care premiums, minus  Medicare  premiums that the MCP received from any payer in the quarter to which the fee  applies.  Any premiums the MCP returned or refunded to members or  premium payers during that quarter are excluded from the fee.

b. The franchise fee is due to ODJFS in the ODJFS-specified format on or before the  30th day following the end of the calendar quarter to which the fee applies.

c. At the time the fee is submitted, the MCP must also submit to ODJFS a completed  form and any supporting documentation pursuant to ODJFS specifications.

d. Penalties for noncompliance with this requirement are specified in Appendix N,  Compliance Assessment System of the Provider Agreement and in ORC Section  5111.176.

37. Information Required for MCP Websites

a.  On-line ProviderDirectory– MCPs must have an internet-based provider directory available in the same format as their ODJFS-approved provider directory, that allows  members to electronically search for the MCP panel providers based on name, provider type, geographic proximity, and population (as specified in Appendix H).  MCP provider directories must include all MCP-contracted providers [except as specified by ODJFS] as well as certain ODJFS non-contracted providers.

b. On-line Member Website – MCPs must have a secure internet-based website which is regularly updated to include the most current ODJFS approved materials. The website at a minimum must include: (1) a list of the counties that are covered in their service area; (2) the ODJFS-approved MCP member handbook, recent newsletters/announcements, MCP contact information including member services hours and closures; (3) the MCP provider directory as referenced in section 36(a) of this appendix; (4) the MCP’s current preferred drug list (PDL), including an explanation of the list, which drugs require prior authorization (PA), and the PA process; (5) the MCP’s current list of drugs covered only with PA, the PA process,  and the MCP’s policy for covering generic for brand-name drugs;  and (6) the ability for members to submit questions/comments/grievances/appeals/etc. and receive a response (members must be given the option of a return e-mail or phone call) within one working day of receipt.  MCPs must ensure that all member materials designated specifically for CFC and/or ABD consumers (i.e. the MCP member handbook) are clearly labeled as such.  The MCP’s member website cannot be used as the only means to   notify members of new and/or revised MCP information (e.g., change in holiday closures, change in additional benefits, revisions to approved member materials etc.)  ODJFS may require MCPs to include additional information on the member website, as needed.

c. On-line Provider Website – MCPs must have a secure internet-based website for contracting providers where they will be able to confirm a consumer’s MCP enrollment and through this website (or through e-mail process) allow providers to electronically submit and receive responses to prior authorization requests.   This website must also include: (1) a list of the counties that are covered in their service area; (2) the MCP’s provider manual;(3) MCP contact information; (4) a link to the MCP’s on-line provider directory as referenced in section 37(a) of this  appendix; (5) the MCP’s current PDL list, including an explanation of the list, which drugs require PA, and the PA process; (6) the MCP’s current list of  drugs covered only with PA, the PA process, and the MCP’s policy for covering generic for brand-name drugs.  MCPs must ensure that all provider materials  designated specifically for CFC and/or ABD consumers (i.e. the MCP’s provider    manual) are clearly labeled as such; and (7) information regarding the availability of expedited prior authorization requests, as well as the information that is  required from that provider in order to substantiate an expedited prior authorization request.

ODJFS may require MCPs to include additional information on the provider  website, as needed.

38. MCPs must provide members with a printed version of their PDL and PA lists, upon  request.

39. MCPs must not use, or propose to use, any offshore programming or call center services in fulfilling the program requirements.

40. Coordination of Benefits

When a claim is denied due to third party liability, the managed care plan must timely  share appropriate and available information regarding the third party to the provider for  the purposes of coordination of benefits, including, but not  limited to third party liability  information received from the Ohio Department of Job and  Family Services.

APPENDIX D

ODJFS RESPONSIBILITIES
CFC ELIGIBLE POPULATION

The following are ODJFS responsibilities or clarifications that are not otherwise specifically stated in OAC Chapter 5101: 3-26 or elsewhere in the ODJFS-MCP provider agreement.

General Provisions

1. ODJFS will provide MCPs with an opportunity to review and comment on the rate-setting time line and proposed rates, and proposed changes to the OAC program rules or the provider agreement.

2. ODJFS will notify MCPs of managed care program policy and procedural changes and, whenever possible, offer sufficient time for comment and implementation.

3. ODJFS will provide regular opportunities for MCPs to receive program updates and discuss program issues with ODJFS staff.

4. ODJFS will  provide technical assistance sessions where MCP attendance and participation is required. ODJFS will also provide optional technical assistance sessions to MCPs, individually or as a group.

5. ODJFS will provide MCPs with an annual MCP Calendar of Submissions outlining major submissions and due dates.

6. ODJFS will identify contact staff, including the Contract Administrator, selected for each MCP.

7. ODJFS will recalculate the minimum provider panel specifications  if ODJFS determines that significant changes have occurred in the availability of specific provider types and the number and composition of the eligible population.

8. ODJFS will recalculate the geographic accessibility standards, using the geographic information systems (GIS) software, if ODJFS  determines that significant changes have occurred in the availability of specific provider types and the number and composition of the eligible population and/or the ODJFS provider panel specifications.

9. On a monthly basis, ODJFS will provide MCPs with an electronic file containing their MCP’s provider panel as reflected in the ODJFS Provider Verification System (PVS) database, or other designated system.

10. On a monthly basis, ODJFS will provide MCPs with an electronic Master Provider File containing all the Ohio Medicaid fee-for-service providers, which includes their Medicaid Provider Number, as well as all providers who have been assigned a provider reporting number for current encounter data purposes.

11. It is the intent of ODJFS to utilize electronic commerce for many processes and procedures that are now limited by HIPAA privacy concerns to FAX, telephone, or hardcopy.  The use of TLS will mean that private health information (PHI) and the identification of consumers as Medicaid recipients can be shared between ODJFS and the contracting MCPs via e-mail such as reports, copies of letters, forms, hospital claims, discharge records, general discussions of member-specific information, etc.  ODJFS may revise data/information exchange policies and procedures for many functions that are now restricted to FAX, telephone, and hard copy, including, but not limited to, monthly membership and premium payment reconciliation requests, newborn reporting, Just Cause disenrollment requests, information requests etc. (as specified in Appendix C).

12. ODJFS will immediately report to Center for Medicare and Medicaid Services (CMS) any breach in privacy or security that compromises protected health information (PHI), when reported by the MCP or ODJFS staff.

13.  Service Area Designation
Membership in a service area is mandatory unless ODJFS approves membership in the service area for consumer initiated selections only. It is ODJFS’current intention to implement a mandatory managed care program in service areas wherever choice and capacity allow and the criteria in 42 CFR 438.50(a) are met.

14. Consumer information

a. ODJFS or its delegated entity will provide membership notices, informational materials, and instructional materials relating to members and eligible individuals in a manner and format that may be easily understood. At least annually, ODJFS or designee will provide MCP eligible individuals, including current MCP members, with a Consumer Guide. The Consumer Guide will describe the managed  care program and include information on the MCP options in the service area and other  information  regarding the managed care program as specified in 42 CFR 438.10.

b. ODJFS will notify members or ask MCPs to notify members about significant changes affecting contractual requirements, member services or access to providers.

c. If an MCP elects not to provide, reimburse, or cover a counseling service or referral service due to an objection to the service on moral or religious grounds, ODJFS will provide coverage and reimbursement for these services for the MCP’s members.  ODJFS will provide information on what services the MCP will not cover and how and where the MCP’s members may obtain these services in the applicable Consumer Guides.

15. Membership Selection and Premium Payment

a. The managed care enrollment center (MCEC):  The ODJFS-contracted MCEC will provide unbiased education, selection services, and community outreach for the Medicaid managed care program.  The MCEC shall operate a statewide toll-free telephone center to assist eligible individuals in selecting an MCP or choosing a health care delivery option.

The MCEC shalldistribute the most current Consumer Guide that includes the managed care program information as specified in 42 CFR 438.10, as well as ODJFS prior-approved MCP materials, such as solicitation brochures and provider directories, to consumers who request additional materials.

b. Auto-Assignment Limitations – In order to ensure market and program stability, ODJFS may limit an MCP’s auto-assignments if they meet any of the following enrollment thresholds:

• 40% of statewide Covered Families and Children (CFC) eligible population; and/or
• 60% of the CFC eligibles in any region with two MCPs; and/or
• 40% of the CFC eligibles in any region with three MCPs.

Once an MCP meets one of these enrollment thresholds, the MCP will only be permitted to receive the additional new membership (in the region or statewide, as applicable) through: (1) consumer-initiated enrollment; and (2) auto-assignments which are based on previous enrollment in that MCP or an historical provider relationship with a provider who is not on the panel of any other MCP in that region. In the event that an MCP in a region meets one or more of these enrollment thresholds, ODJFS, in their sole discretion, may not impose the auto-assignment limitation and auto-assign members to the MCPs in that region as ODJFS deems appropriate.

c. Consumer Contact Record (CCR):  ODJFS or their designated entity shall forward CCRs to MCPs on no less than a weekly basis.  The CCRs are a record of each consumer-initiated MCP enrollment, change, or termination, and each MCEC initiated MCP assignment processed through the MCEC.  The CCR contains information that is not included on the monthly member roster.

 d. Monthly member roster (MR): ODJFS verifies managed care plan enrollment on a monthly basis via the monthly membership roster.  ODJFS or its designated entityprovides a full member roster (F) and a change roster (C) via HIPAA 834 compliant transactions.

e. Monthly Premiums and Delivery Payments:  ODJFS will remit payment to the MCPs via an electronic funds transfer (EFT), or at the discretion of ODJFS, by paper warrant.

f. Remittance Advice:  ODJFS will confirm all premium payments and delivery   payments paid to the MCP during the month via a monthly remittance advice (RA), which is sent to the MCP the week following state cut-off.  ODJFS or its designated entity provides a record of each payment via HIPAA 820 compliant transactions.

g. MCP Reconciliation Assistance:  ODJFS will work with an MCP-designated contact(s) to resolve the MCP’s  member and newborn eligibility inquiries, premium and delivery payment inquiries/discrepancies and to review/approve hospital deferment requests.

16. ODJFS will make available a website which includes current program information.

17. ODJFS will regularly provide information to MCPs regarding different aspects of MCP performance including, but not limited to, information on MCP-specific and statewide  external quality review organization surveys, focused clinical quality of care studies, consumer satisfaction surveys and provider profiles.

18. ODJFS will periodically review a random sample of online and printed directories to assess whether MCP information is both accessible and updated.

19. Communications

a. ODJFS/BMHC: The Bureau of Managed Health Care (BMHC) is responsible for the oversight of the MCPs’ provider agreements with ODJFS.  Within the BMHC, a specific Contract Administrator (CA) has been assigned to each MCP.  Unless expressly directed otherwise, MCPs shall first contact their designated CA for questions/assistance related to Medicaid and/or the MCP’s  program requirements /responsibilities. If their CA is not available and the MCP needs immediate assistance, MCP staff should request to speak to a supervisor within the Contract Administration Section. MCPs should take all necessary and appropriate steps to ensure all MCP staff are aware of, and follow, this communication process.

b. ODJFS contracting-entities:  ODJFS-contracting entities should never be contacted by the MCPs unless the MCPs have been specifically instructed to contact the ODJFS contracting entity directly.

c. MCP delegated entities: In that MCPs are ultimately responsible for meeting program requirements, the BMHC will not discuss MCP issues with the MCPs’ delegated entities unless the applicable MCP is also participating in the discussion.  MCP delegated entities, with the applicable MCP participating, should only communicate with the specific CA assigned to that MCP.

APPENDIX E

RATE METHODOLOGY
CFC ELIGIBLE POPULATION

Chase Center/Circle
111 Monument Circle
Suite 601
Indianapolis, IN 46204-5128
USA
Tel +1 317 639 1000 Fax +1 317 639 1001
milliman.com

FINAL and CONFIDENTIAL

December 12, 2007

Mr. Jon Barley, Ph.D., Bureau Chief
Bureau of Managed Health Care
Ohio Department of Job and Family Services
Lazarus Building
50 West Town St., Suite 400
Columbus, OH 43215

RE:CY 2008 RATE DEVELOPMENT METHODOLOGY - COVERED FAMILIES AND CHILDREN

Dear Jon:

Milliman, Inc. (Milliman) was retained by the State of Ohio, Department of Job and Family Services (ODJFS) to develop the calendar year 2008 actuarially sound capitation rates for the Covered Families and Children (CFC) Risk Based Managed Care (RBMC) program. This letter provides the documentation for the actuarially sound capitation rates.

LIMITATIONS

The information contained in this letter, including the enclosures, has been prepared for the State of Ohio. Department of Job and Family Services and their consultants and advisors. It is our understanding that the information contained in this letter may be utilized in a public document. To the extent that the information contained in this letter is provided to third parties, the letter should be distributed in its entirety. Any user of the data must possess a certain level of expertise in actuarial science and healthcare modeling so as not to misinterpret the data presented.

Milliman makes no representations or warranties regarding the contents of this letter to third parties. Likewise, third parties are instructed that they are to place no reliance upon this letter prepared for ODJFS by Milliman that would result in the creation of any duty or liability under any theory of law by Milliman or its employees to third parties. Other parties receiving this letter must rely upon their own experts in drawing conclusions about the capitation rates, assumptions, and trends.

The information contained in this letter was prepared as documentation of the actuarially sound capitation rates for Medicaid managed care organization health plans in the State of Ohio. The information may not be appropriate for any other purpose.

FINAL and CONFIDENTIAL

SUMMARY OF METHODOLOGY

ODJFS contracted with Milliman to develop the CY 2008 CFC actuarially sound capitation rates. The actuarially sound capitation rates were developed from historical claims and enrollment data for the fee for service (FFS) and managed care populations. The composite of the FFS and managed care populations are considered a comparable population to the population enrolled with the health plans. The historical experience was converted to a per member per month (PMPM) basis and stratified by region, age / gender rating group, and category of service. The historical experience was trended forward using projected trend rates to a center point of July 1, 2008 for the 2008 calendar year contract period. The historical experience was adjusted to reflect adjustments to the utilization and average cost per service that would be expected in a managed care environment.

Appendix 1 contains a chart outlining the methodology that was used to develop the CY 2008 capitation rates for the CFC populations.

Appendix 2 contains the actuarial certification regarding the actuarial soundness of the capitation rates.

Appendix 3 contains the CY 2008 capitation rates by rate group and region, including the segmentation of the administrative cost allowance between guaranteed and at-risk components.

DETAILS OF METHODOLOGY

I.    COVERED POPULATION

The CY 2008 CFC capitation rates have been developed using historical experience for the population eligible for managed care enrollment based on age, gender, and program assignment. The program assignments shown in Table 1 were included in the development of the CY 2008 CFC capitation rates.

FINAL and CONFIDENTIAL

Table 1

STATE OF OHIO
DEPARTMENT OF JOB AND FAMILY SERVICES
Summary of Managed Care Eligible Population

Program Assignment	Description
PREG	Healthy Start Pregnant Women
PREGE	Healthy Start Pregnant Women Expansion
PREGEX	Healthy Start Expedited Pregnant Women
RPREGEX	Healthy Start Expedited Pregnant Women RMF
HSC	Healthy Start Children
HSCE	Healthy Start Expansion <=150%
RHSC	Healthy Start Children RMF
CHIP1	Healthy Start CHIP 1 <=150%
CHIP2	Healthy Start CHIP 2 151-200%
RCHIP1	Healthy Start CHIP 1 <=150% RMF
RCHIP2	Healthy Start CHIP 2 151-200% RMF
RCHSUP	Healthy Family Child Support Extended RMF
CHSUP	Healthy Family Child Support Extended
OWFFAM	Ohio Works First Families - Cash
ROWFFAM	Ohio Works First Families - Cash RMF
LIFAM	Low Income Families
RLIFAM	Low Income Families RMF
HYFAM	Healthy Families (Expansion 7/00 Reduced 1/06)
TRANS	Transitional
LIIND	Low Income Individuals
RLIIND	Low Income Individuals RMF

Milliman extracted the eligible population information from historical data. The eligible population includes the Healthy Start and Healthy Families populations. If a member was ineligible during a month, all claims and eligibility for the month were excluded from the actuarial models.

II.            CATEGORY OF SERVICE DEFINITIONS
The categories of service listed in Table 2 describe the actuarial model service groupings. The units associated with the categories have been indicated. Further, the primary method of classifying the claims has been provided.

FINAL and CONFIDENTIAL

Table 2

STATE OF OHIO
DEPARTMENT OF JOB AND FAMILY SERVICES
Categories of Service

Categories of ServiceType of Service	Service Category	Utilization Units	Classification Basis
Inpatient Hospital	Medical/Surgical	Admits/Days	COS, DRG
	MH/SA	Admits/Days
	Well Newborn	Admits/Days
	Maternity Non-Deliveries	Admits/Days
	Nursing Facility	Admits/Days
	Other Inpatient	Admits/Days
Outpatient Hospital	Emergency Room	Claims	COS, Revenue Code
	Surgery/ASC	Services
	Cardiovascular	Services
	PT/ST/OT	Services
	Clinic	Services
	Other	Services
Professional	Inpatient/Outpatient Surgery	Services	COS, Provider Type, Procedure, Modifier
	Anesthesia	Line Items
	Obstetrics	Services
	Office Visits/Consults	Services
	Hospital Inpatient Visits	Services
Periodic Exams
	Emergency Room Visits	Services
	Immunization & Injections	Services
	Physical Medicine	Services
	Miscellaneous Services	Line Items, Services
Rad/Path/Lab	Radiology	Services	COS, Revenue Code, Provider Type. Procedure
	Pathology/Laboratory	Services
Ancillaries	MH/SA	Services	COS, Provider Type, Procedure
	FQHC/RHF/OP Health Facility	Services	COS
	Pharmacy	Line Items	COS
	Dental	Services	COS
	Vision	Services	COS, Provider Type, Procedure
	Home Health	Line Items	COS
	Non-Emergent Transportation	Line Items	COS
	Ambulance	Line Items	COS, Procedure Code
	Supplies and DME	Line Items	COS, Provider Type, Procedure
	Miscellaneous Services	Line Items	COS

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III.            RATE GROUPS

The CY 2008 CFC capitation rates are segmented by region and rate group. Table 3 contains the rate groups used for the CFC population.  The non-delivery rate groups vary by age, gender, and program assignment.  The delivery rate group is determined based on the CFC Program Delivery Payment Reporting Procedures for ODJFS Managed Care Plans, effective September 7, 2005.

Table 3
STATE OF OHIO
DEPARTMENT OF JOB AND FAMILY SERVICES
Rate Groups

Age/Gender Groups	Benefit Type	Population
M/F - <1	Non - Delivery	Healthy Start / Healthy Families
M/F - 1	Non - Delivery	Healthy Start / Healthy Families
M/F - 2 to 13	Non - Delivery	Healthy Start / Healthy Families
M- 14 to 18	Non - Delivery	Healthy Start / Healthy Families
F- 14 to 18	Non – Delivery	Healthy Start / Healthy Families
M - 19 to 44	Non – Delivery	Healthy Families
F - 19 to 44	Non – Delivery	Healthy Families
M/F - 45 to 64	Non – Delivery	Healthy Families
F - 19 to 64	Non – Delivery	Healthy Start
F - All Ages	Delivery	Healthy Start / Healthy Families

IV.            DEVELOPMENT OF CY 2006 ADJUSTED FFS DATA

a.            Historical Data Summaries

The CY 2008 CFC capitation rates were developed, in part, using FFS claims for two state fiscal year (SFY) periods:

▪	SFY 2005 (Incurred during the 12 months ending June 30, 2005 paid through May 31, 2007).
▪	SFY 2006 (Incurred during the 12 months ending June 30, 2006 paid through May 31, 2007).

The claims data was provided by ODJFS from the data warehouse.   The experience was stratified into geographic region based on the member's county of residence.

The reimbursement amounts captured on the FFS actuarial models reflect the amount paid by ODJFS, net of third party liability recoveries and member co-payment amounts. The reimbursement amounts have not been adjusted for payments made outside the claims processing system. These amounts are discussed later in the documentation.

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The FFS data summaries represent historical experience for those services that re included in the capitation payment.  Services that are not covered under the capitation payment have been excluded from the experience.  The excluded services were identified by the ODJFS defined category of service field, as shown in Table 4

Table 4

STATE OF OHIO
DEPARTMENT OF JOB AND FAMILY SERVICES
Claims Excluded from the FFS Data Summaries

COS Field Value	Description
08	PACE
13	ICF/MR Public
18	ICF/MR Private
35	Core Services
36	Home Care Facilitator Services
41	Mental Health Services
42	Mental Retardation
46	Model 50 Waiver Services
58	HMO Services
59	Mental Health Support Services
60	Mental Retardation Support Services
63	PPO Services
64	Passport
66	Passport Waiver III
67	OBRA MR/DD Waiver
80	Alcohol and Drug Abuse
82	Department of Education
84	ODADAS

b.            Completion Factors

Milliman utilized 24 months of claims experience for the FFS population that was incurred through June 2006 and paid through May 2007 (eleven months of run-out).  Milliman applied claim completion factors to the twelve months of SFY 2005 and twelve months of SFY 2006 claims experience.  The claim completion factors were developed by service category based on claims experience for the FFS population incurred and paid through May 2007.

c.            Historical Program Adjustments

The base FFS data summaries represent a historical time period from which projections were developed. Certain program changes have occurred during and subsequent to the base data time period.  The program adjustments were estimated and applied to the portion of the base experience data prior to the program

FINAL and CONFIDENTIAL

change effective date.  For example, a program change implemented on January 1, 2006 will only be reflected in the second half of SFY 2006.  As such, an adjustment was applied to all of SFY 2005 and half of SFY 2006 to include the program change in all periods of the base experience data.

ODJFS has provided a listing of all program changes impacting the base experience data.  Table 5 summarizes the historical program changes that were reflected in the development of the CY 2008 capitation rates.

Table 5

STATE OF OHIO
DEPARTMENT OF JOB AND FAMILY SERVICES
Historical Program Adjustments – FFS

Program Adjustment	Effective Date	Service Category(s)	Rate Group
Inpatient Market Basket Increase	1/1/2005	Inpatient Hospital	All Rate Groups (incl Delivery)
Dental Fee Schedule Reduction	1/1/2006	Dental	All Rate Groups (incl. Delivery)
Inpatient Recalibration and Outlier Policy	1/1/2006	Inpatient	All Rate Groups (incl. Delivery)
Pharmacy Co-pay ($2 Per Brand Prescription)	1/1/2006	Pharmacy	HF M -19 to 44
HF F-19 to 44
HF M/F- 45 to 64
Dental Co-pay ($3 Per Date of Service)	1/1/2006	Dental	HF M -19 to 44
HFF-19 to 44
HF M/F-45 to 64
HSTF-19 to 64
Vision Exam Co-Pay ($2 Per Exam)	1/1/2006	Vision / Optometric	HF M-19 to 44
HF F-19 to 44
HF M/F-45 to 64
HSTF-19 to 64
Vision Hardware Co-Pay ($1 Per Item)	1/1/2006	Vision / Optometric	HFM-19 to 44
HFF-19 to 44
HF M/F-45 to 64
HSTF-19 to 64
ER Co-Pay ($3 Per Non-Emergency Visit)	1/1/2006	Emergency Room	HF M -I9 to 44
HF F-19 to 44
HF M/F-45 to 64
HSTF-19 to 64
Dental Benefit Reduction	1/1/2006	Dental	HFM-19 to 44
HFF-19 to 44
HF M/F- 45 to 64
HST F – 19 to 64
HSTF-19 to 64

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d.            Third-Party Liability

The FFS experience was calculated using the net paid claim data from the FFS data provided by ODJFS. The paid amounts reflect a reduction for the amounts paid by third party carriers.  Additionally, Milliman reduced the FFS experience to reflect third party liability recoveries following payment of claims. The reduction represents the average third party liability recovery rate received by the state under the “pay-and-chase” recovery program for each base year. It is expected that the health plans will collect the third party liability recoveries for managed care enrolled individuals.

e.            Fraud and Abuse

The FFS experience was calculated using the net paid claim data from the FFS data provided by ODJFS. Milliman reduced the FFS experience to reflect fraud and abuse recoveries following payment of claims. The reduction represents the average fraud and abuse recovery rate received by the state for each base year. It is expected that the health plans will pursue fraud and abuse detection activities for managed care enrolled individuals.

f.            Gross Adjustments

The FFS experience was calculated using the net paid claim data from the FFS data provided by ODJFS. Milliman adjusted the FFS experience to reflect payments/refunds occurring outside of normal claim adjudication. Milliman received a "gross adjustments" file from ODJFS containing the additional adjustments.

g.            Non-State Plan Services

CMS requires removal of non-state plan services from rate-setting.   The FFS data does not contain any such services. As such, no adjustment was applied to the base FFS data for non-state plan services.

h.            Historical Selection Adjustments

Milliman applied a historical selection adjustment to the base FFS data to reflect that the base period contains a combination of FFS and managed care enrollment. The historical selection adjustment is intended to normalize the FFS experience to the morbidity level of the entire managed care eligible population and is similar in methodology to previous years.

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i.            Trends/Inflation to CY 2006

Milliman developed trend rates to progress the historical experience from SFY 2005 and SFY 2006 forward to a common center point (CY 2006).   Milliman reviewed historical experience and performed linear regression on the experience data to develop trend rates by category of service for both utilization and unit cost.  Additionally, Milliman reviewed the resulting trends with internal data sources to develop the trends used in the development of the CY 2008 CFC capitation rates.

The base experience data was normalized for artificial program adjustments prior to the trend rate development. Milliman did not consider items such as fee schedule changes or benefit modifications as standard components of trend. Removing the impact of historical changes allows for transparent inclusion of prospective program changes for future periods.

j.            Blend Base Experience Years

Each of the base experience years was trended to CY 2006. At this point, each base year was on a comparable basis and could be aggregated. The weighting was developed with the intention of placing more credibility on the most recent experience and is consistent with the CY 2007 methodology. Specifically, SFY 2005 received a weight of 30% and SFY 2006 received a weight of 70%.

k.            Managed Care Adjustments

Utilization and cost per service adjustments were developed for each rate group, service category, and region.

Utilization

Milliman adjusted the FFS utilization and cost per service to reflect the managed care environment. After reviewing utilization benchmarks in the Milliman Medicaid Guidelines (Guidelines) as well as other sources, Milliman calculated percentage adjustments to reflect the utilization differential between an economic and efficiently managed plan and the FFS base experience.

Cost Per Service

Milliman adjusted the cost per service amounts to reflect changes in the mix / intensity of services due to the management of health care. The reimbursement rate changes were also developed following a review of benchmark in the Guidelines as well as other sources.

In addition to the intensity adjustments applied to the cost per service amounts, Milliman also included adjustments to reflect the health plan contracted rates with providers in the managed care adjustments.

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V.            DEVELOPMENT OF CY 2006 ADJUSTED ENCOUNTER DATA

a.            Historical Data Summaries

The CY 2008 CFC capitation rates were developed, in part, using Encounter claims for two SFY periods:

•	SFY 2005 (Incurred during the 12 months ending June 30, 2005 paid through May 31, 2007).

•	SFY 2006 (Incurred during the 12 months ending June 30, 2006 paid through May 31, 2007).

The claims data was provided by ODJFS from the data warehouse.   The experience was stratified into geographic region based on the member's county of residence.

The Encounter data summaries represent historical experience for those services that are included in the capitation payment. Services that are not covered under the capitation payment have been excluded from the experience. The excluded services were identified by the ODJFS defined category of service field, as shown in Section IV, Table 4.

The historical data summaries for the base encounter experience reflect only region, county, health plan combinations with sufficient experience to be considered credible. As such, counties considered '"voluntary" and health plans with low enrollment were not included in the base data. Table 6 provides the region/county and health plan combinations contained in the capitation rate development.

Table 6

STATE OF OHIO
DEPARTMENT OF JOB AND FAMILY SERVICES
Region/County and Health Plan Inclusions – Encounter

Region - County	Health Plans
Central - Franklin	Caresource; Molina
East Central - Stark	Buckeye; Caresource; Mediplan
East Central - Summit	Buckeye; Caresource; Summacare
Northeast - Cuyahoga	Caresource; Anthem/Qualchoice
Northeast - Lorain	Caresource; Anthem/Qualchoice
Northeast Central - Mahoning	Caresource; Gateway; Unison
Northeast Central - Trumbull	Caresource; Gateway; Unison
Northwest - Lucas	Buckeye; Paramount
Southwest - Butler	Amerigroup; Caresource
Southwest - Hamilton	Amerigroup; Caresource
West Central - Clark	Caresource; Molina
West Central - Montgomery	Caresource; Molina

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b.            Imputed Cost per Service

Milliman applied a cost per service amount to the managed care encounter data to reflect the missing financial information in the base managed care encounter experience. The cost per service was applied by rate group on a statewide basis for all categories of service except for inpatient services. The cost per service was applied by rate group and region for inpatient services.

Additionally, the cost per service was re-priced based on the mix/intensity of services included in the encounter base experience. The cost per service was developed from the Medicaid FFS reimbursement rates. In addition to reflecting the health plan mix of services, the cost per service was adjusted for other managed care factors as described below.

c.            Completion Factors

Milliman utilized 24 months of claims experience for the managed care population that was incurred through June 2006 and paid through May 2007 (eleven months of run-out). Milliman applied claim completion factors to the twelve months of SFY 2005 and twelve months of SFY 2006 claims experience. The claim completion factors were developed by service category based on utilization experience for the managed care population incurred and paid through May 2007.

d.            Historical Program Adjustments

The base experience data represents a historical time period from which projections were developed. Certain program changes have occurred during and subsequent to the base data time period. The program adjustments were estimated and applied to the portion of the base experience data prior to the program change effective date. For example, a program change implemented on January 1, 2006 will only be reflected in the second half of SFY 2006. As such, an adjustment was applied to all of SFY 2005 and half of SFY 2006 to include the program change in all periods of the base experience data.

ODJFS has provided a listing of all program changes impacting the base experience data. Section IV, Table 5 summarizes the historical program changes that were reflected in the development of the CY 2008 capitation rates.

e.            Third-Party Liability and Fraud-Abuse Recoveries

The cost reports submitted by the health plans contained information related to third-party liability and fraud-abuse recoveries.  Milliman calculated the average recoveries and applied the reduction to the base encounter data.

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f.            Non-State Plan Services

CMS requires removal of non-state plan services from rate-setting.   The encounter data contains certain claims that are considered non-state plan services.   The health plan submitted cost reports were used as the source of information for the non-state plan service adjustments.

g.            Historical Selection Adjustments

Milliman applied a historical selection adjustment to the base encounter data to reflect that the base period contains a combination of FFS and managed care enrollment. The historical selection adjustment is intended to normalize the encounter experience to the morbidity level of the entire managed care eligible population.

h.            Trends/Inflation to CY 2006

Milliman developed trend rates to progress the historical experience from SFY 2005 and SFY 2006 forward to a common center point (CY 2006). Milliman reviewed historical experience and performed linear regression on the experience data to develop trend rates by category of service for both utilization and unit cost. Additionally, Milliman reviewed the resulting trends with internal data sources to develop the trends used in the development of the CY 2008 CFC capitation rates.

The base experience data was normalized for artificial program adjustments prior to the trend rate development. Milliman did not consider items such as fee schedule changes or benefit modifications as standard components of trend. Removing the impact of historical changes allows for transparent inclusion of prospective program changes for future periods.

i.            Blend Base Experience Years

Each of the base experience years was trended to CY 2006. At this point, each base year was on a comparable basis and could be aggregated. The weighting was developed with the intention of placing more credibility on the most recent experience. Generally, SFY 2006 was given 70% weight except where insufficient experience existed in either SFY 2005 or SFY 2006. In these situations, either SFY 2005 or SFY 2006 was given 100% credibility.

j.            Managed Care Adjustments

Utilization and cost per service adjustments were developed for each rate group, service category, and region.

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Utilization

Milliman adjusted the encounter utilization and cost per service to reflect changes anticipated in the managed care environment.  After reviewing utilization benchmarks in the Milliman Medicaid Guidelines (Guidelines) as well as other sources, Milliman calculated percentage adjustments to reflect utilization differential between an economic and efficiently managed plan and the encounter base experience.

Cost Per Service

Milliman adjusted the average reimbursement rates to reflect changes in the mix / intensity of services due to the management of health care. The reimbursement rate changes were also developed following a review of benchmarks in the Guidelines as well as other sources.

In addition to the intensity adjustments applied to the cost per service amounts, Milliman also included adjustments to reflect the health plan contracted rates with providers in the managed care adjustments.

VI.            DEVELOPMENT OF CY 2006 ADJUSTED COST REPORT DATA

a.            Historical Data Summaries

The CY 2008 CFC capitation rates were developed, in part, using health plan submitted cost reports for two calendar year (CY) periods:

▪	CY 2005 (Incurred during the 12 months ending December 31, 2005 paid through December 31, 2006).
▪	CY 2006 (Incurred during the 12 months ending December 31, 2006 paid through December 31, 2007).

The historical data summaries for the base cost report experience reflect only region, county, health plan combinations with sufficient experience to be considered credible. As such, counties considered "voluntary" and health plans with low enrollment were not included in the base data. Table 7 provides the region/county and health plan combinations contained in the capitation rate development.

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Table 7

STATE OF OHIO
DEPARTMENT OF JOB AND FAMILY SERVICES
Region/County and Health Plan Inclusions – Cost Report

Region - County	Health Plans
Central - Franklin	Caresource; Molina
East Central - Stark	Buckeye; Caresource
East Central - Summit	Buckeye; Caresource
Northeast - Cuyahoga	Caresource: Anthem/Qualchoice
Northeast - Lorain	Caresource; Anthem/Qualchoice
Northeast Central - Mahoning	Caresource; Gateway; Unison
Northeast Central - Trumbull	Caresource; Gateway; Unison
Northwest - Lucas	Buckeye; Paramount
Southwest - Butler	Amerigroup; Caresource
Southwest - Hamilton	Amerigroup; Caresource
West Central - Clark	Caresource; Molina
West Central - Montgomery	Caresource; Molina

b.  Completion Factors

The cost reports contained claim experience incurred through December 31, 2006 and paid through December 31, 2006, as well as health plan estimated 1BNR reserve amounts. Milliman reviewed the claims completion contained in the submitted cost reports for reasonableness. During this review, Milliman estimated a high and low completion percentage on a statewide basis. The claims completion implemented by the health plans in aggregate was within the range and, as such, no further adjustments were applied.

c.   Historical Program Adjustments

The base experience data represents a historical time period from which projections were developed. Certain program changes have occurred during and subsequent to the base data time period. The program adjustments were estimated and applied to the portion of the base experience data prior to the program change effective date. For example, a program change implemented on January 1, 2006 will only be reflected in the CY 2006 experience. As such, an adjustment was applied to CY 2005 to include the program change m all periods of the base experience data.

ODJFS has provided a listing of all program changes impacting the base experience data.  Section IV, Table 5 summarizes the historical program changes that were reflected in the development of the CY 2008 capitation rates.

FINAL and CONFIDENTIAL

d.  Third-Party Liability and Fraud-Abuse Recoveries

The cost reports submitted by the health plans contained information related to third-party liability and fraud-abuse recoveries.  Milliman calculated the average recoveries and applied the reduction to the base cost report data.

e.   Non-State Plan Services

CMS requires removal of non-state plan services from rate-setting. The cost report claims that are considered non-state plan services. The health plan submitted cost the source of information for the non-state plan service adjustments.

f.  Historical Selection Adjustments

Milliman applied a historical selection adjustment to the base cost report data to reflect that the base period contains a combination of FFS and managed care enrollment. The historical selection adjustment is intended to normalize the cost report experience to the morbidity level of the entire managed care eligible population.

g.     Trends/Inflation to CY 2006

Milliman developed trend rates to progress the historical experience from calendar years 2005 and 2006 forward to a common center point (CY 2006). Milliman reviewed historical experience and performed linear regression on the experience data to develop trend rates by category of service for both utilization and unit cost. Additionally, Milliman reviewed the resulting trends with internal data sources to develop the trends used in the development of the CY 2008 capitation rates.

The base experience data was normalized for artificial program adjustments prior to the trend rate development. Milliman did not consider items such as fee schedule changes or benefit modifications as standard components of trend. Removing the impact of historical changes allows for transparent inclusion of prospective program changes for future periods.

h.       Blend Base Experience Years

The base CY 2005 year was trended to CY 2006. At this point, each base year was on a comparable basis and could be aggregated. The weighting was developed with the intention of placing more credibility on the most recent experience.  Generally, CY 2006 was given 70% weight except where insufficient experience existed in either CY 2005 or CY 2006.  In these situations, either CY 2005 or CY 2006 was given 100% credibility.

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i.        Managed Care Adjustments

Milliman adjusted the cost report experience data to reflect changes anticipated in the managed care environment.  The cost report base experience was adjusted using the same managed care adjustments as the base encounter data with the exception of the health plan provider contracting adjustment. The health plan rate of provider reimbursement is already included in the cost report base experience.

Adjustments were developed for each rate group, service category, and region.

VII.       CY 2006 ADJUSTED BASE DATA TO CY 2008 CAPITATION RATES

The adjusted CY 2006 utilization and cost per service rates are trended forward to CY 2008 and adjusted for prospective program changes that will be effective for the CY 2008 contract period. The resulting PMPM establishes the regional adjusted claim cost for the health plans in CY 2008. The administrative cost allowance and franchise fee components are applied to the adjusted claim cost to develop the CY 2008 capitation rates.

a.      Trend to CY 2008

The trend rates that were used to progress the CY 2006 experience forward to the CY 2008 rating period were developed from the historical experience, the experience from other Medicaid managed care programs, and our actuarial judgment. The trend rates include a component for utilization and unit cost by major category of service.

b.     Prospective Program Adjustments

The SFY 2008/2009 Budget contains several program changes that impacted the development of the capitation rates. The program changes include items such as provider fee changes, benefit changes, and administrative changes. Adjustments to the CY 2006 experience were developed for each item based on its expected impact to the prospective claims cost. Table 8 lists the program changes that were included in the CY 2008 capitation rate development.

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Table 8

STATE OF OHIO
DEPARTMENT OF JOB AND FAMILY SERVICES
Prospective Program Adjustments

Program Adjustment	Effective Date	Service Category	Rate Groups
Nursing Facility Fee Increase	7/1/2007 7/1/2008	Nursing Facility	All Rate Groups (excl. Delivery)
Chiropractor Benefit Restoration	1/1/2008	Miscellaneous Services	HF M – 19 to 44 HF F – 19 to 44 HF M/F – 45 to 64 HST F – 19 to 64
Independent Psychologists Benefit Restoration	1/1/2008	Mental Health / Substance Abuse	HF M – 19 to 44 HF F – 19 to 44 HF M/F – 45 to 64 HST F – 19 to 64
Occupational Therapy-Independent Provider Status	1/1/2008	Miscellaneous Services	All Rate Groups (excl. Delivery)
Developmental Therapies	1/1/2008	Miscellaneous Services	HST M/F - < 1
Foster Children Expansion	1/1/2008	All Service Categories	HST M – 14 to 18
CHIP III Expansion	1/1/2008	All Service Categories	HST F – 14 to 18 HF M – 19 to 44 HF F – 19 to 44 HST F – 19 to 64 HST M/F – 2 to 13
Pregnant Women Expansion	1/1/2008	All Service Categories	HST M – 14 to 18 HST F – 14 to 18 HST F – 19 to 64
Improved TPL Management	1/1/2008	All Service Categories	Delivery All Rate Groups (incl. Delivery)
Expedite Managed Care Enrollment	1/1/2008	All Service Categories	All Rate Groups (incl. Delivery)
Expedite Newborn Enrollment	1/1/2008	All Service Categories	HST M/F - < 1
Short Term Nursing Facility Policy Change (consistent with ABD)	1/1/2008	Nursing Facility	All Rate Groups (excl. Delivery)
Prior Authorization Policy Change	1/1/2008	Pharmacy	All Rate Groups (excl. Delivery)
Prior Authorization of Atypical Anti-Psychotic Medication	1/1/2008	Pharmacy	All Rate Group (excl. Delivery)

FINAL and CONFIDENTIAL

c.            Prospective Selection Adjustment

Milliman adjusted the base experience data to reflect the morbidity of the entire managed care eligible population.  Subsequently, a prospective selection adjustment was deleloped to reflect that less than 100% of managed care eligibles will enroll in managed care.  Table 9 provides that taget managed care penetration used in the development of the CY 2008 capitation rates.

Table 9

STATE OF OHIO
DEPARTMENT OF JOB AND FAMILY SERVICES
Prospective Selection Adjustments

Region	June 2007 MC Penetration	Target MC Penetration
Central	93.4%	95%
East Central	94.6%	95%
Northeast	95.2%	95%
Northeast Central	75.8%	95%
Northwest	94.5%	95%
Southeast	94.9%	95%
Southwest	93.6%	95%
West Central	94.0%	95%

d.            Clinical Measures Adjustments

Appendix M of the provider agreement between contracted health plans and ODJFS contains certain clinical measures that each health plan must achieve. The agreement stipulates that, at a minimum, the experience improvement must reduce the discrepancy between the ultimate target and the actual rate by a certain percentage. Milliman developed adjustments to the capitation rates to reflect this required improvement in performance based on the CY 2006 actual results. Table 10 illustrates the measures for which adjustment factors were applied by category of service and rate group.

Table 10

STATE OF OHIO
DEPARTMENT OF JOB AND FAMILY SERVICES
Clinical Measures Adjustments

Clinical Measure Description	Measure	Service Category	Rate Groups
Ongoing Prenatal Care	80% receive 81+% of expected visits	Office Visits / Consults	HST F – 14 to 18 HF F – 19 to 44 HST F – 19 to 64
Postpartum Care	80% receive a visit	Obstetrics	HST F – 14 to 18 HF F – 19 to 44 HST F – 19 to 64
Well Child Visits	80% receive expected visits	Periodic Exams	HST M/F – <1 HST M/F – 1 HST M/F – 2 to 13 HST F – 14 to 18 HST M – 14 to 18
Asthma Medications	95% receive appropriate medications	Pharmacy	HST M/F – 2 to 13 HST F – 14 to 18 HST M – 14 to 18 HF F – 19 to 44 HF M – 19 to 44 HF M/F – 45 to 64 HST F – 19 to 64
Annual Dental Visits	60% receive a visit	Dental	HST M/F – 2 to 13 HST F – 14 to 18 HST M – 14 to 18
Lead Screening	80% receive screening	Pathology / Laboratory	HST M/F – 1 HST M/F – 2 to 13

e.            Delivery of Cesarean Section Rates

Milliman reviewed the cesarean rates for both the FFS and managed care populations in the base period data summaries.  In the previous years, the capitation rates were adjusted to target a specific cesarean rate.  For 2008, Milliman did not adjust the regional cost summaries, up or down, to reflect a different cesarean rate.

f.            Blend FFS / Encounter / Cost Report

The FFS, encounter, and cost report data sets were projected to CY 2008 and composited to establish the CY 2008 total claims cost. The credibility between data sources was based upon the amount of managed care experience in the case data.  The encounter and cost report data sources were given equal weight in each region.

FINAL and CONFIDENTIAL

g.            Age/Gender Realignment

Milliman developed the 2008 capitation rates by rate group and region. The resulting capitation rates by rate group were then adjusted within each region to realign the age/gender relativities among regions. The realignment maintains the composite capitation rates for each region and in aggregate while allowing for more consistent age/gender relativities.

h.            Administrative Allowances

Milliman included an administrative cost allowance in the development of the actuarially sound capitation rates for CY 2008. The administrative cost allowance contains provision for administrative expenses, profit/contingency, and surplus contribution and was calculated as a percentage of the capitation rate prior to the franchise fee. As such, the pre-franchise fee capitation rate will be determined by dividing the projected managed care claim cost by one minus the administrative cost allowance. By determining the pre-franchise fee capitation rate in this manner, the administrative allowance may be expressed as a percentage of the pre-franchise fee capitation rate. Milliman developed the administrative cost allowance following a review of actual health plan cost information contained in the cost reports as well as information from other representative Medicaid managed care organizations.

For health plans in plan year 3 or later, 1% of the administrative component will be at-risk and contingent upon performance requirements defined in the ODJFS provider agreements. Table 11 provides the administrative cost allowance for each plan year.

Table 11

STATE OF OHIO
DEPARTMENT OF JOB AND FAMILY SERVICES
Administrative Cost Allowance

Non-Delivery

Plan Year	Guaranteed %	At-Risk %	Total %
Plan Year 1 (1-12 Months)	12.5%	0.0%	12.5%
Plan Year 2 (13-24 Months)	11.5%	0.0%	11.5%
Plan Year 3 (25 + Months)	10.5%	1.0%	11.5%

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Delivery

Plan Year	Guaranteed %	At-Risk %	Total %
Plan Year 1 (142 Months)	6.0%	0.0%	6.0%
Plan Year 2 (13-24 Months)	5.0%	0.0%	5.0%
Plan Year 3 (25 + Months)	4.0%	1.0%	5.0%

The administrative cost allowance percentages contained in Table 11 reflect a change from the 2007 methodology.

i.            Franchise Fee

Milliman included a franchise fee component in the development of the actuarially sound capitation rates for CY 2008. The franchise fee was calculated as a percentage of the capitation rates. Therefore, the capitation rate will be determined by dividing the pre-franchise fee capitation rate by one minus the franchise fee component. By determining the pre-franchise fee capitation rate in this manner, the franchise fee may be expressed as a percentage of the capitation rate. The franchise fee component is 4.5% of the capitation rate.

DATA RELIANCE

In developing the CY 2008 CFC capitation rates, we have relied upon certain data and information from ODJFS. While limited review was performed for reasonableness, the data and information was accepted without audit. To the extent that the data and information was not accurate or complete, the values shown in this letter will need to be revised.

If you have any questions regarding the enclosed information, please do not hesitate to contact me at 317-524-3512.

Sincerely,

  /s/  Robert M. Damler
Robert M. Damler, FSA, MAAA Principal and Consulting Actuary

RMD/mle
cc:	Dan Hecht (ODJFS)
MitaliGhatak (ODJFS)
Robert Monks (ODJF1 )

APPENDIX 1

Illustration of Rate Development Methodology

[Graph]

APPENDIX 2

STATE OF OHIO
DEPARTMENT OF JOB AND FAMILY SERVICES
Covered Families and Children – CY 2008 Capitation Rates

Actuarial Certification

I, Robert M. Damler, am a Principal and Consulting Actuary with the firm of Milliman, Inc. I am a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries. I was retained by the State of Ohio, Department of Job and Family Services to perform an actuarial review and certification regarding the development of the capitation rates to be effective for calendar year 2008. The capitation rates were developed for the Covered Families and Children managed care eligible populations. I have experience in the examination of financial calculations for Medicaid programs and meet the qualification standards for rendering this opinion.

I reviewed the historical claims experience for reasonableness and consistency. I have developed certain actuarial assumptions and actuarial methodologies regarding the projection of healthcare expenditures into future periods. I have complied with the elements of the rate setting checklist CMS developed for its Regional Offices regarding 42 CFR 438.6(c) for capitated Medicaid managed care plans.

The capitation rates provided with this certification are effective for a one-year rating period beginning January 1, 2008 through December 31, 2008. At the end of the one-year period, the capitation rates will be updated for calendar year 2009. The update may be based on fee-for-service experience, managed care utilization and trend experience, policy and procedure changes, and other changes in the health care market. A separate certification will be provided with the updated rates.

The capitation rates provided with this certification are considered actuarially sound, defined as:

•  the capitation rates have been developed in accordance with generally accepted actuarial principles and practices;

•  the capitation rates are appropriate for the populations to be covered, and the services to be furnished under the contract; and,

•  the capitation rates meet the requirements of 42 CFR 438.6(c).

This actuarial certification has been based on the actuarial methods, considerations, and analyses promulgated from time to time through the Actuarial Standards of Practice by the Actuarial Standards Board.

  /s/  Robert M. Damler
Robert M. Damler, FSA
Member, American Academy of Actuaries

December 4, 2007

APPENDIX 3

FINAL AND CONFIDENTIAL

State of Ohio

Department of Job and Family Services

Capitation Rate Summary – Rate Group Level

[Table]

APPENDIX F
REGIONAL RATES

1. PREMIUM RATES WITHOUT THE AT-RISK PAYMENT AMOUNTS FOR 01/01/08 THROUGH 06/30/08 SHALL BE AS FOLLOWS:
An at-risk amount of 1% is applied to the MCP rates. The status of the at-risk amount is determined in accordance with Appendix O, performance incentives.

MCP: WellCare of Ohio, Inc.

SERVICE	REGIONAL	HF/HST	HF/HST	HF/HST	HF/HST	HF/HST	HF	HF	HF	HST	Delivery
ENROLLMENT	STATUS	Age < 1	Age 1	Age 2-13	Age 14-18	Age 14-18	Age 19-44	Age 19-44	Age 45	Age 19-64	Payment
AREA					Male	Female	Male	Female	and over	Female
Northeast	Mandatory	$537.65	$138.65	$93.78	$112.18	$156.32	$188.08	$287.97	$459.68	$356.04	$4,105.75

List of Eligible Assistance Groups (AGs)

Healthy Families:	- MA-C Categorically eligible due to TANF cash - MA-T Children under 21 - MA-Y Transitional Medicaid

Healthy Start:	- MA-P Pregnant Women and Children

 For the SFY 2008 contract period, MCPs will be put at-risk for a portion of the premiums received for members in counties they served as of January 1, 2006, provided the MCP has participated in the program for more than twenty-four months.

 MCPs will be put at-risk for a portion of the premiums received for members in counties they began serving after January 1, 2006, beginning with the MCP's twenty-fifth month of membership in each county's region.

Page 1 of 3

APPENDIX F
REGIONAL RATES

2. AT-RISK AMOUNTS FOR 01/01/08 THROUGH 06/30/08 SHALL BE AS FOLLOWS:
An at-risk amount of 1% is applied to the MCP rates. The status of the at-risk amount is determined in accordance with Appendix O, performance incentives.

MCP: WellCare of Ohio, Inc.

SERVICE	REGIONAL	HF/HST	HF/HST	HF/HST	HF/HST	HF/HST	HF	HF	HF	HST	Delivery
ENROLLMENT	STATUS	Age < 1	Age 1	Age 2-13	Age 14-18	Age 14-18	Age 19-44	Age 19-44	Age 45	Age 19-64	Payment
AREA					Male	Female	Male	Female	and over	Female
Northeast	Mandatory	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

List of Eligible Assistance Groups (AGs)
Healthy Families:	- MA-C Categorically eligible due to TANF cash - MA-T Children under 21 - MA-Y Transitional Medicaid

Healthy Start:	- MA-P Pregnant Women and Children

 For the SFY 2008 contract period, MCPs will be put at-risk for a portion of the premiums received for members in counties they served as of January 1, 2006, provided the MCP has participated in the program for more than twenty-four months.

 MCPs will be put at-risk for a portion of the premiums received for members in counties they began serving after January 1, 2006, beginning with the MCP's twenty-fifth month of membership in each county's region.

Page 2 of 3

APPENDIX F
REGIONAL RATES

3. PREMIUM RATES FOR 01/01/08 THROUGH 06/30/08 SHALL BE AS FOLLOWS:
An at-risk amount of 1% is applied to the MCP rates. The status of the at-risk amount is determined in accordance with Appendix O, performance incentives.

MCP: WellCare of Ohio, Inc.

SERVICE	REGIONAL	HF/HST	HF/HST	HF/HST	HF/HST	HF/HST	HF	HF	HF	HST	Delivery
ENROLLMENT	STATUS	Age < 1	Age 1	Age 2-13	Age 14-18	Age 14-18	Age 19-44	Age 19-44	Age 45	Age 19-64	Payment
AREA					Male	Female	Male	Female	and over	Female
Northeast	Mandatory	$537.65	$138.65	$93.78	$112.18	$156.32	$188.08	$287.97	$459.68	$356.04	$4,105.75

List of Eligible Assistance Groups (AGs)
Healthy Families:	- MA-C Categorically eligible due to TANF cash - MA-T Children under 21 - MA-Y Transitional Medicaid

Healthy Start:	- MA-P Pregnant Women and Children

 For the SFY 2008 contract period, MCPs will be put at-risk for a portion of the premiums received for members in counties they served as of January 1, 2006, provided the MCP has participated in the program for more than twenty-four months.

 MCPs will be put at-risk for a portion of the premiums received for members in counties they began serving after January 1, 2006, beginning with the MCP's twenty-fifth month of membership in each county's region.

APPENDIX G

COVERAGE AND SERVICES
CFC ELIGIBLE POPULATION

1.         Basic Benefit Package

Pursuant to OAC rule 5101:3-26-03(A), with limited exclusions (see section G.2 of this appendix), MCPs must ensure that members have access to medically-necessary services covered by the Ohio Medicaid fee-for-service (FFS) program.  For information on Medicaid-covered services, MCPs must refer to the ODJFS website. The following is a general list of the benefits covered by the Ohio Medicaid fee-for-service program:

• Inpatient hospital services
• Outpatient hospital services
• Rural health clinics (RHCs) and Federally qualified health centers (FQHCs)
• Physician services whether furnished in the physician’s office, the covered person’s home, a hospital, or elsewhere
• Laboratory and x-ray services
• Screening, diagnosis, and treatment services to children under the age of twenty-one (21) under the HealthChek (EPSDT) program
• Family planning services and supplies
• Home health and private duty nursing services
• Podiatry
• Chiropractic services
• Physical therapy, occupational therapy, developmental therapy and speech therapy
• Nurse-midwife, certified family nurse practitioner, and certified pediatric nurse practitioner services
• Prescription drugs
• Ambulance and ambulette services
• Dental services
• Durable medical equipment and medical supplies
• Vision care services, including eyeglasses
• Short-term rehabilitative stays in a nursing facility as specified in OAC rule 5101:3-26-03
• Hospice care
• Behavioral health services (see section G.2.b.iii of this appendix)

2. Exclusions, Limitations and Clarifications

a. Exclusions

MCPs are not required to pay for Ohio Medicaid FFS program (Medicaid) non-covered services. For information regarding Medicaid noncovered services, MCPs must refer to the ODJFS website. The following is a general list of the services not covered by the Ohio Medicaid fee-for-service program:

• Services or supplies that are not medically necessary
• Experimental services and procedures, including drugs and equipment, not covered by Medicaid
• Organ transplants that are not covered by Medicaid
• Abortions, except in the case of a reported rape, incest, or when medically necessary to  save the life of the mother
• Infertility services for males or females
• Voluntary sterilization if under 21 years of age or legally incapable of consenting to the  procedure
~~•~~ Reversal of voluntary sterilization procedures
• Plastic or cosmetic surgery that is not medically necessary*
~~•~~ Immunizations for travel outside of the United States
• Services for the treatment of obesity unless medically necessary*
• Custodial or supportive care not covered by Medicaid
• Sex change surgery and related services
• Sexual or marriage counseling
• Acupuncture and biofeedback services
• Services to find cause of death (autopsy)
• Comfort items in the hospital (e.g., TV or phone)
• Paternity testing

MCPs are also not required to pay for non-emergency services or supplies received without members following the directions in their MCP member handbook, unless otherwise directed by ODJFS.

  *These services could be deemed medically necessary if medical complications/conditions in addition to the obesity or physical imperfection are present.

b. Limitations & Clarifications

i. Member Cost-Sharing

As specified in OAC rules 5101:3-26-05(D) and  5101:3-26-12, MCPs are permitted to impose the applicable member co-payment amount(s) for dental services, vision services, non-emergency emergency department services, or prescription drugs, other than generic drugs. MCPs must notify ODJFS if they intend to impose a co-payment.  ODJFS must approve the notice to be sent to the MCP’s members and the timing of when the co-payments will begin to be imposed.  If ODJFS determines that an MCP’s decision to impose a particular co-payment on their members would constitute a significant change for those members, ODJFS may require the effective date of the co-payment to coincide with the “Open Enrollment” month.

Notwithstanding the preceding paragraph, MCPs must provide an ODJFS-approved notice to all their members 90 days in advance of the date that the MCP will impose the co-payment. With the exception of member co-payments the MCP has elected to implement in accordance with OAC rules 5101:3-26-05(D) and  5101:3-26-12, the MCP’s payment constitutes payment in full for any covered services and their subcontractors must not charge members or ODJFS any additional co-payment, cost sharing, down-payment, or similar charge, refundable or otherwise.

ii. Abortion and Sterilization

The use of federal funds to pay for abortion and sterilization services is prohibited unless the specific criteria found in 42 CFR 441 and OAC rules 5101:3-17-01 and 5101:3-21-01 are met.  MCPs must verify that all of the information on the required forms (JFS 03197, 03198, and 03199) is provided and that the service meets the required criteria before any such claim is paid.

Additionally, payment must not be made for associated services such as anesthesia, laboratory tests, or hospital services if the abortion or sterilization itself does not qualify for payment.  MCPs are responsible for educating their providers on the requirements; implementing internal procedures including systems edits to ensure that claims are only paid once the MCP has determined if the applicable forms are completed and the required criteria are met, as confirmed by the appropriate certification/consent forms; and for maintaining documentation to justify any such claim payments.

iii. Behavioral Health Services

Coordination of Services:  MCPs must have a process to coordinate benefits of and referrals to the publicly funded community behavioral health system.  MCPs must ensure that members have access to all medically-necessary behavioral health services covered by the Ohio Medicaid FFS program and are responsible for coordinating those services with other medical and support services.  MCPs must notify members via the member handbook and provider directory of where and how to access behavioral health services, including the ability to self-refer to mental health services offered through ODMH community mental health centers (CMHCs) as well as substance abuse services offered through Ohio Department of Alcohol and Drug Addiction Services (ODADAS)-certified Medicaid providers. Pursuant to ORC Section 5111.16, alcohol, drug addiction and mental health services covered by Medicaid are not to be paid by the managed care program when the nonfederal share of the cost of those services is provided by a board of alcohol, drug addiction, and mental health services or a state agency other than ODJFS.  MCPs are also not responsible for providing mental health services to persons between 22 and 64 years of age while residing in an institution for mental disease (IMD) as defined in Section 1905(i) of the Social Security Act.

MCPs must provide Medicaid-covered behavioral health services for members who are unable to timely access services or are unwilling to access services through community providers.

Mental Health Services: There are a number of Medicaid-covered mental health (MH) services available through ODMH CMHCs.

Where an MCP is responsible for providing MH services for their members, the MCP is responsible for ensuring access to counseling and psychotherapy, physician/psychologist/psychiatrist services, outpatient clinic services, general hospital outpatient psychiatric services, pre-hospitalization screening, diagnostic assessment (clinical evaluation), crisis intervention, psychiatric hospitalization in general hospitals (for all ages), and Medicaid-covered prescription drugs and laboratory services.  MCPs are not required to cover partial hospitalization, or inpatient psychiatric care in a private or public free-standing psychiatric hospital. However, MCPs are required to cover the payment of physician services in a private or public free-standing psychiatric hospital when such services are billed independent of the hospital.

Substance Abuse Services:  There are a number of Medicaid-covered substance abuse services available through ODADAS-certified Medicaid providers.

Where an MCP is responsible for providing substance abuse services for their members, the MCP is responsible for ensuring access to alcohol and other drug (AOD) urinalysis screening, assessment, counseling, physician/psychologist/psychiatrist AOD treatment services, outpatient clinic AOD treatment services, general hospital outpatient AOD treatment services, crisis intervention, inpatient detoxification services in a general hospital, and Medicaid-covered prescription drugs and laboratory services. MCPs are not required to cover outpatient detoxification and methadone maintenance.

Financial Responsibility for Behavioral Health Services:  MCPs are responsible for the following:

• payment of Medicaid-covered prescription drugs prescribed by an ODMH CMHC or ODADAS-certified provider when obtained through an MCP’s panel pharmacy;
• payment of Medicaid-covered services provided by an MCP’s panel laboratory when referred by an ODMH CMHC or ODADAS-certified provider;
• payment of all other Medicaid-covered behavioral health services obtained through providers other than those who are ODMH CMHCs or ODADAS-certified providers when arranged/authorized by the MCP.

Limitations:
• Pursuant to ORC Section 5111.16, alcohol, drug addiction and mental health services covered by Medicaid are not to be paid by the managed care program when the nonfederal share of the cost of those services is provided by a board of alcohol, drug addiction, and mental health services or a state agency other than ODJFS.  As part of this limitation:

• MCPs are not responsible for paying for behavioral health services provided through ODMH CMHCs and ODADAS-certified Medicaid providers;
• MCPs are not responsible for payment of partial hospitalization (mental health), inpatient psychiatric care in a private or public free-standing inpatient psychiatric hospital, outpatient detoxification, intensive outpatient programs (IOP) (substance abuse) or methadone maintenance.
• However, MCPs are required to cover the payment of physician services in a private or public free-standing psychiatric hospital when such services are billed independent of the hospital.

iv. Pharmacy Benefit:  In providing the Medicaid pharmacy benefit to their members, MCPs must cover the same drugs covered by the Ohio Medicaid fee-for-service program.

 MCPs may establish a preferred drug list for members and providers which includes a listing of the drugs that they prefer to have prescribed. Preferred drugs requiring prior authorization approval must be clearly indicated as such.  Pursuant to ORC §5111.172, ODJFS may approve MCP-specific pharmacy program utilization management strategies (see appendix G.3.a).

v. Organ Transplants: MCPs must ensure coverage for organ  transplants and related services in accordance with OAC 5101-3-2- 07.1 (B)(4)&(5).  Coverage for all organ transplant services, except  kidney transplants, is contingent upon review and recommendation  by the “Ohio Solid Organ Transplant Consortium” based on  criteria established by Ohio organ transplant surgeons and  authorization from the ODJFS prior authorization unit.  Reimbursement for bone marrow transplant and hematapoietic  stem cell transplant services, as defined in OAC 3701:84-01, is  contingent upon review and recommendation by the “Ohio  Hematapoietic Stem Cell Transplant Consortium” again based on  criteria established by Ohio experts in the field of bone marrow  transplant.  While MCPs may require prior authorization for these  transplant services, the approval criteria would be limited to  confirming the consumer is being considered and/or has been  recommended for a transplant by either consortium and authorized  by ODJFS.  Additionally, in accordance with OAC 5101:3-2-03  (A)(4) all services related to organ donations are covered for the  donor recipient when the consumer is Medicaid eligible.

3. Care Coordination

a. Utilization Management Programs

General Provisions - Pursuant to OAC rule 5101:3-26-03.1(A)(7), MCPs must implement a utilization management (UM) program to maximize the effectiveness of the care provided to members and may develop other UM programs, subject to prior approval by ODJFS.  For the purposes of this requirement, the specific UM programs which require ODJFS prior-approval are an MCP’s general pharmacy program, a controlled substances and member management program, and any other program designed by the MCP with the purpose of redirecting or restricting access to a particular service or service location.

i. Pharmacy Programs - Pursuant to ORC Sec. 5111.172 and OAC rule 5101:3-26-03(A) and (B), MCPs may, subject to ODJFS prior- approval, implement strategies for the management of pharmacy utilization.  Pharmacy utilization management strategies may include developing preferred drug lists, requiring prior authorization for certain drugs, placing limitations on the type of  provider and locations where certain medications may be administered, and developing and implementing a specialized pharmacy program to address the utilization of controlled substances, as defined in section 3719.01 of the Ohio Revised Code.

Drug Prior Authorizations: MCPs must receive prior approval from  ODJFS for the medications that they wish to cover  through prior  authorization.  MCPs must establish their prior authorization  system so that it does not unnecessarily impede member access to  medically-necessary Medicaid-covered services.  MCPs must  make their approved list of drugs covered only with  prior  authorization available to members and providers, as outlined  in paragraphs 37(b) and (c) of Appendix C.

 Beginning January 1, 2008, MCPs may require prior authorization  for  the coverage of antipsychotic drugs with ODJFS approval.  MCPs  must, however, allow any member to continue receiving a specific  antipsychotic drug if the member is stabilized on that particular  medication.  The MCP must continue to cover that specific  drug for the  stabilized member for as long as that medication continues  to be  effective for the member.  MCPs may also implement a drug  utilization review program designed to promote the appropriate clinical  prescribing of antipsychotic drugs.  This can be accomplished  through the MCP’s retrospective analysis of drug claims to identify  potential inappropriate use and provide education to those providers  who are outliers to acceptable standards for prescribing/dispensing  antipsychotic drugs.

MCPs must comply with the provisions of 1927(d)(5) of the Social Security Act, 42 USC 1396r-8(k)(3), and OAC rule 5101:3-26- 03.1 regarding the timeframes for prior authorization of covered outpatient drugs.

Controlled Substances and Member Management Programs: MCPs  may also, with ODJFS prior approval, develop and implement  Controlled Substances and Member Management  (CSMM)  programs designed to address use of controlled substances. Utilization management strategies may include prior authorization  as a condition of obtaining a controlled substance, as defined in  section 3719.01 of the Ohio Revised Code.  CSMM strategies may also include processes for requiring MCP members at high risk for fraud or abuse involving controlled substances to have their narcotic medications prescribed by a designated provider/providers and filled by a pharmacy, medical provider, or health care facility designated by the program.

ii. Emergency Department Diversion (EDD) – MCPs must provide access to services in a way that assures access to primary,  specialist and urgent care in the most appropriate settings and that minimizes frequent, preventable utilization of emergency department (ED) services. OAC rule 5101:3-26-03.1(A)(7)(d) requires MCPs to implement the ODJFS-required emergency  department diversion (EDD) program for frequent utilizers.

 Each MCP must establish an ED diversion (EDD) program with the goal of minimizing frequent ED utilization. The MCP’s EDD program must include the monitoring of ED utilization, identification of frequent ED utilizers, and targeted approaches designed to reduce avoidable ED utilization. MCP EDD programs must, at a minimum, address those ED visits which could have been prevented through improved education, access, quality or care management approaches.

 Although there is often an assumption that frequent ED visits are solely the result of a preference on the part of the member and education is therefore the standard remedy, it is also important to ensure that a member’s frequent ED utilization is not due to problems such as their PCP’s lack of accessibility or failure to make appropriate specialist referrals.  The MCP’s EDD program must therefore also include the identification of providers who serve as PCPs for a substantial number of frequent ED utilizers and the implementation of corrective action with these providers as so indicated.

This requirement does not replace the MCP’s responsibility to inform and educate all members regarding the appropriate use of the ED.

b. Case Management Programs

In accordance with 5101:3-26-03.1(A)(8), MCPs must offer and provide comprehensive case management services which coordinate and monitor the care of members with  specific diagnoses, or who require high-cost and/or extensive services.  The MCP’s comprehensive case management program must also include a Children with Special Health Care Needs component as specified below.

i. Each MCP must inform all members and contracting providers of the MCP’s case management services.

ii. Children with Special Health Care Needs (CSHCN):

CSHCN are a particularly vulnerable population which often have chronic and complex medical health care conditions.  In order to ensure compliance with the provisions of 42 CFR 438.208, each MCP must establish a CSHCN component as part of the MCP’s comprehensive case management program.  The MCP must establish a process for the timely identification, completion of a comprehensive needs assessment, and providing appropriate and targeted case management services for any CSHCN.

CSHCN are defined as children age 17 and under who are pregnant, and members under 21 years of age with one or more of the following:
- Asthma
- HIV/AIDS
- A chronic physical, emotional or mental condition for which they are receiving treatment or counseling
- Supplemental security income (SSI) for a health-related condition
- A current letter of approval from the Bureau of Children with Medical Handicaps (BCMH), Ohio Department of Health

 iii.     Comprehensive Case Management Program

1. The MCP must have a process to inform members and their PCPs in writing that they have been identified as meeting the criteria for case management, including their enrollment into case management services.

2.  The MCP must assure and coordinate the placement of the member into case management – including identification of the member’s need for case management services, completion of the comprehensive health needs assessment, and timely development of a care treatment plan.  This process must occur within the following timeframes for:

  a) newly enrolled members, 90 days from the effective date of enrollment; and

  b) existing members, 90 days from identifying their need for case management.

3.  The MCP’s comprehensive case management program must include, at a minimum, the following components:

a. Identification
The MCP must have a variety of mechanisms in place to identify members potentially eligible for case management.  These mechanisms must include an administrative data review (e.g., diagnosis, cost threshold, and/or service utilization) and may include provider/self referrals, telephone interviews, information as reported by MCEC during membership selection, or home visits.

b. Assessment
The MCP must arrange for or conduct a comprehensive assessment of the member’s physical and/or behavioral health condition(s) to confirm the results of a positive identification, and determine the need for case management services.  The assessment must be completed by a physician, physician assistant, RN, LPN, licensed social worker, or a graduate of a two- or four-year allied health program.  If the assessment is completed by another medical professional, there should be oversight and monitoring by either a registered nurse or physician.

For CSHCN, the comprehensive assessment must include, at a minimum, the use of the ODJFS CSHCN Standard Assessment Tool.

c. Care Treatment Plan

 The care treatment plan is defined by ODJFS as the one  developed by the MCP for the member.  The development of   the care treatment plan must be based on the comprehensive  health assessment and reflect the member's primary medical  diagnosis and health conditions, any co-morbidities, and the  member's psychological, behavioral health and community  support needs.  The care treatment plan must also include  specific provisions for periodic reviews (i.e., no less than semi- annually) of the member's condition and appropriate updates  to the plan.  The member and the member's PCP must be actively involved in the development of and revisions to the  care treatment plan.  The designated PCP is the provider, or  specialist, who will manage and coordinate the overall care for  the member.  Ongoing communication regarding the status of  the care treatment plan may be accomplished between the MCP  and the PCP's designee (i.e., qualified health professional).   Revisions to the clinical portion of the care treatment plan  should be completed in consultation with the PCP.

 The elements of a comprehensive care treatment plan include:

 Goals and actions that address medical, social, behavioral and  psychological needs;

 Member level interventions (i.e., referrals and making  appointments) that assist members in obtaining services,  providers and programs;

 Continuous review, revision and contact follow-up, as needed,  to insure the care treatment plan is adequately monitored  including the following:
• Documentation that services are provided in accordance with the care treatment plan;
• Re-evaluation to determine if the care treatment plan is adequate to meet the member's current needs;
• Identification of gaps between recommended care and actual care provided;
• A change in needs or status from the re-evaluation that requires revisions to the care treatment plan;
• Active participation by the member or representative in the care treatment plan development;
• Monitoring of specific service delivery including service utilization; and
• Re-evaluation of a member's risk level with adjustment to the level of case management services provided.

4.  Coordination of Care and Communication

The MCP must provide case management services for:

• all CSHCN, including the ODJFS mandated conditions as specified in Appendix M, Case Management Program Performance Measures;
• all members enrolled in an MCP’s CSMM program as specified in Section G(3)(a)(i); and
• adults whose health conditions warrant case management services.

Case management services should not be limited only to members with the mandated conditions.

 There should be an accountable point of contact (i.e., case manager) who can help obtain medically necessary care, assist with health-related services and coordinate care needs.  The MCP must arrange or provide for professional case management services that are performed collaboratively by a team of professionals appropriate for the member’s condition and health care needs.  At a minimum, the MCP’s case manager must attempt to coordinate with the member’s case manager from other health systems, including behavioral health.  The MCP must have a process to facilitate, maintain, and coordinate communication between service providers, the member, and the member’s family.  The MCP must have a provision to disseminate information to the member/caregiver concerning the health condition, types of services that may be  available, and how to access the services.

 The MCP must implement mechanisms to notify all   Members with Special Health Care Needs of their right to  directly access a specialist.  Such access may be assured  through, for example, a standing referral or an approved  number of visits, and documented in the care treatment  plan.

 iv.  Case Management Strategies

The MCPmust follow best-practice and/or evidence based clinical guidelines when developing a member’s care treatment plan and coordinating the case management needs. The MCP must develop and implement mechanisms to educate and equip providers and case managers with evidence-based clinical guidelines or best practice approaches to assist in providing a high level of quality of care to members.

v.   Case Management Program Staffing

The MCP must identify the staff that will be involved in the operations of the case management program, including but not limited to:  case manager supervisors, case manager, and administrative support staff.  The MCP must identify the role and functions of each case management staff member as well as the educational requirements, clinical licensure standards, certification and relevant experience with care management standards and/or activities.  The MCP must provide case manager staff/member ratios based on the member risk stratification and different levels of care being provided to members.

vi.   Case Management Data Submission

 The MCP must submit a monthly electronic report  to the  Case Management System (CAMS) for all members who  are case managed by the MCP as outlined in the ODJFS  Case Management File and Submission Specifications.   In order for a member to be submitted as case  managed in CAMS, the MCP must (1) complete the  identification process, a comprehensive health needs  assessment  and development of a care treatment plan for  the member; and (2) document the member’s written or  verbal confirmation of his/her case management status in  the case management record.  ODJFS, or its  designated  entity, the external quality review vendor, will validate on  an annual basis the accuracy of the information contained  in CAMS with the member’s case management record.

The CAMS files are due the 10th business day of each month.

The MCP must also have an ODJFS-approved case management program which includes the items in Section 3.b.  Each MCP should implement an evaluation process to review, revise and/or update the case management program.  The MCP must annually submit its case management program for review and approval by ODJFS.  Any subsequent changes to an approved case management program description must be submitted to ODJFS in writing for review and approval prior to implementation.

c. Care Coordination with ODJFS-Designated Providers

Per OAC rule 5101:3-26-03.1(A)(4), MCPs are required to share specific information with certain ODJFS-designated non-contracting providers in order to ensure that these providers have been supplied with specific information needed to coordinate care for the MCP’s  members.  Once an MCP has obtained a provider agreement, but within the first month of operation, the MCP must provide to the ODJFS-designated providers (i.e., ODMH Community Mental Health Centers, ODADAS-certified Medicaid  providers, FQHCs/RHCs,QFPPs, CNMs, CNPs [if applicable], and hospitals) a quick reference information packet which includes the following:

i. A brief cover letter explaining the purpose of the mailing; and

ii. A brief summary document that includes the following information:

• Claims submission information including the MCP’s Medicaid provider number for each region;
• The MCP’s prior authorization and referral procedures or the MCP’s website which includes this information;
• A picture of the MCP’s member identification card (front and back);
• Contact numbers and website location for obtaining information for eligibility verification, claims processing, referrals/prior authorization, and information regarding the MCP’s behavioral health administrator;
• A listing of the MCP’s major pharmacy chains and the contact number for the MCP’s pharmacy benefit administrator (PBM);
• A listing of the MCP’s laboratories and radiology providers; and
• A listing of the MCP’s contracting behavioral health providers and how to access services through them (this information is only to be provided to non-contracting community mental health and substance abuse providers).

d. Care coordination with Non-Contracting Providers

Per OAC rule 5101:3-26-05(A)(9), MCPs authorizing the delivery of  services from a provider who does not have an executed subcontract must ensure that they have a mutually agreed upon compensation amount for the authorized service and notify the provider of the applicable provisions of paragraph D of OAC rule 5101:3-26-05.  This notice is provided when an MCP authorizes a non-contracting provider to furnish services on a one-time or infrequent basis to an MCP member and must include required ODJFS-model language and information. This notice must also be included with the transition of services form sent to providers as outlined in paragraph 29.h of Appendix C.

e. Integration of Member Care

The MCP must ensure that a discharge plan is in place to meet a member’s healthcare needs following discharge from a nursing facility, and integrated into the member’s continuum of care.   The discharge plan must address the services to be provided for the member and must be developed prior to the date of discharge from the nursing facility.   The MCP must ensure follow-up contact occurs with the member, or authorized representative, within thirty (30) days of the member’s discharge from the nursing facility to ensure that the member’s health care needs are  being met.

APPENDIX H

PROVIDER PANEL SPECIFICATIONS
CFC ELIGIBLE POPULATION

1.  GENERAL PROVISIONS

MCPs must provide or arrange for the delivery of all medically necessary, Medicaid-covered health services, as well as assure that they meet all applicable provider panel requirements for their entire designated service area.  The ODJFS provider panel requirements are specified in the charts included with this appendix and must be met prior to the MCP receiving a provider agreement with ODJFS.  The MCP must remain in compliance with these requirements for the duration of the provider agreement.

If an MCP is unable to provide the medically necessary, Medicaid-covered services through their contracted provider panel, the MCP must ensure access to these services on an as needed basis. For example, if an MCP meets the pediatrician requirement but a member is unable to obtain a timely appointment from a pediatrician on the MCP’s provider panel, the MCP will be required to secure an appointment from a panel pediatrician or arrange for an out-of-panel referral to a pediatrician.

MCPs are required to make transportation available to any member requesting transportation when they must travel 30 miles or more from their home to receive a medically-necessary Medicaid-covered service.  If the MCP offers transportation to their members as an additional benefit and this transportation benefit only covers a limited number of trips, the required transportation listed above may not be counted toward this trip limit (as specified in Appendix C).

In developing the provider panel requirements, ODJFS considered, on a county-by-county basis, the population size and utilization patterns of the Covered Families and Children (CFC) consumers, as well as the potential availability of the designated provider types.  ODJFS has integrated existing utilization patterns into the provider network requirements to avoid disruption of care.  Most provider panel requirements are county-specific but in certain circumstances, ODJFS requires providers to be located anywhere in the region. Although all provider types listed in this appendix are required provider types, only those listed on the attached charts must be submitted for ODJFS prior approval.

2. PROVIDER SUBCONTRACTING

Unless otherwise specified in this appendix or OAC rule 5101:3-26-05, all MCPs are required to enter into fully-executed subcontracts with their providers.  These subcontracts must include a baseline contractual agreement, as well as the appropriate ODJFS-approved Model Medicaid Addendum. The Model Medicaid Addendum incorporates all applicable Ohio Administrative Code rule requirements specific to provider subcontracting and therefore cannot be modified except to add personalizing information such as the MCP’s name.

ODJFS must prior approve all MCP providers in the ODJFS- required provider type categories before they can begin to provide services to that MCP’s members.  MCPs may not employ or contract with providers excluded from participation in Federal health care programs under either section 1128 or section 1128A of the Social Security Act.  As part of the prior approval process,  MCPs must submit  documentation verifying that all necessary contract documents have been appropriately completed.  ODJFS will verify the approvability of the submission and process this information using the ODJFS Provider Verification System (PVS) or other designated process.  The PVS is a centralized database system that maintains information on the status of all MCP-submitted providers.

Only those providers who meet the applicable criteria specified in this document, as determined by ODJFS, will be approved by ODJFS.   MCPs must credential/recredential providers in accordance with the standards specified by the National Committee for Quality Assurance (or receive approval from ODJFS to use an alternate industry standard) and must have completed the credentialing review before submitting any provider to ODJFS for approval.  Regardless of whether ODJFS has approved a provider, the MCP must ensure that the provider has met all applicable credentialing criteria before the provider can render services to the MCP’s members.

MCPs must notify ODJFS of the addition and deletion of their contracting providers as specified in OAC rule 5101:3-26-05, and must notify ODJFS within one working day in instances where the MCP has identified that they are not in compliance with the provider panel requirements specified in this appendix.

3. PROVIDER PANEL REQUIREMENTS

The provider network criteria that must be met by each MCP are as follows:

a. Primary Care Providers (PCPs)

Primary Care Provider (PCP) means an individual physician (M.D. or D.O.), certain physician group practice/clinic (Primary Care Clinics [PCCs]), or an advanced practice nurse (APN) as defined in ORC 4723.43 or advanced practice nurse group practice within an acceptable specialty, contracting with an MCP to provide services as specified in paragraph (B) of OAC rule 5101: 3-26-03.1.  Acceptable specialty types for PCPs include family/general practice, internal medicine, pediatrics, and obstetrics/gynecology (OB/GYN).  Acceptable PCCs include FQHCs, RHCs and the acceptable group practices/clinics specified by ODJFS.  As part of their subcontract with an MCP, PCPs must stipulate the total Medicaid member capacity that they can ensure for that individual MCP.

Each PCP must have the capacity and agree to serve at least 50 Medicaid members at each practice site in order to be approved by ODJFS as a PCP.  The capacity-by-site requirement must be met for all ODJFS-approved PCPs.

In determining whether an MCP has sufficient PCP capacity for a region, ODJFS considers aprovider who can serve as a PCP for 2000 Medicaid MCP members as one full-time equivalent(FTE).

ODJFS reviews the capacity totals for each PCP to determine if they appear excessive. ODJFS reserves the right to request clarification from an MCP for any PCP whose total stated capacity for all MCP networks added together exceeds 2000 Medicaid members (i.e., 1 FTE). Where indicated, ODJFS may set a cap on the maximum amount of capacity that we will recognize for a specific PCP. ODJFS may allow up to an additional 750 member capacity for each nurse practitioner or physician’s assistant that is used to provide clinical support for a PCP.

For PCPs contracting with more than one MCP, the MCP must ensure that the capacity figure stated by the PCP in their subcontract reflects only the capacity the PCP intends to provide for that one MCP. ODJFS utilizes each approved PCP’s capacity figure to determine if an MCP meets the provider panel requirements and this stated capacity figure does not prohibit a PCP from actually having a caseload that exceeds the capacity figure indicated in their subcontract.

ODJFS recognizes that MCPs will need to utilize specialty providers to serve as PCPs for some special needs members.  Also, in some situations (e.g., continuity of care) a PCP may only want to serve a very small number of members for an MCP.  In these situations it will not be necessary for the MCP to submit these PCPs to ODJFS for prior approval.  These PCPs will not be included in the ODJFS PVS database, or other designated process, and therefore may not appear as PCPs in the MCP’s provider directory.  These PCPs will, however, need to execute a subcontract with the MCP which includes the appropriate Model Medicaid Addendum.

The PCP requirement is based on an MCP having sufficient PCP capacity to serve 40% of the eligibles in the region if three MCPs are serving the region and 55% of the eligibles in the region if two MCPs are serving the region. At a minimum, each MCP must meet both the PCP FTE requirement for that region, and a ratio of one PCP FTEfor each 2,000 of their Medicaid members in that region.  MCPs must also satisfy a PCP geographic accessibility standard. ODJFS will match the PCP practice sites and the stated PCP capacity with the geographic location of the eligible population in that region (on a county-specific basis) and perform analysis using Geographic Information Systems (GIS) software. The analysis will be used to determine if at least 40% of the eligible population is located within 10 miles of PCP with available capacity in urban counties and 40% of the eligible population within 30 miles of a PCP with available capacity in rural counties. [Rural areas are defined pursuant to 42 CFR 412.62(f)(1)(iii).]

In addition to the PCP FTE capacity requirement, MCPs must also contract with the specified number of pediatric PCPs for each region.  These pediatric PCPs will have their stated capacity  counted toward the PCP FTE requirement.

A pediatric PCP must maintain a  general pediatric practice (e.g., a pediatric neurologist would not meet this definition unless this physician also operated a practice as a general pediatrician) at a site(s) located within the county/region and be listed as a pediatrician with the Ohio State Medical Board.  In addition, half of the required number of pediatric PCPs must also be certified by the American Board of Pediatrics.  The provider panel requirements for pediatricians are included in the practitioner charts in this appendix.

Until July 1, 2008, MCPs may only use PCPs who are individual physicians (M.D. or D.O.), physician group practices, or PCCs to meet capacity and FTE requirements.

b. Non-PCP Provider Network

In addition to the PCP capacity requirements, each MCP is also required to maintain adequate capacity in the remainder of its provider network within the following categories:  hospitals, dentists, pharmacies, vision care providers, obstetricians/gynecologists (OB/GYNs), allergists, general surgeons, otolaryngologists, orthopedists, certified nurse midwives (CNMs), certified nurse practitioners (CNPs), federally qualified health centers (FQHCs)/rural health centers (RHCs) and qualified family planning providers (QFPPs). CNMs, CNPs, FQHCs/RHCs and QFPPs are federally-required provider types.

All Medicaid-contracting MCPs must provide all medically-necessary Medicaid-covered services to their members and therefore their complete provider network will include many other additional specialists and provider types.  MCPs must ensure that all non-PCP network providers follow community standards in the scheduling of routine appointments (i.e., the amount of time members must wait from the time of their request to the first available time when the visit can occur).

Although there are currently no FTE capacity requirements of the non-PCP required provider types, MCPs are required to ensure that adequate access is available to members for all required provider types.  Additionally, for certain non-PCP required provider types, MCPs must ensure that these providers maintain a full-time practice at a site(s) located in the specified county/region (i.e., the ODJFS-specified county within the region or anywhere within the region if no particular county is specified).  A full-time practice is defined as one where the provider is available to patients at their practice site(s) in the specified county/region for at least 25 hours a week. ODJFS will monitor access to services through a variety of data sources, including:  consumer satisfaction surveys; member appeals/grievances/complaints and state hearing notifications/requests; clinical quality studies; encounter data volume; provider complaints, and clinical performance measures.

Hospitals - MCPs must contract with the number and type of hospitals specified by ODJFS for each county/region. In developing these hospital requirements, ODJFS considered, on a county-by-county basis, the population size and utilization patterns of the Covered Families and

Children (CFC) consumers and integrated the existing utilization patterns into the hospital network requirements to avoid disruption of care.  For this reason, ODJFS may require that MCPs contract with out-of-state hospitals (i.e. Kentucky, West Virginia, etc.).

For each Ohiohospital, ODJFS utilizes the hospital’s most current Annual Hospital Registration and Planning Report, as filed with the Ohio Department of Health, in verifying types of services that hospital provides.  Although ODJFS has the authority, under certain situations, to obligate a non-contracting hospital to provide non-emergency hospital services to an MCP’s members, MCPs must still contract with the specified number and type of hospitals unless ODJFS approves a provider panel exception (see Section 4 of this appendix – Provider Panel Exceptions).

If an MCP-contracted hospital elects not to provide specific Medicaid-covered hospital services because of an objection on moral or religious grounds, the MCP must ensure that these hospital services are available to its members through another MCP-contracted hospital in the specified county/region.

OB/GYNs- MCPs must contract with the specified  number of OB/GYNs for each county/region, all of whom must maintain a full-time obstetrical practice at a site(s) located in the specified county/region.  Only MCP-contracting OB/GYNs with current hospital privileges at a hospital under contract with the MCP in the region can be submitted to the PVS, or other system, count towards MCP minimum panel requirements, and be listed in the MCPs’ provider directory.

Certified Nurse Midwives (CNMs) and Certified Nurse Practitioners (CNPs) - MCPs must ensure access to CNM and CNP services in the region if such provider types are present within the region.  The MCP may contract directly with the CNM or CNP providers, or with a physician or other provider entity who is able to obligate the participation of a CNM or CNP.  If an MCP does not contract for CNM or CNP services and such providers are present within the region, the MCP will be required to allow members to receive CNM or CNP services outside of the MCP’s provider network.

Only CNMs with hospital delivery privileges at a hospital under contract with the MCP in the region can be submitted to the PVS, or other system, count towards MCP minimum panel requirements, and be listed in the MCPs’ provider directory.The MCP must ensure a member’s access to CNM and CNP services if such providers are practicing within the region.

Vision Care Providers - MCPs must contract with the specified number of ophthalmologists/optometrists for each specified county/region , all of whom must maintain a full-time practice at a site(s) located in the specified county/region. All ODJFS-approved vision providers must regularly perform routine eye exams. (MCPs will be expected to contract with an adequate number of ophthalmologists as part of their overall provider panel, but only ophthalmologists who regularly perform routine eye exams can be used to meet the vision care provider panel requirement.) If optical dispensing is not sufficiently available in a region through the MCP’s contracting ophthalmologists/optometrists, the MCP must separately contract with an adequate number of optical dispensers located in the region.

Dental Care Providers - MCPs must contract with the specified number of dentists. In order to assure sufficient access to adult MCP members, no more than two-thirds of the dentists used to meet the provider panel requirement may be pediatric dentists.

Federally Qualified Health Centers/Rural Health Clinics(FQHCs/RHCs) - MCPs are required to ensure member access to any  federally qualified health center or rural health clinic (FQHCs/RHCs), regardless of contracting status.  Contracting FQHC/RHC providers must be submitted for ODJFS approval via the PVS process, or other designated process.  Even if no FQHC/RHC is available within the region, MCPs must have mechanisms in place to ensure coverage for FQHC/RHC services in the event that a member accesses these services outside of the region.

In order to ensure that any FQHC/RHC has the ability to submit a claim to ODJFS for the state’s supplemental payment, MCPs must offer FQHCs/RHCs reimbursement pursuant to the following:

• MCPs must provide expedited reimbursement on a service-specific basis in an amount no less than the payment made to other providers for the same or similar service.

• If the MCP has no comparable service-specific rate structure, the MCP must use the regular Medicaid fee-for-service payment schedule for non-FQHC/RHC providers.

• MCPs must make all efforts to pay FQHCs/RHCs as quickly as possible and not just attempt to pay these claims within the prompt pay time frames.

MCPs are required to educate their staff and providers on the need to assure member access to FQHC/RHC services.

Qualified Family Planning Providers (QFPPs) - All MCP members must be permitted to self-refer to family planning services provided by a QFPP.  A QFPP is defined as any public or not-for-profit health care provider that complies with Title X guidelines/standards, and receives either Title X funding or family planning funding from the Ohio Department of Health.  MCPs must reimburse all medically-necessary Medicaid-covered  family planning services provided to eligible members by a QFPP provider (including on-site pharmacy and diagnostic services) on a patient self-referral basis, regardless of the provider’s status as a panel or non-panel provider.  MCPs will be required to work with QFPPs in the region to develop mutually-agreeable HIPAA compliant policies and procedures to preserve patient/provider confidentiality, and conveypertinent information to the member’s PCP and/or MCP.

Behavioral Health Providers – MCPs must assure member access to all Medicaid-covered behavioral health services for members as specified in Appendix G.b.ii.  Although ODJFS is aware that certain outpatient substance abuse services may only be available through Medicaid providers certified by  the Ohio Department of Drug and Alcohol Addiction Services  (ODADAS)  in some areas, MCPs must maintain an adequate number of contracted mental health providers in the region to assure access for members who are unable to timely access services or unwilling to access services through community mental health centers.  MCPs areadvised not to contract with community mental health centers as all services they provide to MCP members are to be billed to ODJFS.

Other Specialty Types(pediatricians, general surgeons, otolaryngologists, allergists, and orthopedists) - MCPs must contract with the specified number of all other ODJFS designated specialty provider types. In order to be counted toward meeting the provider panel requirements, these specialty providers must maintain a full-time practice at a site(s) located within the specified county/region. Only contracting general surgeons, orthopedists, and otolaryngologists with admitting privileges at a hospital under contract with the MCP in the region can be submitted to the PVS, or other system, count towards MCP minimum panel requirements, and be listed in the MCPs’ provider directory.

4. PROVIDER PANEL EXCEPTIONS

ODJFS may specify provider panel criteria for a service area that deviates from that specified in this appendix if:

- the MCP presents sufficient documentation to ODJFS to verify that they have been unable to meet or maintain certain provider panel requirements in a particular service area despite all reasonable efforts on their part to secure such a contract(s), and

- if notified by ODJFS, the provider(s) in question fails to provide a reasonable argument why they would not contract with the MCP, and

- the MCP presents sufficient assurances to ODJFS that their members will have adequate access to the services in question.

If an MCP is unable to contract with or maintain a sufficient number of providers to meet the ODJFS-specified provider panel criteria, the MCP may request an exception to these criteria by submitting a provider panel exception request as specified by ODJFS.  ODJFS will review the exception request and determine whether the MCP has sufficiently demonstrated that all reasonable efforts were made to obtain contracts with providers of the type in question and that they will be able to provide access to the services in question.

ODJFS will aggressively monitor access to all services related to the approvalof a provider panel exception request through a variety of data sources, including: consumer satisfaction surveys; member appeals/grievances/complaints and state hearingnotifications/requests; member just-cause for termination requests; clinical quality studies;encounter data volume; provider complaints, and clinical performance measures.  ODJFS approval of a provider panel exception request does not exempt the MCP from assuring access tothe services in question.  If ODJFS determines that an MCP has not provided sufficient access to these services, the MCP may be subject to sanctions.

5. PROVIDER DIRECTORIES

MCP provider directories must include all MCP-contracted providers [except as specified by ODJFS] as well as certain non-contracted providers.  At the time of ODJFS’ review, the information listed in the MCP’s provider directory for all ODJFS-required provider types specified on the attached charts must exactly match the data currently on file in the ODJFS PVS, or other designated process.

MCP provider directories must utilize a format specified by ODJFS. Directories may be region-specific or include multiple regions, however, the providers within the directory must be divided by region, county, and provider type, in that order.

The directory must also specify:

• provider address(es) and phone number(s);
• an explanation of how to access providers (e.g. referral required vs. self-referral);
• an indication of which providers are available to members on a self-referral basis
• foreign-language speaking PCPs and specialists and the specific foreign language(s) spoken;
• how members may obtain directory information in alternate formats that takes into consideration the special needs of eligible individuals including but not limited to, visually-limited, LEP, and LRP eligible individuals; and
• any PCP or specialist practice limitations.

Printed Provider Directory
Prior to receiving a provider agreement, all MCPs must develop a printed provider directory that shall be prior-approved by ODJFS for each covered population.  For example, an MCP who serves CFC and ABD in the Central Region would have two provider directories, one for CFC and one for ABD. Once approved, this directory may be regularly updated with provider additions or deletions by the MCP without ODJFS prior-approval, however, copies of the revised directory (or inserts) must be submitted to ODJFS prior to distribution to members.

On a quarterly basis, MCPs must create an insert toeach printed directory that lists those providers deleted from the MCP’s provider panel during the previous three months.  Althoughthis insert does not need to be prior approved by ODJFS, copies of the insert must be submitted to ODJFS two weeks prior to distribution to members.

Internet Provider Directory
MCPs are required to have an internet-based provider directory available in the same format as their ODJFS-approved printed directory.  This internet directory must allow members to electronically search for MCP panel providers based on name, provider type, and geographic proximity, and population (e.g. CFC and/or ABD).  If an MCP has one internet-based directory for multiple populations, each provider must include a description of which population they serve.

The internet directory may be updated at any time to include providers who are not one of the ODJFS-required provider types listed on the charts included with this appendix.  ODJFS-required providers must be added to the internet directory within one week of the MCP’s notification of ODJFS-approval of the provider via the Provider Verification process.  Providers being deleted from the MCP’s panel must deleted from the internet directory within one week of notification from the provider to the MCP. Providers being deleted from the MCP’s panel must be posted to the internet directory within one week of notification from the providerto the MCP of the deletion.  These deleted providers must be included in the inserts to the MCP’s provider directory referenced above.

6 . FEDERAL ACCESS STANDARDS

MCPs must demonstrate that they are in compliance with the following federally defined  provider panel access standards as required by 42 CFR 438.206:

In establishing and maintaining their provider panel, MCPs must consider the following:

• The anticipated Medicaid membership.
• The expected utilization of services, taking into consideration the characteristics and health care needs of specific Medicaid populations represented in the MCP.
• The number and types (in terms of training, experience, and specialization) of panel providers required to deliver the contracted Medicaid services.
• The geographic location of panel providers and Medicaid members, considering distance, travel time, the means of transportation ordinarily used by Medicaid members, and whether the location provides physical access for Medicaid members with disabilities.
• MCPs must adequately and timely cover services to an out-of-network provider if the MCP’s contracted provider panel is unable to provide the services covered under the MCP’s provider agreement.  The MCP must cover the out-of-network services for as long as the MCP network is unable to provide the services. MCPs must coordinate with the out-of-network provider with respect to payment and ensure that the provider agrees with the applicable requirements.

Contracting providers must offer hours of operation that are no less than the hours of operation offered to commercial members or comparable to Medicaid fee-for-service, if the provider serves only Medicaid members.  MCPs must ensure that services are available 24 hours a day, 7 days a week, when medically necessary.  MCPs must establish mechanisms to ensure that panel providers comply with timely access requirements, and must take corrective action if there is failure to comply.

In order to demonstrate adequate provider panel capacity and services, 42 CFR 438.206 and 438.207 stipulates that the MCP must submit documentation to ODJFS, in a format specified by ODJFS, that demonstrates it offers an appropriate range of preventive, primary care and specialty services adequate for the anticipated number of members in the service area, while maintaining a provider panel that is sufficient in number, mix, and geographic distribution to meet the needs of the number of members in the service area.

This documentation of assurance of adequate capacity and services must be submitted to ODJFS no less frequently than at the time the MCP enters into a contract with ODJFS; at any time there is a significant change (as defined by ODJFS)  in the MCP’s operations that would affect adequate capacity and services (including changes in services, benefits, geographic service or payments); and at any time there is enrollment of a new population in the MCP.

WellCare

APPENDIX J

FINANCIAL PERFORMANCE
CFC ELIGIBLE POPULATION

1. SUBMISSION OF FINANCIAL STATEMENTS AND REPORTS

 MCPs must submit the following financial reports to ODJFS:

a. The National Association of Insurance Commissioners (NAIC) quarterly and annual Health Statements (hereafter referred to as the “Financial Statements”), as outlined in Ohio Administrative Code (OAC) rule 5101:3-26-09(B).  The Financial Statements must include all required Health Statement filings, schedules and exhibits as stated in the NAIC Annual Health Statement Instructions including, but not limited to, the following sections:  Assets, Liabilities, Capital and Surplus Account, Cash Flow, Analysis of Operations by Lines of Business, Five-Year Historical Data, and the Exhibit of Premiums, Enrollment and Utilization.  The Financial Statements must be submitted to BMHC even if the Ohio Department of Insurance (ODI) does not require the MCP to submit these statements to ODI.  A signed hard copy and an electronic copy of the reports in the NAIC-approved format must both be provided to ODJFS;

b. Hard copies of annual financial statements for those entities who have an ownership interest totaling five percent or more in the MCP or an indirect interest of five percent or more, or a combination of direct and indirect interest equal to five percent or more in the MCP;

c. Annual audited Financial Statements prepared by a licensed independent external auditor as submitted to the ODI, as outlined in OAC rule 5101:3-26-09(B);

d. Medicaid Managed Care Plan Annual Ohio Department of Job and Family Services (ODJFS) Cost Report and the auditor’s certification of the cost report, as outlined in OAC rule 5101:3-26-09(B);

e.  Medicaid MCP Annual Restated Cost Report for the prior calendar year.  The restated cost report shall be audited upon BMHC request;

f. Annual physician incentive plan disclosure statements and disclosure of and changes to the MCP’s physician incentive plans, as outlined in OAC rule 5101:3-26-09(B);

g. Reinsurance agreements, as outlined in OAC rule 5101:3-26-09(C);

h. Prompt Pay Reports, in accordance with OAC rule 5101:3-26-09(B). A hard copy and an electronic copy of the reports in the ODJFS-specified format must be provided to ODJFS;

i. Notification of requests for information and copies of information released pursuant to a tort action (i.e., third party recovery), as outlined in OAC rule 5101:3-26-09.1;

j. Financial, utilization, and statistical reports, when ODJFS requests such reports, based on a concern regarding the MCP’s quality of care, delivery of services, fiscal operations or solvency, in accordance with OAC rule 5101:3-26-06(D);

 k. In accordance with ORC Section 5111.76 and Appendix C, MCP  Responsibilities, MCPs must submit ODJFS-specified franchise fee reports in   hard copy and electronic formats pursuant to ODJFS specifications.

2. FINANCIAL PERFORMANCE MEASURES AND STANDARDS

This Appendix establishes specific expectations concerning the financial performance of MCPs.  In the interest of administrative simplicity  and nonduplication of areas of the ODI authority, ODJFS’  emphasis is on the assurance of access to and quality of care. ODJFS will focus only on a limited number of indicators and related standards to monitor plan performance.  The three indicators and standards for this contract period are identified below, along with the calculation methodologies.  The source for each indicator will be the NAIC Quarterly and Annual Financial Statements.

Report Period: Compliance will be determined based on the annual Financial Statement.

 a. Indicator: Net Worth as measured by Net Worth Per Member

Definition: Net Worth = Total Admitted Assets minus Total Liabilities divided by Total Members across all lines of business

Standard: For the financial report that covers calendar year 2008, a minimum net worth per member of $151.00, as determined from the annual Financial Statement submitted to ODI and the ODJFS.

The Net Worth Per Member (NWPM) standard is the Medicaid Managed Care Capitation amount paid to the MCP during the preceding calendar year, including delivery payments, but excluding the at-risk amount, expressed as a per-member per-month figure, multiplied by the applicable proportion below:

0.75 if the MCP had a total membership of 100,000 or more during that calendar year

0.90 if the MCP had a total membership of less than 100,000 for that calendar year

If the MCP did not receive Medicaid Managed Care Capitation payments during the preceding calendar year, then the NWPM standard for the MCP is the average Medicaid Managed Care capitation amount paid to Medicaid-contracting MCPs during the preceding calendar year, including delivery payments, but excluding the at-risk amount, multiplied by the applicable proportion above.

b. Indicator: Administrative Expense Ratio

Definition: Administrative Expense Ratio = Administrative Expenses minus Franchise Fees divided by Total Revenue minus Franchise Fees.

Standard: Administrative Expense Ratio  not to exceed 15%, as determined from the annual Financial Statement submitted to ODI and ODJFS.

 c. Indicator: Overall Expense Ratio

Definition: Overall Expense Ratio = The sum of the Administrative Expense  Ratio and the Medical Expense Ratio.

Administrative Expense Ratio = Administrative Expenses minus Franchise Fees divided by Total Revenue minus Franchise Fees.

Medical Expense Ratio = Medical Expenses divided by Total Revenue minus Franchise Fees.

Standard: Overall Expense Ratio not to exceed 100% as determined from the annual Financial Statement submitted to ODI and ODJFS.

Penalty for noncompliance: Failure to meet any standard on 2.a., 2.b., or 2.c. above will result in ODJFS requiring the MCP to complete a corrective action plan (CAP) and specifying the date by which compliance must be demonstrated.  Failure to meet the standard or otherwise comply with the CAP by the specified date will result in a new membership freeze unless ODJFS determines that the deficiency does not potentially jeopardize access to or quality of care or affect the MCP’s ability to meet administrative requirements (e.g., prompt pay requirements).  Justifiable reasons for noncompliance may include one-time events (e.g., MCP investment in information system products).

If the financial statement is not submitted to ODI by the due date, the MCP continues to be obligated to submit the report to ODJFS by ODI’s originally specified due date unless the MCP requests and is granted an extension by ODJFS.

Failure to submit complete quarterly and annual Financial Statements on a timely basis will be deemed a failure to meet the standards and will be subject to the noncompliance penalties listed for indicators 2.a., 2.b., and 2.c., including the imposition of a new membership freeze. The new membership freeze will take effect at the first of the month following the month in which the determination was made that the MCP was non-compliant for failing to submit financial reports timely.

In addition, ODJFS will review two liquidity indicators if a plan demonstrates potential problems in meeting related administrative requirements or the standards listed above.  The two standards, 2.d and 2.e,  reflect ODJFS’ expected level of performance.  At this time, ODJFS has not established penalties for noncompliance with these standards; however, ODJFS will consider the MCP’s performance regarding the liquidity measures, in addition to indicators 2.a., 2.b., and 2.c., in determining whether to impose a new membership freeze, as outlined above, or to not issue or renew a contract with an MCP.  The source for each indicator will be the NAIC Quarterly and annual Financial Statements.

Long-term investments that can be liquidated without significant penalty within 24 hours, which a plan would like to include in Cash and Short-Term Investments in the next two measurements, must be disclosed in footnotes on the NAIC Reports.  Descriptions and amounts should be disclosed.  Please note that “significant penalty” for this purpose is any penalty greater than 20%. Also, enter the amortized cost of the investment, the market value of the investment, and the amount of the penalty.

 d. Indicator: Days Cash on Hand

Definition: Days Cash on Hand = Cash and Short-Term Investments divided by (Total Hospital and Medical Expenses plus Total Administrative Expenses) divided by 365.

Standard: Greater than 25 days as determined from the annual Financial Statement submitted to ODI and ODJFS.

 e. Indicator: Ratio of Cash to Claims Payable

Definition: Ratio of Cash to Claims Payable = Cash and Short-Term Investments divided by claims Payable (reported and unreported).

Standard: Greater than 0.83 as determined from the annual Financial Statement submitted to ODI and ODJFS.

3. REINSURANCE REQUIREMENTS

Pursuant to the provisions of OAC rule 5101:3-26-09 (C), each MCP must carry reinsurance coverage from a licensed commercial carrier to protect against inpatient-related medical expenses incurred by Medicaid members.

The annual deductible or retention amount for such insurance must be specified in the reinsurance agreement and must not exceed $75,000.00, except as provided below.  Except for transplant services, and as provided below, this reinsurance must cover, at a minimum, 80% of inpatient costs incurred by one member in one year, in excess of $75,000.00.

For transplant services, the reinsurance must cover, at a minimum, 50% of inpatient transplant related costs incurred by one member in one year, in excess of $75,000.00.

An MCP may request a higher deductible amount and/or that the reinsurance cover less than 80% of inpatient costs in excess of the deductible amount.  If the MCP does not have more than 75,000 members in Ohio, but does have more than 75,000 members between Ohio and other states, ODJFS may consider alternate reinsurance arrangements.  However, depending on the corporate structures of the Medicaid MCP, other forms of security may be required in addition to reinsurance.  These other security tools may include parental guarantees, letters of credit, or performance bonds. In determining whether or not the request will be approved, the ODJFS may consider any or all of the following:

a. whether the MCP has sufficient reserves available to pay unexpected claims;

b. the MCP’s history in complying with financial indicators 2.a., 2.b., and 2.c., as specified in this Appendix.

c. the number of members covered by the MCP;

d. how long the MCP has been covering Medicaid or other members on a full risk basis.

e.   risk based capital ratio greater than 2.5 calculated from the last annual ODI financial statement.

f.   scatter diagram or bar graph from the last calendar year that shows the number of reinsurance claims that exceeded the current reinsurance  deductible.

The MCP has been approved  to have a reinsurance policy with a deductible amount of  $75,000 that covers 80% of inpatient costs in excess of the deductible amount for non-transplant services.

Penalty for noncompliance: If it is determined that an MCP failed to have reinsurance coverage, that an MCP’s deductible exceeds $75,000.00 without approval from ODJFS, or that the MCP’s reinsurance for non-transplant services covers less than 80% of inpatient costs in excess of the deductible incurred by one member for one year without approval from ODJFS, then the MCP will be required to pay a monetary penalty to ODJFS.  The amount of the penalty will be the difference between the estimated amount, as determined by ODJFS, of what the MCP would have paid in premiums for the reinsurance policy if it had been in compliance and what the MCP did actually pay while it was out of compliance plus 5%.  For example, if the MCP paid $3,000,000.00 in premiums during the period of non-compliance and would have paid $5,000,000.00 if the requirements had been met, then the penalty would be $2,100,000.00.

If it is determined that an MCP’s reinsurance for transplant services covers less than 50% of inpatient costs incurred by one member for one year, the MCP will be required to develop a corrective action plan (CAP).

4. PROMPT PAY REQUIREMENTS

In accordance with 42 CFR 447.46, MCPs must pay 90% of all submitted clean claims within 30 days of the date of receipt and 99% of such claims within 90 days of the date of receipt, unless the MCP and its contracted provider(s) have established an alternative  payment schedule that is mutually agreed upon and described in their contract.  The prompt pay requirement applies to the processing of both electronic and paper claims for contracting and non-contracting providers by the MCP and delegated claims processing entities.

The date of receipt is the date the MCP receives the claim, as indicated by its date stamp on the claim.  The date of payment is the date of the check or date of electronic payment transmission.  A claim means a bill from a provider for health care services that is assigned a unique identifier.  A claim does not include an encounter form.

A “claim” can include any of the following:  (1) a bill for services; (2) a line item of services; or (3) all services for one recipient within a bill.  A “clean claim” is a claim that can be processed without obtaining additional information from the provider of a service or from a third party.

Clean claims do not include payments made to a provider of service or a third party where the timing of the payment is not directly related to submission of a completed claim by the provider of service or third party (e.g., capitation).  A clean claim also does not include a claim from a provider who is under investigation for fraud or abuse, or a claim under review for medical necessity.

Penalty for noncompliance:  Noncompliance with prompt pay requirements will result in progressive penalties to be assessed on a quarterly basis, as outlined in Appendix N of the Provider Agreement.

5. PHYSICIAN INCENTIVE PLAN DISCLOSURE REQUIREMENTS

MCPs must comply with the physician incentive plan requirements stipulated in 42 CFR 438.6(h).  If the MCP operates a physician incentive plan, no specific payment can be made directly or indirectly under this physician incentive plan to a physician or physician group as an inducement to reduce or limit medically necessary services furnished to an individual.

If the physician incentive plan places a physician or physician group at substantial financial risk [as determined under paragraph (d) of 42 CFR 422.208] for services that the physician or physician group does not furnish itself, the MCP must assure that all physicians and physician groups at substantial financial risk have either aggregate or per-patient stop-loss protection in accordance with paragraph (f) of 42 CFR 422.208, and conduct periodic surveys in accordance with paragraph (h) of 42 CFR 422.208.

In accordance with 42 CFR 417.479 and 42 CFR 422.210, MCPs must maintain copies of the following required documentation and submit to ODJFS annually, no later than 30 days after the close of the state fiscal year and upon any modification of the MCP’s physician incentive plan:

a. A description of the types of physician incentive arrangements the MCP has in place which indicates whether they involve a withhold, bonus, capitation, or other arrangement.  If a physician incentive arrangement involves a withhold or bonus, the percent of the withhold or bonus must be specified.

b. A description of information/data feedback to a physician/group on their: 1) adherence to evidence-based practice guidelines; and  2) positive and/or negative care variances from standard clinical pathways that may impact outcomes or costs.  The feedback information may be used by the MCP for activities such as physician performance improvement projects that include incentive programs or the development of quality improvement initiatives.

c. A description of the panel size for each physician incentive plan.  If patients are pooled, then the pooling method used to determine if substantial financial risk exists must also be specified.

d. If more than 25% of the total potential payment of a physician/group is at risk for referral services, the MCP must maintain a copy of the results of the required patient satisfaction survey and documentation verifying that the physician or physician group has adequate stop-loss protection, including the type of coverage (e.g., per member per year, aggregate), the threshold amounts, and any coinsurance required for amounts over the threshold.

6. NOTIFICATION OF REGULATORY ACTION

Any MCP notified by the ODI of proposed or implemented regulatory action must report such notification and the nature of the action to ODJFS no later than one working day after receipt from ODI.  The ODJFS may request, and the MCP must provide, any additional information as necessary to assure continued satisfaction of program requirements.  MCPs may request that information related to such actions be considered proprietary in accordance with established ODJFS procedures.  Failure to comply with this provision will result in an immediate membership freeze.

APPENDIX K

QUALITY ASSESSMENT AND PERFORMANCE IMPROVEMENT PROGRAM
AND
EXTERNAL QUALITY REVIEW
CFC ELIGIBLE POPULATION

1.    As required by federal regulation, 42 CFR 438.240, each managed care plan (MCP) must have an ongoing Quality Assessment and Performance Improvement Program (QAPI) that is annually prior-approved by the Ohio Department of Job and Family Services (ODJFS).  The program must include the following elements:

a.  PERFORMANCE IMPROVEMENT PROJECTS

Each MCP must conduct performance improvement projects (PIPs), including those specified by ODJFS.  PIPs must achieve, through periodic measurements and intervention, significant and sustained improvement in clinical and non-clinical areas which are expected to have a favorable effect on health outcomes and satisfaction.  MCPs must adhere to ODJFS PIP content and format specifications.

All ODJFS-specified PIPs must be prior-approved by ODJFS.  As part of the external quality review organization (EQRO) process, the EQRO will assist MCPs with conducting PIPs by providing technical assistance and will annually validate the PIPs.  In addition, the MCP must annually submit to ODJFS the status and results of each PIP.

MCPs must initiate the following PIPs:

i.  Non-clinical Topic:  Identifying children/members with special health care needs.

ii. Clinical Topic:  Well-child visits during the first 15 months of life.

iii. Clinical Topic:  Percentage of members aged 2-21 years that access dental care   services.

Initiation of PIPs will begin in the second year of participation in the Medicaid managed care program.

b.    UNDER- AND OVER-UTILIZATION

Each MCP must have mechanisms in place to detect under- and over-utilization of health care services.  The MCP must specify the mechanisms used to monitor utilization in its annual submission of the QAPI program to ODJFS.

It should also be noted that pursuant to the program integrity provisions outlined in Appendix I, MCPs must monitor for the potential under-utilization of services by their members in order to assure that all Medicaid-covered services are being provided, as required.  If any under-utilized services are identified, the MCP must immediately investigate and correct the problem(s) which resulted in such under-utilization of services.

In addition the MCP must conduct an ongoing review of service denials and must monitor utilization on an ongoing basis in order to identify services which may be under-utilized.

c.  SPECIAL HEALTH CARE NEEDS

Each MCP must have mechanisms in place to assess the quality and appropriateness of care furnished to children/members with special health care needs.  The MCP must specify the mechanisms used in its annual submission of the QAPI program to ODJFS.

d.  SUBMISSION OF PERFORMANCE MEASUREMENT DATA

Each MCP must submit clinical performance measurement data as required by ODJFS that enables ODJFS to calculate standard measures.  Refer to Appendix M “Performance Evaluation” for a more comprehensive description of the clinical performance measures.

Each MCP must also submit clinical performance measurement data as required by ODJFS that uses standard measures as specified by ODJFS.  MCPs are required to submit Health Employer Data Information Set (HEDIS) audited data for the following measures:

i.  Well Child Visits in the First 15 Months of Life
ii. Child Immunization Status

The measures must have received a “report” designation from the HEDIS certified auditor and must be specific to the Medicaid population.  Data must be submitted annually and in an electronic format.  Data will be used for MCP clinical performance monitoring and will be incorporated into comparative reports developed by the EQRO.

Initiation of submission of performance data will begin in the second year of participation in the Medicaid managed care program.

e.   QAPI PROGRAM SUBMISSION

Each MCP must implement an evaluation process to review, revise, and/or update the QAPI program.  The MCP must annually submit its QAPI program for review and approval by ODJFS.

2.  EXTERNAL QUALITY REVIEW

In addition to the following requirements, MCPs must participate in external quality review activities as outlined in OAC 5101:3-26-07.

a.  EQRO ADMINISTRATIVE REVIEWS

The EQRO will conduct annual focused administrative compliance assessments for each MCP which will include, but not be limited to, the following domains as specified by ODJFS:  member rights and services, QAPI program, case management, provider networks, grievance system, coordination and continuity of care, and utilization management.  In addition, the EQRO will complete a comprehensive administrative compliance assessment every three (3) years as required by 42 CFR 438.358 and specified by ODJFS.

In accordance with 42 CFR 438.360 and 438.362, MCPs with accreditation from a national accrediting organization approved by the Centers for Medicare and Medicaid Services (CMS) may request a non-duplication exemption from certain specified components of the administrative review.  Non-duplication exemptions may not be requested for SFY 2008.

b.  EXTERNAL QUALITY REVIEW PERFORMANCE

In accordance with OAC 5101:  3-26-07, each MCP must participate in an annual external quality review survey.  If the EQRO cites a deficiency in performance, the MCP will be required to complete a Corrective Action Plan (e.g., ODJFS technical assistance session) or Quality Improvement Directives depending on the severity of the deficiency.  (An example of a deficiency is if an MCP fails to meet certain clinical or administrative standards as supported by national evidence-based guidelines or best practices.)  Serious  deficiencies may result in immediate termination or non-renewal of the provider agreement.  These quality improvement measures recognize the importance of ongoing MCP performance improvement related to clinical care and service delivery.

APPENDIX L

DATA QUALITY
CFC ELIGIBLE POPULATION

A high level of performance on the data quality measures established in this appendix is crucial in order for the Ohio Department of Job and Family Services (ODJFS) to determine the value of the Medicaid Managed Health Care Program and to evaluate Medicaid consumers’ access to and quality of services. Data collected from MCPs are used in key performance assessments such as the external quality review, clinical performance measures, utilization review, care coordination and case management, and in determining incentives.  The data will also be used in conjunction with the cost reports in setting the premium payment rates.  The following measures, as specified in this appendix, will be calculated per MCP and include all Ohio Medicaid members receiving services from the MCP (i.e., Covered Families and Children (CFC) and Aged, Blind, or Disabled (ABD) membership, if applicable):  Incomplete Outpatient Hospital Data, Rejected Encounters, Acceptance Rate, Encounter Data Accuracy, and Generic Provider Number Usage.

Data sets collected from MCPs with data quality standards include: encounter data; case management data; data used in the external quality review; members’ PCP data; and appeal and grievance data.

1. ENCOUNTER DATA

For detailed descriptions of the encounter data quality measures below, see ODJFS Methods for Encounter Data Quality Measures for CFC and ABD.

1.a.  Encounter Data Completeness

Each MCP’s encounter data submissions will be assessed for completeness.  The MCP is responsible for collecting information from providers and reporting the data to ODJFS in accordance with program requirements established in Appendix C, MCP Responsibilities.  Failure to do so jeopardizes the MCP’s ability to demonstrate compliance with other performance standards.

1.a.i. Encounter Data Volume

Measure:  The volume measure for each service category, as listed in Table 2 below, is the rate of utilization (e.g., discharges, visits) per 1,000 member months (MM).

Report Period:  The report periods for the SFY 2008 and SFY 2009 contract periods are listed in Table 1. below.

Table 1. Report Periods for the SFY 2008 and 2009 ContractPeriods

Quarterly Report Periods	Data Source: Estimated Encounter Data File Update	Quarterly Report Estimated Issue Date	Contract Period
Qtr 3 & Qtr 4 2004, 2005, 2006 Qtr 1 2007	July2007	August2007	SFY2008
Qtr3 &Qtr 4 2004, 2005, 2006 Qtr 1, Qtr 2 2007	October 2007	November 2007
Qtr 4 2004,2005, 2006Qtr 1 thru Qtr 3 2007	January 2008	February 2008
Qtr 1 thru Qtr 4: 2005, 2006, 2007	April 2008	May 2008
Qtr 2 thru Qtr 4 2005, Qtr 1 thru Qtr 4: 2006, 2007 Qtr 1 2008	July 2008	August 2008	SFY 2009
Qtr 3, Qtr 4: 2005, Qtr 1 thru Qtr 4: 2006, 2007 Qtr 1, Qtr 2 2008	October 2008	November 2008
Qtr 4: 2005, Qtr 1 thru Qtr 4: 2006, 2007 Qtr 1 thru Qtr 3: 2008	January 2009	February 2009
Qtr 1 thru Qtr 4: 2006, 2007, 2008	April 2009	May 2009
Qtr1 = January to March     Qtr2 = April to June    Qtr3 = July to September    Qtr4 = October to December

Table 2. Standards – Encounter Data Volume (County-Based Approach)

Data Quality Standard, County-Based Approach:  The standards in Table 2 apply to the MCP’s county-based results (see County-Based Approachbelow).  The utilization rate for all service categories listed in Table 2 must be equal to or greater than the standard established in Table 2 below.

Category	Measure per 1,000/MM	Standard for Dates of Service 7/1/2003 thru 6/30/2004	Standard for Dates of Service 7/1/2004thru 6/30/2006	Standard for Dates of Service on or after 7/1/2006	Description
Inpatient Hospital	Discharges	5.4	5.0	5.4	General/acute care, excluding newborns and mental health and chemical dependency services
Emergency Department	Visits	51.6	51.4	50.7	Includes physician and hospital emergency department encounters
Dental		38.2	41.7	50.9	Non-institutional and hospital dental visits
Vision		11.6	11.6	10.6	Non-institutional and hospital outpatient optometry and ophthalmology visits
Primary and Specialist Care		220.1	225.7	233.2	Physician/practitioner and hospital outpatient visits
Ancillary Services		144.7	123.0	133.6	Ancillary visits
Behavioral Health	Service	7.6	8.6	10.5	Inpatient and outpatient behavioral encounters
Pharmacy	Prescriptions	388.5	457.6	492.2	Prescribed drugs

County-Based Approach:  All counties with managed care membership as of  February 1, 2006, will be included in a county-based encounter data volume measure until regional evaluation is implemented for the county’s applicable region..  Upon implementation of  regional-based evaluation for a particular county’s region, the county will be included in the MCP’s regional-based results and will no longer be included in the MCP’s county-based results. County-based results will be determined by MCP (i.e., one utilization rate per service category for all applicable counties) and must be equal to or greater than the standards established in Table 2 above.  [Example: The county-based result for MCP AAA, which has contracts in the Central and West Central regions, will include Franklin, Pickaway, Montgomery, Greene and Clark counties (i.e., counties with managed care membership as of February 1, 2006).  When the regional-based evaluation is implemented for the Central region, Franklin and Pickaway counties, along with all other counties in the region, will then be included in the Central region results for MCP AAA; Montgomery, Greene, and Clark counties will remain in the county-based results for MCP AAA until the West Central regional measure is implemented.]

Interim Regional-Based Approach:
Prior to the transition to the regional-based approach, encounter data volume will be evaluated by MCP, by region, using an interim approach.  All regions with managed care membership will be included in results for an interim regional-based encounter data volume measure until regional evaluation is implemented for the applicable region (see Regional-Based Approach below).  Encounter data volume will be evaluated by MCP ( i.e., one utilization rate per service category for all counties in the region).  The utilization rate for all service categories listed in Table 3 must be equal to or greater than the standard established in Table 3 below.  The standards listed in Table 3 below are based on utilization data for counties with managed care membership as of February 1, 2006, and have been adjusted to accommodate estimated differences in utilization for all counties in a region, including counties that did not have membership as of February 1, 2006.

Prior to implementation of the regional-based approach, an MCP’s encounter data volume will be evaluated using the county-based approach and the interim regional-based approach.  A county with managed care membership as of  February 1, 2006, will be included in both the County-Based approach and the Interim Regional-Based approach until regional evaluation is implemented for the county’s applicable region.

Data Quality Standard, Interim Regional-Based Approach:  The standards in Table 3 apply to the MCP’s interim regional-based results.  The utilization rate for all service categories listed in Table 3 must be equal to or greater than the standard established in Table 3 below.

Table 3. Standards – Encounter Data Volume (Interim Regional-Based Approach)

Category	Measure per 1,000/MM	Standard for Dates of Service on or after 7/1/2006	Description
Inpatient Hospital	Discharges	2.7	General/acute care, excluding newborns and mental health and chemical dependency services
Emergency Department	Visits	25.3	Includes physician and hospital emergency department encounters
Dental		25.5	Non-institutional and hospital dental visits
Vision		5.3	Non-institutional and hospital outpatient optometry and ophthalmology visits
Primary and Specialist Care		116.6	Physician/practitioner and hospital outpatient visits
Ancillary Services		66.8	Ancillary visits
Behavioral Health	Service	5.2	Inpatient and outpatient behavioral encounters
Pharmacy	Prescriptions	246.1	Prescribed drugs

Determination of Compliance:Performance is monitored once every quarter for the entire report period.  If the standard is not met for every service category in all quarters of the report period in either the county-based or interim regional-based approach, or both, then the MCP will be determined to be noncompliant for the report period.

Penalty for noncompliance:  The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction. Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 6.) of two percent of the current month’s premium payment.  Monetary sanctions will not be levied for consecutive quarters that an MCP is determined to be noncompliant.  If an MCP is noncompliant for three consecutive quarters, membership will be frozen. Once the MCP is determined to be compliant with the standard and the violations/deficiencies are resolved to the satisfaction of ODJFS, the penalties will be lifted, if applicable, and monetary sanctions will be returned.

Regional-Based Approach:   Transition to the regional-based approach will occur by region, after  the first four quarters (i.e., full calendar year quarters) of regional membership.  Encounter data volume will be evaluated by MCP, by region, after determination of the regional-based data quality standards.  ODJFS will use the first four quarters of data (i.e., full calendar year quarters) from all MCPs serving in an active region to determine minimum encounter volume data quality standards for that region.

1.a.ii. Incomplete Outpatient Hospital Data

Since July 1, 1997, MCPs have been required to provide both the revenue code and the HCPCS code on applicable outpatient hospital encounters. ODJFS will be monitoring, on a quarterly basis, the percentage of hospital encounters which contain  a revenue code and CPT/HCPCS code. A CPT/HCPCS code must accompany certain revenue center codes. These codes are listed in Appendix B of Ohio Administrative Code rule 5101:3-2-21 (fee-for-service outpatient hospital policies) and in the methods for calculating the completeness measures.

Measure: The percentage of outpatient hospital line items with certain revenue center codes, as explained above, which had an accompanying valid procedure (CPT/HCPCS) code.  The measure will be calculated per MCP.

Report Period:  For the SFY 2008 and SFY 2009 contractperiods, performance will be evaluated using the report periods listed in 1.a.i., Table 1.

Data Quality Standard: The data quality standard is a minimum rate of 95%.

Determination of Compliance:  Performance is monitored once every quarter for all report periods.

For quarterly reports that are issued on or after July 1, 2007, an MCP will be determined to be noncompliant for the quarter if the standard is not met in any report period and the initial instance of noncompliance in a report period is determined on or after July 1, 2007.  An initial instance of noncompliance means that the result for the applicable report period was in compliance as determined in the prior quarterly report, or the instance of noncompliance is the first determination for an MCP’s first quarter of measurement.

Penalty for noncompliance:  The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction.

Upon all subsequent quarterly measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 6) of one percent of the current month’s premium payment.  Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.

1.a.iii. Incomplete Data For Last Menstrual Period

As outlined in ODJFS Encounter Data Specifications, the last menstrual period (LMP) field is a required encounter data field. It is discussed in Item 14 of the “HCFA 1500 Billing Instructions.” The date of the LMP is essential for calculating the clinical performance measures and allows the ODJFS to adjust performance expectations for the length of a pregnancy.

The occurrence code and date fields on the UB-92, which are “optional” fields, can also be used to submit the date of the LMP. These fields are described in Items 32a & b, 33a & b, 34a & b, 35a & b of the “Inpatient Hospital” and  “Outpatient Hospital UB-92 Claim Form Instructions.”

An occurrence code value of  ‘10’ indicates that a LMP date was  provided. The actual date of the LMP would be given in the ‘Occurrence Date’ field.

Measure: The percentage of recipients with a live birth during the report period where a “valid” LMP date was given on one or more of the recipient’s perinatal claims. If the LMP date is before the date of birth and there is a difference of between 119 and 315 days between the date the recipient gave birth and the LMP date, then the LMP date will be considered a valid date.  The measure will be calculated per MCP (i.e., to include the MCP’s service area for the CFC.

Report Period:   For the SFY 2008 contract period, performance will be evaluated using the January - December 2007 report period.  For the SFY 2009 contract period, performance will be evaluated using the January - December 2008 report period.

Data Quality Standard: The data quality standard is a minimum rate of 80%.

Penalty for noncompliance:  The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction. Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 6.) of one percent of the current month’s premium payment.  Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.

1.a.iv. Rejected Encounters

Encounters  submitted to ODJFS that are incomplete or inaccurate are rejected and  reported back to the MCPs on the Exception Report.  If an MCP does not resubmit rejected encounters, ODJFS’ encounter data set will be incomplete.

Measure 1 only applies to MCPs that have had Medicaid membership for more than one year.

Measure 1:  The percentage of encounters submitted to ODJFS that are rejected.  The measure will be calculated per MCP.

Report Period:  For the SFY 2008 contract period, performance will be evaluated using the following report periods:  April - June 2007; July - September 2007; October - December 2007, January - March 2008, and April – June 2008.  For the SFY 2009 contract period, performance will be evaluated using the following report periods:  July - September 2008; October - December 2008,  January - March 2009, and April – June 2009.

Data Quality Standard for measure 1:  Data Quality Standard 1 is a maximum encounter data rejection rate of 10% for each file type in the ODJFS-specified medium performat for encounters submitted in SFY 2004 and thereafter. The measure will be calculated per MCP.

Determination of Compliance:  Performance is monitored once every quarter. Compliance determination with the standard applies only to the quarter under consideration and does not include performance in previous quarters.

Penalty for noncompliance with the Data Quality Standard for measure 1:  The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction. Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 6.) of one percent of the current month’s premium payment.  The monetary sanction will be applied for each file type in the ODJFS-specified medium per format that is determined to be out of compliance.  Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.

Measure 2 only applies to MCPs that have had Medicaid membership for one year or less.

Measure 2:  The percentage of encounters submitted to ODJFS that are rejected. The measure will be calculated per MCP.

Report Period: The report period for Measure 2 is monthly.  Results are calculated and performance is monitored monthly. The first reporting month begins with the third month of enrollment.

Data Quality Standard for measure 2:  The data quality standard is a maximum encounter data rejection rate for each file type in the ODJFS-specified medium per format as follows:

Third through sixth months with membership: 50%
Seventh through twelfth month with membership: 25%

Files in the ODJFS-specified medium per format that are totally rejected will not be considered in the determination of noncompliance.

Determination of Compliance:  Performance is monitored once every month.  Compliance determination with the standard applies only to the month under consideration and does not include performance in previous quarters.

Penalty for Noncompliance withthe Data Quality Standard for measure 2:  If the MCP is determined to be noncompliant for either standard, ODJFS will impose a monetary sanction of one percent of the MCP’s current month’s premium payment.  The monetary sanction will be applied for each file type in the ODJFS-specified medium per format that is determined to be out of compliance.  The monetary sanction will be applied only once per file type per compliance determination period and will not exceed a total of two percent of the MCP’s current month’s premium payment.  Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.  Special consideration will be made for MCPs with less than 1,000 members.

1.a.v. Acceptance Rate

This measure only applies to MCPs that have had Medicaid membership for one year or less.

Measure:  The rate of encounters that are submitted to ODJFSand accepted (accepted encounters per 1,000 member months).  The measure will be calculated per MCP.

Report Period:  The report period for this measure is monthly.  Results are calculated and performance is monitoredmonthly. The first reporting month begins with the third month of enrollment.

Data Quality Standard:  The data quality standard is a monthly minimum accepted rate of encounters for each file type in the ODJFS-specified medium per format as follows:

Third through sixth month with membership:	50 encounters per 1,000 MM for NCPDP
65 encounters per 1,000 MM for NSF
20 encounters per 1,000 MM for UB-92

Seventh through twelfth month of membership:	250 encounters per 1,000 MM for NCPDP
350 encounters per 1,000 MM for NSF
100 encounters per 1,000 MM for UB-92

Determination of Compliance:  Performance is monitored once every month. Compliance determination with the standard applies only to the month under consideration and does not include performance in previous months.

Penalty for Noncompliance:  If the MCP is determined to be noncompliant with the standard, ODJFS will impose a monetary sanction of one percent of the MCP’s current month’s premium payment.  The monetary sanction will be applied for each file type in the ODJFS-specified medium per format that is determined to be out of compliance. The monetary sanction will be applied only once per file type per compliance determination period and will not exceed a total of two percent of the MCP’s current month’s premium payment.  Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.  Special consideration will be made for MCPs with less than 1,000 members.

1.b.  Encounter Data Accuracy

As with data completeness, MCPs are responsible for assuring the collection and submission of accurate data to ODJFS.  Failure to do so jeopardizes MCPs’ performance, credibility and, if not corrected, will be assumed to indicate a failure in actual performance.

1.b.i.  Encounter Data Accuracy Studies

Measure 1:  The focus of this accuracy study will be on delivery encounters.  Its primary purpose will be to verify that MCPs submit encounter data accurately and  to ensure only one payment is made per delivery.  The rate of appropriate payments will be determined by comparing a sample of delivery payments to the medical record.  The measure will be calculated per MCP (i.e., to include the MCP’s entire service area for the CFC membership.

Report Period:  In order to provide timely feedback on the accuracy rate of encounters, the report period will be the most recent from when the measure is initiated.  This measure is conducted annually.

Medical records retrieval from the provider and submittal to ODJFS or its designee is an integral component of the validation process.  ODJFS has optimized the sampling to minimize the number of records required.  This methodology requires a high record submittal rate.  To aid MCPs in achieving a high submittal rate, ODJFS will give at least an 8 week period to retrieve and submit medical records as a part of the validation process.  A record submittal rate will be calculated as a percentage of all records requested for the study.

Data Quality Standard 1 for Measure 1:For results that are finalized during the contract year, the accuracy rate for encounters generating delivery payments is 100%.

Penalty for noncompliance: The MCP must participate in a detailed review of delivery payments made for deliveries during the report period.  Any duplicate or unvalidated delivery payments must be returned to ODJFS.

Data Quality Standard 2 for Measure 1:  A minimum record submittal rate of 85%.

Penalty for noncompliance:  For all encounter data accuracy studies that are completed during this contract period, if an MCP is noncompliant with the standard, ODJFS will impose a non-refundable $10,000 monetary sanction.

Measure 2:  This accuracy study will compare the accuracy and completeness of  payment data stored in  MCPs’ claims systems during the study period to payment data submitted to and accepted by ODJFS. The measure will be calculated per MCP.

Payment information found in MCPs’ claims systems for paid claims that does not match payment information found on a corresponding encounter will be counted as omissions.

Report Period:  In order to provide timely feedback on the omission rate of encounters, the report period will be the most recent from when the measure is initiated.  This measure is conducted annually.

Data Quality Standard for Measure 2:   TBD for SFY 2008 and SFY 2009 based on study conducted in SFY 2007 (standard to be released in June, 2007).

Penalty for Noncompliance:  The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction. Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 6) of one percent of the current month’s premium payment.  Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.

1.b.ii.  Generic Provider Number Usage

Measure: This measure is the percentage of non-pharmacy encounters with the generic provider number.  Providers submitting claims which do not have an MMIS provider number must be submitted to ODJFS with the generic provider number 9111115.  The measure will be calculated per MCP.

All other encounters are required to have the MMIS provider number of the servicing provider.  The report period for this measure is  quarterly.

Report Period:  For the SFY 2008 and SFY 2009 contract periods, performance will be evaluated using the report periods listed in 1.a.i., Table 1.

Data Quality Standard:A maximum generic provider number usage rate of 10%.

Determination of Compliance: Performance is monitored once every quarter for all report periods.  For quarterly reports that are issued on or after July 1, 2007, an MCP will be determined to be noncompliant for the quarter if the standard is not met in any report period and the initial instance of noncompliance in a report period is determined on or after July 1, 2007.  An initial instance of noncompliance means that the result for the applicable report period was in compliance as determined in the prior quarterly report, or the instance of noncompliance is the first determination for an MCP’s first quarter of measurement.

Penalty for noncompliance:   The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction.

Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 6.) of three percent of the current month’s premium payment.  Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.

1.c. Timely Submission of Encounter Data

1.c.i.  Timeliness

ODJFS recommends submitting encounters no later than thirty-five days after the end of the month in which they were paid.  ODJFS does not monitor standards specifically for timeliness, but the minimum claims volume (Section 1.a.i.) and the rejected encounter (Section 1.a.v.) standards are based on encounters being submitted within this time frame.

1.c.ii.  Submission of Encounter Data Files in the ODJFS-specified medium per format

Information concerning the proper submission of encounter data may be obtained from the ODJFS Encounter Data File and Submission Specifications document.  The MCP must submit a letter of certification, using the form required by ODJFS, with each encounter data file in the ODJFS-specified medium per format.

The letter of certification must be signed by the MCP’s Chief Executive Officer (CEO), Chief Financial Officer (CFO), or an individual who has delegated authority to sign for, and who reports directly to, the MCP’s CEO or CFO.

2. CASE MANAGEMENT DATA

ODJFS designed a case management system (CAMS) in order to monitor MCP compliance with program requirements specified in Appendix G, Coverage and Services.  Each MCP’s case management data submissions will be assessed for completeness and accuracy.   The MCP is responsible for submitting a  case management file every month.  Failure to do so jeopardizes the MCP’s ability to demonstrate compliance with CSHCN requirements.   For detailed descriptions of the case management measures below, see ODJFS Methods for Case Management Data Quality Measures.

2.a.   Case Management System Data Accuracy

2.a.i. Open Case Management Spans for Disenrolled Members (this measure will be discontinued as of January 2008)

Measure:  The percentage of the MCP’s adult and children case management records in the Screening, Assessment, and Case Management System that have open case management date spans for members who have disenrolled from the MCP.

Report Period: For the third and fourth quarters of  SFY 2007, January – March 2007, and April – June 2007 report periods.  For the SFY 2008 contract period,  July – September 2007, and October – December 2007.

Statewide and Regional Data Quality Standard:  A rate of open case management spans for disenrolled members of no more than 1.0%.

For an MCP which had membership as of February 1, 2006:  Performance will be evaluated using: 1) region-based results for any active region  in which all selected MCPs had at least 10,000 members during each month of the entire report period; and/or 2) the statewide result for all counties that were not included in the region-based results, but in which the MCP had managed care membership as of February 1, 2006.

For any MCP which did not have membership as of February 1, 2006: Performance will begin to be evaluated using region-based results for any active region  in which all selected MCPs had at least 10,000 members during each month of the entire report period.

Regional-Based Approach:MCPs will be evaluated by region, using results for all counties included in the region.

Penalty for noncompliance:   If an MCP is noncompliant with the standard, then the ODJFS will issue a Sanction Advisory informing the MCP that a monetary sanction will be imposed if the MCP is noncompliant for any future report periods.  Upon all subsequent semi-annual measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction of one-half of one percent of the current month’s premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.

2.b.  Timely Submission of Case Management Files

Data Quality Submission Requirement: The MCP must submit Case Management files on a monthly basis according to the specifications established in ODJFS’ Case Management File and Submission Specifications.

Penalty for noncompliance :See Appendix N, Compliance Assessment System, for the penalty for noncompliance with this requirement.

3. EXTERNAL QUALITY REVIEW DATA

In accordance with federal law and regulations, ODJFS  is required to conduct an independent quality review of contracting managed care plans.  The OAC rule 5101:3-26-07(C) requires MCPs to submit data and information as requested by ODJFS or its designee for the annual external quality review.

Two information sources are integral to these studies: encounter data and medical records. Because encounter data is used to draw samples for these studies, quality must be sufficient to ensure valid sampling.

An adequate number of  medical records must then be retrieved from providers and submitted to ODJFS or its designee in order to generalize results to all applicable members.  To aid MCPs in achieving the required medical record submittal rate, ODJFS will give at least an eight week period to retrieve and submit medical records.

3.a. Independent External Quality Review

Measure:  The percentage of requested records for a study conducted by the External Quality Review Organization (EQRO) that are submitted by the managed care plan.

Report Period:  The report period is one year. Results are calculated and performance is monitored annually.  Performance is measured with each review.

Data Quality Standard: A minimum record submittal rate of 85% for each clinical measure.

Penalty for noncompliance for Data Quality Standard:  For each study that is completed during this contract period, if an MCP is noncompliant with the standard, ODJFS will impose a non-refundable $10,000 monetary sanction.

4.  MEMBERS’ PCP DATA

The designated PCP is the provider who will manage and coordinate the overall care for CFC members, including those who have case management needs.  The MCP must submit  a Members’ Designated PCP file every month.  Specialists may and should be identified as the PCP as appropriate for the member’s condition per the specialty types specified for the CFC population in ODJFS Member’s PCP Data File and Submission Specifications; however, no CFC member may have more than one PCP identified for a given month.

4.a.  Timely submission of Member’s PCP Data

Data Quality Submission Requirement:  The MCP must submit a Members’ Designated PCP Data file on a monthly basis according to the specifications established in ODJFS Member’s PCP Data File and Submission Specifications.

Penalty for noncompliance:  See Appendix N, ComplianceAssessment System, for the penalty for noncompliance with this requirement.

4.b.  Designated PCP for newly enrolled members (only applicable for report periods prior to January 2008)

Measure:  The percentage of MCP’s newly enrolled members who were designated a PCP by their effective date of enrollment.

Report Periods:  For the third and fourth quarters of SFY 2007, performance will be evaluated using the January – March 2007 and April – June 2007 report periods.  For the SFY 2008 contract period, performance will be evaluated using the July-September 2007, and October – December 2007 report periods.

Data Quality Standard:  SFY 2007 will be informational only. A minimum rate of 75% of new members with PCP designation by their effective date of enrollment for quarter one and quarter two of SFY 2008.

Statewide Approach:  MCPs will be evaluated using a statewide result, including all active regions and counties (Mahoning and Trumbull) in which an MCP has CFC membership.

Penalty for noncompliance:  If an MCP is noncompliant with the standard, ODJFS will impose a monetary sanction of one-half of one percent the current month’s premium payment.  Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.  As stipulated in OAC rule 5101:3-26-08.2, each new member must have a designated primary care provider (PCP) prior to their effective date of coverage.  Therefore, MCPs are subject to additional corrective action measures under Appendix N, Compliance Assessment System, for failure to meet this requirement.

4.b.i.  Designated PCP for newly enrolled members (only applicable for report periods after December 2007)

Measure:  The percentage of MCP’s newly enrolled members who were designated a PCP by their effective date of enrollment.

Statewide Approach:  MCPs  will be evaluated using their statewide result, including all active regions and counties (Mahoning and Trumbull) in which an MCP has CFC membership.

Report Periods:  For the SFY 2009 contract period, performance will be evaluated annually using CY 2008.

Data Quality Standards:  For SFY 2009, a minimum rate of 85% of new members with PCP designation by their effective date of enrollment.

Penalty for noncompliance:  If an MCP is noncompliant with the standard, ODJFS will impose a monetary sanction of one-half of one percent the current month’s premium payment.  Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.  As stipulated in OAC rule 5101:3-26-08.2, each new member must have a designated primary care provider (PCP) prior to their effective date of coverage.  Therefore, MCPs are subject to additional corrective action measures under Appendix N, Compliance Assessment System, for failure to meet this requirement.

5. APPEALS AND GRIEVANCES DATA

Pursuant to OAC rule 5101:3-26-08.4, MCPs are required to submit information at least monthly to ODJFS regarding appeal and grievance activity.  ODJFS requires these submissions to be in an electronic data file format pursuant to the Appeal File and Submission Specifications and Grievance File and Submission Specifications.

The appeal data file and the grievance data file must include all appeal and grievance activity, respectively, for the previous month, and must be submitted by the ODJFS-specified due date.  These data files must be submitted in the ODJFS-specified format and with the ODJFS-specified filename in order to be successfully processed.

Penalty for noncompliance:  MCPs who fail to submit their monthly electronic data files to the ODJFS by the specified due date or who fail to resubmit, by no later than the end of that month, a file which meets the data quality requirements will be subject to penalty as stipulated under the Compliance Assessment System (Appendix N).

6.  NOTES

6.a.	Penalties, Including Monetary Sanctions, for Noncompliance

Penalties for noncompliance with standards outlined in this appendix, including monetary sanctions, will be imposed as the results are finalized.  With the exception of  Sections 1.a.i., 1.a.iii., 1.a.v., 1.a.vi., and 1.b.ii, no monetary sanctions described in this appendix will be imposed if the MCP is in its first contract year of Medicaid program participation.  Notwithstanding the penalties specified in this Appendix, ODJFS reserves the right to apply the most appropriate penalty to the area of deficiency identified when an MCP is determined to be noncompliant with a standard.  Monetary penalties for noncompliance with any individual measure,  as determined in this appendix,  shall not exceed $300,000 during each evaluation period.

Refundable monetary sanctions will be based on the premium payment in the month of  the cited deficiency and due within 30 days of notification by ODJFS to the MCP of the amount.

Any monies collected through the imposition of such a sanction will be returned to the MCP (minus any applicable collection fees owed to the Attorney General’s Office, if the MCP has been delinquent in submitting payment) after the MCP has demonstrated full compliance with the particular program requirement and the violations/deficiencies are resolved to the satisfaction of ODJFS.  If an MCP does not comply within two years of the date of notification of noncompliance, then the monies will not be refunded.

6.b. Combined Remedies

If ODJFS determines that one systemic problem is responsible for multiple deficiencies, ODJFS may impose a combined remedy which will address all areas of deficient performance.  The total fines assessed in any one month will not exceed 15% of the MCP’s monthly premium payment.

6.c.  Membership Freezes

MCPs found to have a pattern of repeated or ongoing noncompliance may be subject to a membership freeze.

6.d.  Reconsideration

Requests for reconsideration of monetary sanctions and enrollment freezes may be submitted as provided in Appendix N, Compliance Assessment System.

6.e.  Contract Termination, Nonrenewals, or Denials

Upon termination either by the MCP or ODJFS, nonrenewal, or denial of an MCP provider agreement, all previously collected refundable monetary sanctions will be retained by ODJFS.

APPENDIX M

PERFORMANCE EVALUATION
CFC ELIGIBLE POPULATION

This appendix establishes minimum performance standards for managed care plans (MCPs) in key program areas.  The intent is to maintain accountability for contract requirements.  Standards are subject to change based on the revision or update of applicable national standards, methods or benchmarks.  Performance will be evaluated in the categories of Quality of Care, Access, Consumer Satisfaction, and Administrative Capacity.  Each performance measure has an accompanying minimum performance standard. MCPs with performance levels below the minimum performance standards will be required to take corrective action.

With the statewide expansion of the Ohio Medicaid Managed Care Program for the Covered Families and Children (CFC) population nearly complete, evaluation of performance will transition to a statewide approach encompassing all members who meet the criteria specified per the given methodology for each measure (i.e., measures will include members in any county who meet criteria per the given methodology as opposed to only those members with managed care membership as of February 1, 2006).

The statewide approach will be implemented beginning January 1, 2008.  Due to differences in data and reporting requirements, transition to statewide measurement will vary by performance measure. Given that the original intent of the SFY 2007 and SFY 2008 Covered Families and Children Provider Agreements, Appendix M, was to transition to a regional-based system of evaluation, several performance measures have used regional-based results for performance monitoring. Regional-based performance monitoring will be discontinued for all measures in Appendix M for report periods from January, 2008 onward.  Unless otherwise noted, performance measures and standards (see Sections 1, 2, 3 and 4 of this appendix) will be applicable for all counties in which the MCP has membership as of February 1, 2006, until statewide measurement is implemented.

Selected measures in this appendix will be used to determine pay-for-performance (P4P) as specified in Appendix O, Pay for Performance.

1.  QUALITY OF CARE

1.a. Independent External Quality Review

In accordance with federal law and regulations, state Medicaid agencies must annually provide for an external quality review of the quality outcomes and timeliness of, and access to, services provided by Medicaid-contracting MCPs [(42 CFR 438.204(d)].  The external review assists the state in assuring MCP compliance with program requirements and facilitates the collection of accurate and reliable information concerning MCP performance.

Measure:  The independent external quality review covers a review of clinical and non-clinical performance as outlined in Appendix K.

Report Period:  Performance will be evaluated using the reviews conducted during SFY2008.

Action Required for Deficiencies:  For all reviews conducted during the contract period, if the EQRO cites a deficiency in performance, the MCP will be required to complete a Corrective Action Plan or Quality Improvement Directive depending on the severity of the deficiency.  Serious deficiencies may result in immediate termination or non-renewal of the provider agreement.

1.b.  Children with Special Health Care Needs (CSHCN)

In order to ensure state compliance with  the provisions of 42 CFR 438.208, the Bureau of Managed Health Care established Children with Special Health Care Needs (CSHCN) basic program requirements in Appendix G, Coverage and Services,  and corresponding minimum performance standards as described below. The purpose of these measures is to provide appropriate and targeted case management services to CSHCN.

1.b.i. Case Management of Children (applicable to performance evaluation through December 2007 and P4P through SFY 2009)

Measure: The average monthly case management rate for children under 21 years of age.

Report Period:For the SFY 2007 contract period, January – March 2007, and April – June 2007 report periods.  For the SFY 2008 contract period,  July – September 2007, and October – December 2007 report periods.

County-Based Approach:  MCPs with managed care membership as of  February 1, 2006 will be evaluated using their county-based statewide result until regional evaluation is implemented for the county’s applicable region.  The county-based statewide result will include data for all counties in which the MCP had  membership as of February 1, 2006 that are not included in any regional-based result.  Regional-based results will not be used for evaluation until all selected MCPs in anactive region have at least 10,000 members during each month of the entire report period.  Upon implementation of regional-based evaluation for a particular county’s region, the county will be included in the MCP’s regional-based result and will no longer be included in the MCP’s county-based statewide result. [Example: The county-based statewide result for MCP AAA, which has contracts in the Central and West Central regions, will include Franklin, Pickaway, Montgomery, Greene and Clark counties (i.e., counties in which MCP AAA had managed care membership as of February 1, 2006).  When regional-based evaluation is implemented for the Central region, Franklin and Pickaway counties, along with all other counties in the region, will then be included in the Central region results for MCP AAA; Montgomery, Greene, and Clark counties will remain in the county-based statewide result for evaluation of MCP AAA until the West Central regional-based approach is implemented.]  The last report period using the MCP’s county-based statewide result for the counties in which the MCP had membership as of  February 1, 2006 for P4P (Appendix O) is April-June 2009.

Regional-Based Approach:   MCPs will be evaluated by region, using results for all counties included in the region.  Performance will begin to be evaluated using regional-based results for any active region  in which all selected MCPs had at least 10,000 members during each month of the entire report period.

County and Regional-Based Minimum Performance Standard: For the third and fourth quarters of SFY 2007, a case management rate of 5.0%.  For the first and second quarters of SFY 2008, a case management rate of 5.0%.

Penalty for Noncompliance: The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction.  Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 5) of two percent of the current month’s premium payment. Monetary sanctions will not be levied for consecutive quarters that an MCP is determined to be noncompliant.  If an MCP is noncompliant for a subsequent quarter, new member selection freezes or a reduction of assignments will occur as outlined in Appendix N of the Provider Agreement.  Once the MCP is determined to be compliant with the standard and the violations/deficiencies are resolved to the satisfaction of ODJFS, the penalties will be lifted, if applicable, and monetary sanctions will be returned.

1.b.ii. Case Management of Children (applicable to performance evaluation as of  January, 2008)

Measure: The average monthly case management rate for children under 21 years of age.

Report Period: For the SFY 2008 contract period, January – March 2008, and April – June 2008 report periods.  For the SFY 2009 contract period,  July – September 2008, October – December 2008, January – March 2009, and April – June 2009 report periods.

Regional-Based Statewide Approach:  Performance will be evaluated using a regional-based statewide approach for all active regions and counties (Mahoning and Trumbull) in which the MCP has membership.

Regional-Based Statewide Target:  For the third and fourth quarters of SFY 2008, a case management rate of 5.0%.  For SFY 2009, a case management rate of 5.0%.

Regional-Based Statewide Minimum Performance Standard:  The level of improvement must result in at least a 20% decrease in the difference between the target and the previous report period’s results.

Penalty for Noncompliance:  The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction.  Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 5) of two percent of the current month’s premium payment. Monetary sanctions will not be levied for consecutive quarters that an MCP is determined to be noncompliant.  If an MCP is noncompliant for a subsequent quarter, new member selection freezes or a reduction of assignments will occur as outlined in Appendix N of the Provider Agreement.  Once the MCP is determined to be compliant with the standard and the violations/deficiencies are resolved to the satisfaction of ODJFS, the penalties will be lifted, if applicable, and monetary sanctions will be returned.

1.b.iii. Case Management of Children with an ODJFS-Mandated Condition (applicable to performance evaluation through December 2007)

Measure 1:  The percent of  children under 21 years of age with a positive identification through an ODJFS administrative review of data for the ODJFS-mandated case management condition of  asthma that are case managed.

Measure 2:  The percent of  children age 17 and under with a positive identification through an ODJFS administrative review of data for the ODJFS-mandated case management condition of teenage pregnancy that are case managed.

Measure 3:  The percent of  children under 21 years of age with a positive identification through an ODJFS administrative review of data for the ODJFS-mandated case management condition of HIV/AIDS that are case managed.

Report Periods for Measures 1, 2, and 3: For the SFY 2007 contract period, January – March 2007, and April – June 2007 report periods.  For the SFY 2008 contract period, and July – September 2007, October – December 2007 report periods.

County-Based Approach:  MCPs with managed care membership as of  February 1, 2006 will be evaluated using their county-based statewide result until regional evaluation is implemented for the county’s applicable region.  The county-based statewide result will include data for all counties in which the MCP had membershipas of February 1, 2006 that are not included in any regional-based result.  Regional-based results will not be used for evaluation until all selected MCPs in an active region have at least 10,000 members during each month of the entire report period.  Upon implementation of regional-based evaluation for a particular county’sregion, the county will be included in the MCP’s regional-based result and will no longer be included in the MCP’s county-based statewide result. [Example: The county-based statewide result for MCP AAA, which has contracts in the Central and West Central regions, will include Franklin, Pickaway, Montgomery, Greene and Clark counties (i.e., counties in which MCP AAA had managed care membership as of  February  1, 2006).  When regional-based evaluation is implemented for the Central region, Franklinnd Pickaway counties, along with all other counties in the region, will then be included in the Central region results for MCP AAA; Montgomery, Greene, and Clark counties will remain in the county-based statewide result for evaluation of MCP AAA until the West Central regional-based approach is implemented.]

Regional-Based Approach: MCPs will be evaluated by region, using results for all counties included in the region.  Performance will begin to be evaluated using regional-based results for any active region  in which all selected MCPs had at least 10,000 members during each month of the entire report period.

County and Regional-Based Minimum Performance Standard for Measures 1 and 3: For the third and fourth quarters of SFY 2007, a case management rate of 70%.  For the first and second quarters of SFY 2008, a case management rate of 70%.

County and Regional-Based Minimum Performance Standard for Measure 2: For the third and fourth quarters of SFY 2007, a case management rate of 60%.  For the first and second quarters of SFY 2008, a case management rate of 60%.

Penalty for Noncompliance for Measures 1 and 2:  The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction.  Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 5) of two percent of the current month’s premium payment. Monetary sanctions will not be levied for consecutive quarters that an MCP is determined to be noncompliant.  If an MCP is noncompliant for a subsequent quarter, new member selection freezes or a reduction of assignments will occur as outlined in Appendix N of the Provider Agreement.  Once the MCP is determined to be compliant with the standard and the violations/deficiencies are resolved to the satisfaction of ODJFS, the penalties will be lifted, if applicable, and monetary sanctions will be returned.  Note:  For the first reporting period during which regional results are used to evaluate performance, measures 1, 2, and 3 are reporting-only measures.  For SFY 2008, measure 3 is a reporting-only measure.

1.b.iv. Case Management of Children with an ODJFS-Mandated Condition (applicable to performance evaluation as of  January 2008)

Measure 1:  The percent of  children under 21 years of age with a positive identification through an ODJFS administrative review of data for the ODJFS-mandated case management condition of  asthma that are case managed.
Measure 2:  The percent of  children under 21 years of age with a positive identification through an ODJFS administrative review of data for the ODJFS-mandated case management condition of HIV/AIDS that are case managed.

Report Periods for Measures 1  and 2:   For the SFY 2008 contract period, January – March 2008, and April – June 2008 report periods.  For the SFY 2009 contract period,  July – September 2008, October – December 2008, January – March 2009, and April – June 2009 report periods.

Regional-Based Statewide Approach: Performance will be evaluated using a regional-based statewide approach for all active regions and counties (Mahoning and Trumbull) in which the MCP has membership.

Regional-Based Statewide Target for Measures 1 and 2:  For the third and fourth quarters of SFY 2008, a case management rate of 70%.  For SFY 2009, a case management rate of 80%.

Regional-Based Statewide Minimum Performance Standard for Measures 1 and  2:  The level of improvement must result in at least a 20% decrease in the difference between the target and the previous report period’s results.

Penalty for Noncompliance for Measure  1:  The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction.  Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 5) of two percent of the current month’s premium payment. Monetary sanctions will not be levied for consecutive quarters that an MCP is determined to be noncompliant.  If an MCP is noncompliant for a subsequent quarter, new member selection freezes or a reduction of assignments will occur as outlined in Appendix N of the Provider Agreement.  Once the MCP is determined to be compliant with the standard and the violations/deficiencies are resolved to the satisfaction of ODJFS, the penalties will be lifted, if applicable, and monetary sanctions will be returned. For SFY 2008 and SFY 2009, measure 2 is a reporting-only measure.

1.c. Clinical Performance Measures

MCP performance will be assessed based on the analysis of submitted encounter data for each year. For certain measures, standards are established; the identification of these standards is not intended to limit the assessment of other indicators for performance improvement activities.  Performance on multiple measures will be assessed and reported to the MCPs and others, including Medicaid consumers.

The clinical performance measures described below closely follow the National Committee for Quality Assurance’s Health Plan Employer Data and Information Set (HEDIS).  Minor adjustments to HEDIS measures are required to account for the differences between the commercial population and the Medicaid population, such as shorter and interrupted enrollment periods. NCQA may annually change its method for calculating a measure.  These changes can make it difficult to evaluate whether improvement occurred from a  prior year.  For this reason, ODJFS will use the same methods to calculate the baseline results and the results for the period in which the MCP is being held accountable.  For example, the same methods were being used to calculate calendar year  2005 results (the baseline period) and calendar year  2006 results.  The methods will be updated and a new baseline will be created during 2007 for calendar  year  2006 results.  These results will then serve as the baseline to evaluate whether improvement occurred from calendar  year 2006 to calendar year 2007. Clinical performance measure results will be calculated after a sufficient amount of time has passed after the end of the report period in order to allow for claims runout.  For a comprehensive description of the clinical performance measures below, see ODJFS Methods for Clinical Performance Measures for the CFC Managed Care Program.  Performance standards are subject to change based on the revision or update of NCQA methods or other national standards, methods or benchmarks.

For an MCP which had membership as of February 1, 2006: MCP performance will be evaluated using an MCP’s county-based statewide result for the counties in which the MCP had membership as of February 1, 2006.  For reporting periods CY 2007 and CY 2008, targets and performance standards for Clinical Performance Measures in this Appendix (1.c.i – 1.c.vii) will be applicable to all counties in which MCPs had membership as of February 1, 2006.  The final reporting year for the counties in which an MCP had membership as of February 1, 2006, will be CY 2008.

For any MCP which did not have membership as of February 1, 2006:  Performance will be evaluated using a regional-based statewide approach for all active regions and counties (Trumbull and Mahoning) in which the MCP has membership.

Regional-Based Statewide Approach: MCPs will be evaluated statewide, using results for all active regions and counties (Mahoning and Trumbull) in which the MCP has membership.

For measures requiring one year of baseline data, ODJFS will use the first full calendar year of data (CY 2007 - which may be adjusted based on the number of months of managed care membership) from all MCPs serving CFC membership to determine statewide minimum performance standards.  CY 2008 will be the first reporting year that MCPs will be held accountable to the statewide performance standards for one year measures, and penalties will be applied for noncompliance.

For measures requiring two years of baseline data, ODJFS will use the first two full calendar years of data (CY 2007 and CY 2008 - which may be adjusted based on the number of months of managed care membership) from all MCPs serving CFC membership to determine statewide minimum performance standards.  CY 2009 will be the first reporting year that MCPs will be held accountable to the statewide performance standards for two year measures, and penalties will be applied for noncompliance.

Statewide performance measure results will be calculated after a sufficient amount of time has passed after the end of the report period in order to allow for claims runout.

Report Period:  In order to adhere to the statewide expansion timeline, reporting periods may be adjusted based on the number of months of managed care membership.  For the SFY 2007 contract period, performance will be evaluated using the January - December 2006 report period.  For the SFY 2008 contract period, performance will be evaluated using the January - December 2007 report period.  For the SFY 2009 contract period, performance will be evaluated using the January – December 2008 report period.

1.c.i.  Perinatal Care – Frequency of Ongoing Prenatal Care

Measure:  The percentage of enrolled women with a live birth during the year who received the expected number of prenatal visits.  The number of observed versus expected visits will be adjusted for length of enrollment.

County-Based Statewide Target:  At least 80% of the eligible population must receive 81% or more of the expected number of prenatal visits.

County-Based Statewide Minimum Performance Standard:  The level of improvement must result in at least a 10% decrease in the difference between the target and the previous report period’s results. (For example, if last year’s results were 20%, then the difference between the target and last year’s results is 60%.  In this example, the standard is an improvement in performance of 10% of this difference or 6%. In this example, results of 26% or better would be compliant with the standard.)

Regional-Based Statewide Target:  TBD

Regional-Based Statewide Minimum Performance Standard:  TBD

Action Required for Noncompliance:  Beginning SFY 2007, if the standard is not met and the results are below 42% (44% for SFY 2009), the MCP is required to complete a Corrective Action Plan to address the area of noncompliance.  If the standard is not met and the results are at or above 42% (44% for SFY 2009), ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

1.c.ii.  Perinatal Care - Initiation of Prenatal Care

Measure:    The percentage of enrolled women with a live birth during the year who had a prenatal visit within 42 days of enrollment or by the end of the first trimester for those women who enrolled in the MCP during the early stages of pregnancy.

County-Based Statewide Target: At least 90% of the eligible population initiate prenatal care within the specified time.

County-Based  Statewide Minimum Performance Standard: The level of improvement must result in at least a 10% decrease in the difference between the target and the previous year’s results.

Regional-Based Statewide Target:  TBD

Regional-Based Statewide Minimum Performance Standard:  TBD

Action Required for Noncompliance:  Beginning SFY 2007,  if the standard is not met and the results are below 71% (74% for SFY 2009), the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above 71% (74% for SFY 2009), ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

1.c.iii.  Perinatal Care - Postpartum Care

Measure:   The percentage of women who delivered a live birth who had a postpartum visit on or between 21 days and 56 days after delivery.

County-Based Statewide Target: At least 80% of the eligible population must receive a postpartum visit.

County-Based Statewide Minimum Performance Standard: The level of improvement must result in at least a 5% decrease in the difference between the target and the previous year’s results.

Regional-Based Statewide Target:  TBD

Regional-Based Statewide Minimum Performance Standard:  TBD

Action Required for Noncompliance: Beginning SFY 2007,  if the standard is not met and the results are below 48% (50% for SFY 2009), the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above 48% (50% for SFY 2009), ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

1.c.iv.  Preventive Care for Children - Well-Child Visits

Measure:  The percentage of children who received the expected number of well-child visits adjusted by age and enrollment. The expected number of visits is as follows:

Children who turn 15 months old: six or more well-child visits.

Children who were 3, 4, 5, or 6, years old: one or more well-child visits.

Children who were 12 through 21 years old: one or more well-child visits.

County-Based Statewide Target:  At least 80% of the eligible children receive the expected number of well-child visits.

County-Based  Statewide Minimum Performance Standard for Each of the Age Groups:  The level of improvement must result in at least a 10% decrease in the difference between the target and the previous year’s results.

Regional-Based Statewide Target:  TBD

Regional-Based Statewide Minimum Performance Standard for Each of the Age Groups:  TBD

Action Required for Noncompliance (15 month old age group):  Beginning SFY 2007,  if the standard is not met and the results are below 34% (42% for SFY 2009), the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above 34% (42% for SFY 2009), ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

Action Required for Noncompliance (3-6 year old age group):  Beginning SFY 2007,  if the standard is not met and the results are below 50% (57% for SFY 2009), the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above 50% (57% for SFY 2009), ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

Action Required for Noncompliance (12-21 year old age group):  Beginning SFY 2007, if the standard is not met and the results are below 30% (33% for SFY 2009), the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above 30% (33% for SFY 2009), ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

1.c.v.   Use of Appropriate Medications for People with Asthma

Measure: The percentage of members with persistent asthma who were enrolled for at least 11 months with the plan during the year and who received prescribed medications acceptable as primary therapy for long-term control of asthma.

County-Based Statewide Target: At least 95% of the eligible population must receive the recommended medications.

County-Based Statewide Minimum Performance Standard: The level of improvement must result in at least a 10% decrease in the difference between the target and the previous year’s results.

Regional-Based Statewide Target:  TBD

Regional-Based Statewide Minimum Performance Standard:  TBD

Action Required for Noncompliance: Beginning SFY 2007,  if the standard is not met and the results are below 83% (84% for SFY 2009), the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above 83% (84% for SFY 2009), ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

1.c.vi.  Annual Dental Visits

Measure: The percentage of enrolled members age 4 through 21 who were enrolled for at least 11 months with the plan during the year and who had at least one dental visit during the year.

County-Based Statewide Target:At least 60% of the eligible population receive a dental visit.

County-Based Statewide Minimum Performance Standard: The level of improvement must result in at least a 10% decrease in the difference between the target and the previous year’s results.

Regional-Based Statewide Target:  TBD

Regional-Based Statewide Minimum Performance Standard:  TBD

Action Required for Noncompliance:  Beginning SFY 2007,  if the standard is not met and the results are below 40% (42% for SFY 2009), the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above 40% (42% for SFY 2009), ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

1.c.vii.  Lead Screening

Measure: The percentage of one and two year olds who received a blood lead screening by age group.

County-Based Statewide Target: At least 80% of the eligible population receive a blood lead screening.

County-Based Statewide Minimum Performance Standard for Each of the Age Groups: The level of improvement must result in at least a 10% decrease in the difference between the target and the previous year’s results.

Regional-Based Statewide Target:  TBD

Regional-Based Statewide Minimum Performance Standard for Each of the Age Groups:  TBD

Action Required for Noncompliance (1 year olds): Beginning SFY 2007,  if the standard is not met and the results are below 45% the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above 45%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

Action Required for Noncompliance (2 year olds): Beginning SFY 2007, if the standard is not met and the results are below  28% the MCP is required to complete a Corrective Action Plan to address the area of noncompliance.  If the standard is not met and the results are at or above 28%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

2.  ACCESS

Performance in the Access category will be determined by the following measures: Primary Care Provider (PCP) Turnover, Children’s Access to Primary Care, Adults’ Access to Preventive/Ambulatory Health Services, and Members’ Access to Designated PCP.  For a comprehensive description of the access performance measures below, see ODJFS Methods for Access Performance Measures for the CFC Managed Care Program.

2.a. PCP Turnover

A high PCP turnover rate may affect continuity of care and may signal poor management of providers.  However, some turnover may be expected when MCPs end contracts with providers who are not adhering to the MCP’s standard of care.  Therefore, this measure is used in conjunction with the children and adult access measures to assess performance in the access category.

Measure: The percentage of primary care providers affiliated with the MCP as of the beginning of the measurement year who were not affiliated with the MCP as of the end of the year.

For an MCP which had membership as of February1, 2006: MCP performance will be evaluated using an MCP’s county-based statewide result for the counties in which the MCP had membership as of  February 1, 2006.  The minimum performance standard in this Appendix (2.a) will be applicable to the MCP’s county-based statewide result for the counties in which the MCP had membership as of February 1, 2006.  The last reporting year using  the MCP’s county-based statewide result for the counties in which the MCP had membership as of February 1, 2006 for performance evaluation is CY 2007; the last reporting year using the MCP’s county-based statewide result for the counties in which the MCP had membership as of February 1, 2006 for P4P (Appendix O) is CY 2008.

For any MCP which did not have membership as of February 1, 2006:  Performance will be evaluated using a regional-based statewide approach for all active regions and counties (Mahoning and Trumbull) in which the MCP has membership.

Regional-Based Statewide Approach:  MCPs will be evaluated statewide, using results for all regions and counties (Mahoning and Trumbull) in which the MCP has membership. ODJFS will use the first full calendar year of data (CY 2007 - which may be adjusted based on the number of months of managed care membership) from all MCPs serving CFC membership as a baseline to determine a statewide minimum performance standard.  CY 2008 will be the first reporting year that MCPs will be held accountable to the statewide performance standard for statewide reporting, and penalties will be applied for noncompliance.

Report Period: In order to adhere to the statewide expansion timeline, reporting periods may be adjusted based on the number of months of managed care membership.  For the SFY 2007 contract period, performance will be evaluated using the January - December 2006 report period.  For the SFY 2008 contract period, performance will be evaluated using the January - December 2007 report period.  For the SFY 2009 contract period, performance will be evaluated using the January - December 2008 report period.

County-Based Statewide Minimum Performance Standard:  A maximum PCP Turnover rate of 18%.
Regional-Based Statewide Minimum Performance Standard:  TBD

Action Required for Noncompliance:  MCPs are required to perform a causal analysis of the high PCP turnover rate and assess the impact on timely access to health services, including continuity of care.  If access has been reduced or coordination of care affected, then the MCP must develop and implement a corrective action plan to address the findings.

2.b. Children’s Access to Primary Care

This measure indicates whether children aged 12 months to 11 years are accessing PCPs for sick or well-child visits.

Measure: The percentage of members age 12 months to 11 years who had a visit with an MCP PCP-type provider.

For an MCP which had membership as of February 1, 2006: MCP performance will be evaluated using an MCP’s county-based statewide result for the counties in which the MCP had membership as of February 1, 2006.  The minimum performance standard in this Appendix (2.b) will be applicable to the MCP’s county-based statewide result for the counties in which the MCP had membership as of February 1, 2006.  The last reporting year using  the MCP’s county-based statewide result for the counties in which the MCP had membership as of February 1, 2006 is CY 2008.

For any MCP which did not have membership as of February 1, 2006:  Performance will be evaluated using a regional-based statewide approach for all active regions and counties (Mahoning and Trumbull)  in which the MCP has membership.

Regional-Based Statewide Approach: MCPs will be evaluated statewide, using results for all active regions and counties (Mahoning and Trumbull) in which the MCP has membership. ODJFS will use the first two full calendar years of data (CY 2007 and CY 2008 - which may be adjusted based on the number of months of managed care membership)  from all MCPs serving CFC membership as a baseline  to determine a statewide minimum performance standard.  CY 2009 will be the first reporting year that MCPs will be held accountable to the statewide performance standard for statewide reporting, and penalties will be applied for noncompliance.  Statewide performance measure results will be calculated after a sufficient amount of time has passed after the end of the report period in order to allow for claims runout.

Report Period: In order to adhere to the statewide expansion timeline, reporting periods may be adjusted based on the number of months of managed care membership.  For the SFY 2007 contract period, performance will be evaluated using the January - December 2006 report period.  For the SFY 2008 contract period, performance will be evaluated using the January - December 2007 report period.  For the SFY 2009 contract period, performance will be evaluated using the January - December 2008 report period.

County-Based Statewide Minimum Performance Standards:

CY 2006 report period – 70% of children must receive a visit.
CY 2007 report period – 71% of children must receive a visit
CY 2008 report period – 74% of children must receive a visit

Regional-Based Statewide Minimum Performance Standards: TBD

Penalty for Noncompliance:  If an MCP is noncompliant with the Minimum Performance Standard, then the MCP must develop and implement a corrective action plan.

2.c. Adults’ Access to Preventive/Ambulatory Health Services

This measure indicates whether adult members are accessing health services.

Measure: The percentage of members age 20 and older who had an ambulatory or preventive-care visit.

For an MCP which had membership as of February1, 2006: MCP performance will be evaluated using an MCP’s county-based statewide result for the counties in which the MCP had membership as of February 1, 2006.  The minimum performance standard in this Appendix (2.c) will be applicable to the MCP’s county-based statewide result for the counties in which the MCP had membership as of  February 1, 2006.  The last reporting year using  the MCP’s county-based statewide result for the counties in which the MCP had membership as of February 1, 2006 for performance evaluation is CY 2007; the last reporting year using the MCP’s county-based statewide result for the counties in which the MCP had membership as of  February 1, 2006 for P4P (Appendix O) is CY 2008.

For any MCP which did not have membership as of February 1, 2006:  Performance will be evaluated using a regional-based statewide approach for all active regions and counties (Mahoning and Trumbull)  in which the MCP has membership.

Regional-Based Statewide Approach:  MCPs will be evaluated statewide, using results for all active regions and counties (Mahoning and Trumbull) in which the MCP has membership. ODJFS will use the first full calendar year of data (CY 2007 - which may be adjusted based on the number of months of managed care membership)  from all MCPs serving CFC membership as a baseline to determine a statewide minimum performance standard.  CY 2008 will be the first reporting year that MCPs will be held accountable to the statewide performance standard for statewide reporting, and penalties will be applied for noncompliance.  Statewide performance measure results will be calculated after a sufficient amount of time has passed after the end of the report period in order to allow for claims runout.

Report Period: In order to adhere to the statewide expansion timeline, reporting periods may be adjusted based on the number of months of managed care membership.  For the SFY 2007 contract period, performance will be evaluated using the January - December 2006 report period. For the SFY 2008 contract period, performance will be evaluated using the January - December 2007 report period.  For the SFY 2009 contract period, performance will be evaluated using the January - December 2008 report period.

County-Based Statewide Minimum Performance Standards:
CY 2006 report period – 63% of adults must receive a visit.
CY 2007 report period – 63% of adults must receive a visit.
CY 2008 report period – 63% of adults must receive a visit.

Regional-Based Statewide Minimum Performance Standards: TBD

Penalty for Noncompliance:  If an MCP is noncompliant with the Minimum Performance Standard, then the MCP must develop and implement a corrective action plan.

2.d. Members’ Access to Designated PCP

The MCP must encourage and assist CFC members without a designated primary care provider (PCP) to establish such a relationship, so that a designated PCP can coordinate and manage a member’s health care needs.  This measure is to be used to assess MCPs’ performance in the access category.

Measure:  The percentage of members who had a visit through members’ designated PCPs.

Regional-Based Statewide Approach: MCPs  will be evaluated statewide, using results for all active regions and counties (Mahoning and Trumbull) in which the MCP has membership.  ODJFS will use the first full calendar year of data (CY 2007 - which may be adjusted based on the number of months of managed care membership) from all MCPs serving CFC membership as a baseline to determine a statewide minimum performance standard.  CY 2008 will be the first reporting year that MCPs will be held accountable to the performance standard and penalties will be applied for noncompliance.  Statewide performance measure results will be calculated after a sufficient amount of time has passed after the end of the report period in order to allow for claims runout.

Report Period:  For the SFY 2009 contract period, performance will be evaluated using the January - December 2008 report period.

Regional-Based Statewide Minimum Performance Standard: TBD

Penalty for Noncompliance:  If an MCP is noncompliant with the Minimum Performance Standard, then the MCP must develop and implement a corrective action plan.

3. CONSUMER SATISFACTION

In accordance with federal requirements and in the interest of assessing enrollee satisfaction with MCP performance, ODJFS annually conducts independent consumer satisfaction surveys. Results are used to assist in identifying and correcting MCP performance overall and in the areas of access, quality of care, and member services.  For SFY 2007 and SFY 2008, performance in this category will be determined by the overall satisfaction score.  For a comprehensive description of the Consumer Satisfaction performance measure below, see ODJFS Methods for the Consumer Satisfaction Performance Measure for the CFC Program.

Measure: Overall Satisfaction with MCP: The average rating of the respondents to the Consumer Satisfaction Survey who were asked to rate their overall satisfaction with their MCP.  The results of this measure are reported annually.

For an MCP which had membership as of February 1, 2006: MCP performance will be evaluated using an MCP’s county-based statewide result for the counties in which the MCP had membership as of February 1, 2006.  The minimum performance standard in this Appendix (3.) will be applicable to the MCP’s county-based statewide result for the counties in which the MCP had membership as of February 1, 2006.   For performance evaluation, the last year to use the county-based statewide approach for the counties in which the MCP had membership as of February 1, 2006 will be SFY 2008, using CY 2008 data.  For P4P  (Appendix O),  the last year to use the county-based statewide approach for the counties in which the MCP had membership as of February 1, 2006 will be SFY 2009, using CY 2009 data.

For any MCP which did not have membership as of February 1, 2006:  Performance will be evaluated using a regional-based statewide approach for all active regions and counties (Mahoning and Trumbull)  in which the MCP has membership.

Regional-Based Statewide Approach: MCPs will be evaluated statewide, using results for all active regions and counties (Mahoning and Trumbull) in which the MCP has membership.  ODJFS will use the first full calendar year of data (CY 2008 adult and child survey results) from all MCPs serving CFC membership as a baseline to establish a measure and determine a minimum statewide performance standard.  For performance evaluation, the first year to use the statewide regional-based approach will be SFY 2009, using CY 2009 data.  For P4P  (Appendix O),  the first year to use the statewide regional-based approach will be SFY 2010, using CY 2010 data.

Report Period: For the SFY 2007 contract period, performance will be evaluated using the results from the CY 2007 consumer satisfaction survey.   For the SFY 2008 contract period, performance will be evaluated using the results from the CY 2008 consumer satisfaction survey.  For the SFY 2009 contract period, performance will be evaluated using the results from the CY 2009 consumer satisfaction survey.

County-Based Statewide Minimum Performance Standard:  An average score of no less than 7.0.

Regional-Based Statewide Minimum Performance Standard: TBD

Penalty for noncompliance:  If an MCP is determined noncompliant with the Minimum Performance Standard, then the MCP must develop a corrective action plan and provider agreement renewals may be affected.

4. ADMINISTRATIVE CAPACITY

The ability of an MCP to meet administrative requirements has been found to be both an indicator of current plan performance and a predictor of future performance.  Deficiencies in administrative capacity make the accurate assessment of performance in other categories difficult, with findings uncertain.  Performance in this category will be determined by the Compliance Assessment System,  and the emergency department diversion program.  For a comprehensive description of the Administrative Capacity performance measures below, see ODJFS Methods for the Administrative Capacity Performance Measure for the CFC Managed Care Program.

4.a. Compliance Assessment System

Measure:  The number of points accumulated during a rolling 12-month period through the Compliance Assessment System.

Report Period: For the SFY 2008 and SFY 2009 contract periods, performance will be evaluated using a rolling 12-month report period.

Performance Standard: A maximum of 15 points

Penalty for Noncompliance: Penalties for points are established in Appendix N, Compliance Assessment System.

4.b. Emergency Department Diversion (applicable to performance evaluation through  SFY  2008 and P4P through SFY 2007)

Managed care plans must provide access to services in a way that assures access to primary and urgent care in the most effective settings and minimizes inappropriate utilization of emergency department (ED) services.  MCPs are required to identify high utilizers of ED services and implement action plans designed to minimize inappropriate ED utilization.

Measure: The percentage of members who had four or more ED visits during the six month reporting period.

For an MCP which had membership as of February 1, 2006: MCP performance will be evaluated using an MCP’s county-based statewide result for the counties in which the MCP had membership as of February 1, 2006.  The minimum performance standard and the target in this Appendix (4.b) will be applicable to the MCP’s county-based statewide result for the counties in which the MCP had membership as of  February 1, 2006.  The last reporting period using  the MCP’s county-based statewide result for the counties in which the MCP had membership as of February 1, 2006 for performance evaluation is July-December 2007; the last reporting period using the MCP’s county-based statewide result for the counties in which the MCP had membership as of February 1, 2006 for P4P (Appendix O) is July-December 2006.

Report Period:  For the SFY 2007 contract period, a baseline level of performance will be set using the January - June 2006 report period.  Results will be calculated for the reporting period of July - December 2006 and compared to the baseline results to determine if the minimum performance standard is met. For the SFY 2008 contract period, a baseline level of performance will be set using the January - June 2007 report period.  Results will be calculated for the reporting period of July - December 2007 and compared to the baseline results to determine if the minimum performance standard is met

County-Based  Statewide Target: A maximum of  0.70% of the eligible population will have four or more ED visits during the reporting period.

County-Based Statewide Minimum Performance Standard: The level of improvement must result in at least a 10% decrease in the difference between the target and the baseline period results.

Penalty for Noncompliance:  If the standard is not met and the results are above 1.1%, then the MCP must develop a corrective action plan, for which ODJFS may direct the MCP to develop the components of their EDD program as specified by ODJFS.  If the standard is not met and the results are at or below 1.1%, then the MCP must develop a Quality Improvement Directive.

4.b.i. Emergency Department Diversion (applicable to performance evaluation as of SFY 2009)

Managed care plans must provide access to services in a way that assures access to primary and urgent care in the most effective settings and minimizes inappropriate utilization of emergency department (ED) services.  MCPs are required to identify high utilizers of targeted ED services and implement action plans designed to minimize inappropriate, preventable and/or primary care sensitive ED utilization.

Measure:  The percentage of members who had TBD or more targeted ED visits during the twelve month reporting period.

Regional-Based Statewide Approach: MCPs  will be evaluated statewide, using results for all active regions and counties (Mahoning and Trumbull) in which the MCP has membership.  ODJFS will use the first  full calendar year of data (CY 2007 - which may be adjusted based on the number of months of managed care membership) from all MCPs serving CFC membership as the first baseline reporting year for statewide reporting and  to determine a statewide minimum performance standard and target.  CY 2008 will be the first reporting year that MCPs will be held accountable to the performance standard and penalties will be applied for noncompliance.

Report Period: For the SFY 2009 contract period, January – December 2008.

Regional-Based Statewide Target: A maximum of  TBD of the eligible population will have TBD or more targeted ED visits during the reporting period.

Regional-Based Statewide Minimum Performance Standard: The level of improvement must result in at least a TBD decrease in the difference between the target and the baseline period results.

Penalty for Noncompliance:  If the standard is not met and the results are above TBD%, then the MCP must develop a corrective action plan, for which ODJFS may direct the MCP to develop the components of their EDD program as specified by ODJFS.  If the standard is not met and the results are at or below TBD%, then the MCP must develop a Quality Improvement Directive.

5. NOTES

Given that unforeseen circumstances (e.g., revision or update of applicable national standards, methods or benchmarks, or issues related to program implementation) may impact performance assessment as specified in Sections 1 through 4,  ODJFS reserves the right to apply the most appropriate penalty to the area of deficiency identified with any individual measure, notwithstanding the penalties specified in this Appendix.

5.a. Report Periods

Unless otherwise noted, the most recent report or study finalized prior to the end of the contract period will be used in determining the MCP’s performance level for that contract period.

5.b. Monetary Sanctions

Penalties for noncompliance with individual standards in this appendix will be imposed as the results are finalized. Penalties for noncompliance with individual standards for each period of compliance, as determined in this appendix, will not exceed $250,000.

Refundable monetary sanctions will be based on the capitation payment in the month of  the cited deficiency and due within 30 days of notification by ODJFS to the MCP of the amount.  Any monies collected through the imposition of such a sanction would be returned to the MCP (minus any applicable collection fees owed to the Attorney General’s Office, if the MCP has been delinquent in submitting payment) after they have demonstrated improved performance in accordance with this appendix.  If an MCP does not comply within two years of the date of notification of noncompliance, then the monies will not be refunded.

5.c. Combined Remedies

If ODJFS determines that one systemic problem is responsible for multiple deficiencies, ODJFS may impose a combined remedy which will address all areas of deficient performance.  The total fines assessed in any one month will not exceed 15% of the MCP’s monthly capitation.

5.d. Enrollment Freezes

MCPs found to have a pattern of repeated or ongoing noncompliance may be subject to an enrollment freeze.

5.e. Reconsideration

Requests for reconsideration of monetary sanctions and enrollment freezes may be submitted as provided in Appendix N, Compliance Assessment System.

5.f. Contract Termination, Nonrenewals or Denials

Upon termination, nonrenewal or denial of an MCP contract, all monetary sanctions collected under this appendix will be retained by ODJFS. The at-risk amount paid to the MCP under the current provider agreement will be returned to ODJFS  in accordance with Appendix P, Terminations, of  the provider agreement.

APPENDIX N

COMPLIANCE ASSESSMENT SYSTEM
CFC ELIGIBLE POPULATION

I. General Provisions of the Compliance Assessment System

A. The Compliance Assessment System (CAS) is designed to improve the quality of each managed care plan’s (MCP’s) performance through actions taken by the Ohio Department of Job and Family Services (ODJFS) to address identified failures to meet program requirements.  This appendix applies to the MCP specified in the baseline of this MCP Provider Agreement (hereinafter referred to as the Agreement).

B. The CAS assesses progressive remedies with specified values (e.g., points, fines, etc.) assigned for certain documented failures to satisfy the deliverables required by Ohio Administrative Code (OAC) rule or the Agreement.  Remedies are progressive based upon the severity of the violation, or a repeated pattern of violations. The CAS allows the accumulated point total to reflect patterns of less serious violations as well as less frequent, more serious violations.

C. The CAS focuses on clearly identifiable deliverables and sanctions/remedial actions are only assessed in documented and verified instances of noncompliance.  The CAS does not include categories which require subjective assessments or which are not within the MCPs control.

D. The CAS does not replace ODJFS’ ability to require corrective action plans (CAPs) and  program improvements, or to impose any of the sanctions specified in OAC rule 5101:3-26-10, including the proposed termination, amendment, or nonrenewal of the MCP’s Provider Agreement.

E. As stipulated in OAC rule 5101:3-26-10(F), regardless of whether ODJFS imposes a sanction, MCPs are required to initiate corrective action for any MCP program violations or deficiencies as soon as they are identified by the MCP or ODJFS.

F. In addition to the remedies imposed in Appendix N, remedies related to areas of financial performance, data quality,and performance management may also be imposed pursuant to Appendices J, L, and M respectively, of the Agreement.

G. If ODJFS determines that an MCP has violated any of the requirements of sections 1903(m) or 1932 of the Social Security Act which are not specifically identified within the CAS, ODJFS may, pursuant to the provisions of OAC rule 5101:3-26-10(A), notify the MCP’s members that they may terminate from the MCP without cause and/or suspend any further new member selections.

H. For purposes of the CAS, the date that ODJFS first becomes aware of an MCP’s program violation is considered the date on which the violation occurred.  Therefore, program violations that technically reflect noncompliance from the previous compliance term will be subject to remedial action under CAS at the time that ODJFS first becomes aware of this noncompliance.

I. In cases where an MCP contracted healthcare provider is found to have violated a program requirement (e.g., failing to provide adequate contract termination notice, marketing to potential members, inappropriate member billing, etc.), ODJFS will not assess points if: (1) the MCP can document that they provided sufficient notification/education to providers of applicable program requirements and prohibited activities; and (2) the MCP takes immediate and appropriate action to correct the problem and to ensure that it does not happen again to the satisfaction of ODJFS.  Repeated incidents will be reviewed to determine if the MCP has a systemic problem in this area, and if so, sanctions/remedial actions may be assessed, as determined by ODJFS.

J. All notices of noncompliance will be issued in writing via email and facsimile to the identified MCP contact.

II. Types of Sanctions/Remedial Actions

ODJFS may impose the following types of sanctions/remedial actions, including, but not limited to, the items listed below.  The following are examples of program violations and their related penalties.  This list is not all inclusive.  As with any instance of noncompliance, ODJFS retains the right to use their sole discretion to determine the most appropriate penalty based on the severity of the offense, pattern of repeated noncompliance, and number of consumers affected.  Additionally, if an MCP has received any previous written correspondence regarding their duties and obligations under OAC rule or the Agreement, such notice may be taken into consideration when determining penalties and/or remedial actions.

A. Corrective Action Plans (CAPs)– A CAP is a structured activity/process implemented by the MCP to improve identified operational deficiencies.

MCPs may be required to develop CAPs for any instance of noncompliance, and CAPs are not limited to actions taken in this Appendix.  All CAPs requiring ongoing activity on the part of an MCP to ensure their compliance with a program requirement remain in effect for twenty-four months.

In situations where ODJFS has already determined the specific action which must be implemented by the MCP or if the MCP has failed to submit a CAP, ODJFS may require the MCP to comply with an ODJFS-developed or “directed” CAP.

In situations where a penalty is assessed for a violation an MCP has previously been assessed a CAP (or any penalty or any other related written correspondence), the MCP may be assessed escalating penalties.

 B. Quality Improvement Directives (QIDs)–  A QID is a general instruction that directs  the MCP to implement a quality improvement initiative to improve identified  administrative or clinical deficiencies.  All QIDs remain in effect for twelve months from  the date of implementation.

 MCPs may be required to develop QIDs for any instance of noncompliance.

 In situations where ODJFS has already determined the specific action which must be  implemented by the MCP or if the MCP has failed to submit a QID, ODJFS may require  the MCP to comply with an ODJFS-developed or “directed” QID.

 In situations where a penalty is assessed for a violation an MCP has previously been  assessed a QID (or any penalty or any other related written correspondence), the MCP  may be assessed escalating penalties.

C. Points - Points will accumulate over a rolling 12-month schedule.  Each month, points that are more than 12-months old will expire.  Points will be tracked and monitored separately for each Agreement the MCP concomitantly holds with the BMHC, beginning with the commencement of this Agreement (i.e., the MCP will have zero points at the onset of this Agreement).

No points will be assigned for any violation where an MCP is able to document that the precipitating circumstances were completely beyond their control and could not have been foreseen (e.g., a construction crew severs a phone line, a lightning strike blows a computer system, etc.).

C.1.5 Points -- Failures to meet program requirements, including but not limited to, actions which  could impair the member’s ability to obtain correct information regarding services or which could impair a consumer’s or member’s rights, as determined by ODJFS, will result in the assessment of 5 points.  Examples include, but are not limited to, the following:

•  Violations which result in a member’s MCP selection or termination based on inaccurate provider panel information from the MCP.
•  Failure to provide member materials to new members in a timely manner.
•  Failure to comply with appeal, grievance, or state hearing requirements, including the failure to notify a member of their right to a state hearing when the MCP proposes to deny, reduce, suspend or terminate a Medicaid-covered service.
•   Failure to staff 24-hour call-in system with appropriate trained medical personnel.
•   Failure to meet the monthly call-center requirements for either the member services or the 24-hour call-in system lines.
•   Provision of false, inaccurate or materially misleading information to health care providers, the MCP’s members, or any eligible individuals.
•   Use of unapproved marketing or member materials.
•   Failure to appropriately notify ODJFS or members of provider panel terminations.
•  Failure to update website provider directories as required.

C.2. 10 Points -- Failures to meet program requirements, including but not limited to, actions which could affect the ability of the MCP to deliver or the consumer to access covered services, as determined by ODJFS.  Examples include, but are not limited to, the following:

•   Discrimination among members on the basis of their health status or need for health care services (this includes any practice that would reasonably be expected to encourage termination or discourage selection by individuals whose medical condition indicates probable need for substantial future medical services).
•   Failure to assist a member in accessing needed services in a timely manner after request from the member.
•   Failure to provide medically-necessary Medicaid covered services to members.
•   Failure to process prior authorization requests within the prescribed time frames.

D. Fines– Refundable or nonrefundable fines may be assessed as a penalty separate to or in combination with other sanctions/remedial actions.

D.1. Unless otherwise stated, all fines are nonrefundable.

D.2. Pursuant to procedures as established by ODJFS, refundable and nonrefundable monetary sanctions/assurances must be remitted to ODJFS within thirty (30) days of receipt of the invoice by the MCP.  In addition, per Ohio Revised Code Section 131.02, payments not received within forty-five (45) days will be certified to the Attorney General’s (AG’s) office. MCP payments certified to the AG’s office will be assessed the appropriate collection fee by the AG’s office.

D.3. Monetary sanctions/assurances imposed by ODJFS will be based on the most recent premium payments.

D.4. Any monies collected through the imposition of a refundable fine will be returned to the MCP (minus any applicable collection fees owed to the Attorney General’s Office if the MCP has been delinquent in submitting payment) after they have demonstrated full compliance, as determined by ODJFS, with the particular program requirement.  If an MCP does not comply within one (1) year of the date of notification of noncompliance involving issues of case management and two (2) years of the date of notification of noncompliance in issues involving encounter data, then the monies will not be refunded.

D.5. MCPs are required to submit a written request for refund to ODJFS at the time they believe is appropriate before a refund of monies will be considered.

E. Combined Remedies - Notwithstanding any other action ODJFS may take under this Appendix, ODJFS may impose a combined remedy which will address all areas of noncompliance if ODJFS determines, in its sole discretion, that (1) one systemic problem is responsible for multiple areas of noncompliance and/or (2) that there are a number of repeated instances of noncompliance with the same program requirement.

F. Progressive Remedies - Progressive remedies will be based on the number of points accumulated at the time of the most recent incident.  Unless specifically otherwise indicated in this appendix, all fines are nonrefundable.  The designated fine amount will be assessed when the number of accumulated points falls within the ranges specified below:

0 -15 Points	Corrective Action Plan (CAP)
16-25 Points	CAP + $5,000 fine
26-50 Points	CAP + $10,000 fine
51-70 Points	CAP + $20,000 fine
71-100 Points	CAP + $30,000 fine
100+ Points	Proposed Contract Termination

G. New Member Selection Freezes - Notwithstanding any other penalty or point assessment that ODJFS may impose on the MCP under this Appendix, ODJFS may prohibit an MCP from receiving new membership through consumer initiated selection or the assignment process if: (1) the MCP has accumulated a total of 51 or more points during a rolling 12-month period; (2) or the MCP fails to fully implement a CAP within the designated time frame; or  (3) circumstances exist which potentially jeopardize the MCP’s members’ access to care.  [Examples of circumstances that ODJFS may consider as jeopardizing member access to care include:

 - the MCP has been found by ODJFS to be noncompliant with the prompt payment or the non-contracting provider payment requirements;

- the MCP has been found by ODJFS to be noncompliant with the provider panel requirements specified in Appendix H of the Agreement;

 - the MCP’s refusal to comply with a program requirement after ODJFS has directed the MCP to comply with the specific program requirement; or

- the MCP has received notice of proposed or implemented adverse action by the Ohio Department of Insurance.]

Payments provided for under the Agreement will be denied for new enrollees, when and for so long as, payments for those enrollees are denied by CMS in accordance with the requirements in 42 CFR 438.730.

H. Reduction of Assignments – ODJFS has sole discretion over how member auto-assignments are made.  ODJFS may reduce the number of assignments an MCP receives to assure program stability within a region or if ODJFS determines that the MCP lacks sufficient capacity to meet the needs of the increased volume in membership.  Examples of circumstances which ODJFS may determine demonstrate a lack of sufficient capacity include, but are not limited to an MCP’s failure to: maintain an adequate provider network; repeatedly provide new member materials bythe member’s effective date; meet the minimum call center requirements; meet the minimum performance standards for identifying and assessing children with special health care needs and members needing case management services; and/or provide complete and accurate appeal/grievance, member’s PCP and CAMS data files.

I. Termination, Amendment, or Nonrenewal of MCP Provider Agreement - ODJFS can at any time move to terminate, amend or deny renewal of a provider agreement.  Upon such termination, nonrenewal, or denial of an MCP provider agreement, all previously collected monetary sanctions will be retained by ODJFS.

J. Specific Pre-Determined Penalties

I.1. Adequate network-minimum provider panel requirements - Compliance with provider panel requirements will be assessed quarterly.  Any deficiencies in the MCP’s provider network as specified in Appendix H of the Agreement or by ODJFS, will result in the assessment of a $1,000 nonrefundable fine for each category (practitioners, PCP capacity, hospitals), for each county, and for each population (e.g., ABD, CFC).  For example if the MCP did not meet the following minimum panel requirements, the MCP would be assessed (1) a $3,000 nonrefundable fine for the failure to meet CFC panel requirements; and, (2) a $1,000 nonrefundable fine for the failure to meet ABD panel requirements).
•   practitioner requirements in Franklin county for the CFC population
•   practitioner requirements in Franklin county for the ABD population
•   hospital requirements in Franklin county for the CFC population
•   PCP capacity requirements in Fairfield county for the CFC population

In addition to the pre-determined penalties, ODJFS may assess additional penalties pursuant to this Appendix (e.g. CAPs, points, fines) if member specific access issues are identified resulting from provider panel noncompliance.

J.2. Geographic Information System - Compliance with the Geographic Information System (GIS) requirements will be assessed semi-annually.  Any failure to meet GIS requirements as specified in Appendix H of the Agreement will result a $1,000 nonrefundable fine for each county and for each population (e.g., ABD, CFC, etc.).  For example if the MCP did not meet GIS requirements in the following counties, the MCP would be assessed (1) a nonrefundable $2,000 fine for the failure to meet GIS requirements for the CFC population and (2) a $1,000 nonrefundable fine for the failure to meet GIS requirements for the ABD population.
•   GIS requirements in Franklin county for the CFC population
•   GIS requirements in Fairfield county for the CFC population
•   GIS requirements in Franklin county for the ABD population

J.3. Late Submissions - All required submissions/data and documentation requests must be received by their specified deadline and must represent the MCP in an honest and forthright manner.  Failure to provide ODJFS with a required submission or any data/documentation requested by ODJFS will result in the assessment of a nonrefundable fine of $100 per day, unless the MCP requests and is granted an extension by ODJFS.  Assessments for late submissions will be done monthly.  Examples of such program violations include, but are not limited to:

•  Late required submissions
o        Annual delegation assessments
o        Call center report
o        Franchise fee documentation
o        Reinsurance information  (e.g., prior approval of changes)
o        State hearing notifications
•  Late required data submissions
o        Appeals and grievances, case management, or PCP data
•   Late required information requests
o        Automatic call distribution reports
o        Information/resolution regarding consumer or provider complaint
o        Just cause or other coordination care request from ODJFS
o        Provider panel documentation
o        Failure to provide ODJFS with a required submission after ODJFS has notified the MCP that the prescribed deadline for that submission has passed

If an MCP determines that they will be unable to meet a program deadline or data/documentation submission deadline, the MCP must submit a written request to its Contract Administrator for an extension of the deadline, as soon as possible, but no later than 3 PM EST on the date of the deadline in question. Extension requests should only be submitted in situations where unforeseeable circumstances have occurred which make it impossible for the MCP to meet an ODJFS-stipulated deadline and all such requests will be evaluated upon this standard.  Only written approval as may be granted by ODJFS of a deadline extension will preclude the assessment of compliance action for untimely submissions.

J.4. Noncompliance with Claims Adjudication Requirements - If ODJFS finds that an MCP is unable to (1) electronically accept and adjudicate claims to final status and/or (2) notify providers of the status of their submitted claims, as stipulated in Appendix C of the Agreement, ODJFS will assess the MCP with a monetary sanction of $20,000 per day for the period of noncompliance.

If ODJFS has identified specific instances where an MCP has failed to take the necessary steps to comply with the requirements specified in Appendix C of the Agreement for (1) failing to notify non-contracting providers of procedures for claims submissions when requested and/or (2) failing to notify contracting and non-contracting providers of the status of their submitted claims, the MCP will be assessed 5 points per incident of noncompliance.

J.5. Noncompliance with Prompt Payment: - Noncompliance with the prompt pay requirements as specified in Appendix J of the Agreement will result in progressive penalties.  The first violation during a rolling 12-month period will result in the submission of quarterly prompt pay and monthly status reports to ODJFS until the next quarterly report is due.  The second violation during a rolling 12-month period will result in the submission of monthly status reports and a refundable fine equal to 5% of the MCP’s monthly premium payment or $300,000, whichever is less.  The refundable fine will be applied in lieu of a nonrefundable fine and the money will be refunded by ODJFS only after the MCP complies with the required standards for two (2) consecutive quarters.  Subsequent violations will result in an enrollment freeze.

If an MCP is found to have not been in compliance with the prompt pay requirements for any time period for which a report and signed attestation have been submitted representing the MCP as being in compliance, the MCP will be subject to an enrollment freeze of not less than three (3) months duration.

J.6. Noncompliance with Franchise Fee Assessment Requirements - In accordance with ORC Section 5111.176, and in addition to the imposition of any other penalty, occurrence or points under this Appendix, an MCP that does not pay the franchise permit fee in full by the due date is subject to any or all of the following:

•  A monetary penalty in the amount of $500 for each day any part of the fee remains unpaid, except the penalty will not exceed an amount equal to 5 % of the total fee that was due for the calendar quarter for which the penalty was imposed;

•  Withholdings from future ODJFS capitation payments. If an MCP fails to pay the full amount of its franchise fee when due, or the full amount of the imposed penalty, ODJFS may withhold an amount equal to the remaining amount due from any future ODJFS capitation payments. ODJFS will return all withheld capitation payments when the franchise fee amount has been paid in full;

•  Proposed termination or non-renewal of the MCP’s Medicaid provider agreement may occur if the MCP:
a.  Fails to pay its franchise permit fee or fails to pay the fee promptly;
b. Fails to pay a penalty imposed under this Appendix or fails to pay the penalty promptly;
c.  Fails to cooperate with an audit conducted in accordance with ORC Section 5111.176.

J.7. Noncompliance with Clinical Laboratory Improvement Amendments - Noncompliance with CLIA requirements as specified by ODJFS will result in the assessment of a nonrefundable $1,000 fine for each violation.

J.8. Noncompliance with Abortion and Sterilization Payment - Noncompliance with abortion and sterilization requirements as specified by ODJFS will result in the assessment of a nonrefundable $2,000 fine for each documented violation.  Additionally, MCPs must take all appropriate action to correct each ODJFS-documented violation.

J.9. Refusal to Comply with Program Requirements - If ODJFS has instructed an MCP that they must comply with a specific program requirement and the MCP refuses, such refusal constitutes documentation that the MCP is no longer operating in the best interests of the MCP’s members or the state of Ohio and ODJFS will move to terminate or nonrenew the MCP’s provider agreement.

III. Request for Reconsiderations

MCPs may request a reconsideration of remedial action taken under the CAS for penalties that include points, fines, reductions in assignments and/or selection freezes.  Requests for reconsideration must be submitted on the ODJFS required form as follows:

A. MCPs notified of ODJFS’ imposition of remedial  action taken under the CAS will have ten (10) working days from the date of receipt of the facsimile to request reconsideration, although ODJFS will impose enrollment freezes based on an access to care concern concurrent with initiating notification to the MCP.  Any information that the MCP would like reviewed as part of the reconsideration request must be submitted at the time of submission of the reconsideration request, unless ODJFS extends the time frame in writing.

B. All requests for reconsideration must be submitted by either facsimile transmission or overnight mail to the Chief, Bureau of Managed Health Care, and received by ODJFS by the tenth business day after receipt of the faxed notification of the imposition of the remedial action by ODJFS.

C. The MCP will be responsible for verifying timely receipt of all reconsideration requests.  All requests for reconsideration must explain in detail why the specified remedial action should not be imposed.  The MCP’s justification for reconsideration will be limited to a review of the written material submitted by the MCP.  The Bureau Chief will review all correspondence and materials related to the violation in question in making the final reconsideration decision.

D. Final decisions or requests for additional information will be made by ODJFS within ten (10) business days of receipt of the request for reconsideration.

E. If additional information is requested by ODJFS, a final reconsideration decision will be made within three (3) business days of the due date for the submission.  Should ODJFS require additional time in rendering the final reconsideration decision, the MCP will be notified of such in writing.

F. If a reconsideration request is decided, in whole or in part, in favor of the MCP, both the penalty and the points associated with the incident, will be rescinded or reduced, in the sole discretion of ODJFS.  The MCP may still be required to submit a CAP if ODJFS, in its sole discretion, believes that a CAP is still warranted under the circumstances.

APPENDIX O

PAY-FOR PERFORMANCE (P4P)
CFC ELIGIBLE POPULATION

This Appendix establishes P4P for managed care plans (MCPs) to improve performance in specific areas important to the Medicaid MCP members.  P4P include the at-risk amount included with the monthly premium payments (see Appendix F, Rate Chart), and possible additional monetary rewards up to $250,000.

To qualify for consideration of any P4P, MCPs must meet minimum performance standards established in Appendix M, Performance Evaluationon selected measures, and achieve P4P standards established for selected Clinical Performance Measures.  For qualifying MCPs, higher performance standards for three measures must be reached to be awarded a portion of the at-risk amount and any additional P4P (see Sections 1 and 2).  An excellent and superior standard is set in this Appendix for each of the three measures.  Qualifying MCPs will be awarded a portion of the at-risk amount for each excellent standard met.  If an MCP meets all three excellent and superior standards, they may be awarded additional P4P (see Section 3).

Prior to the transition to a regional-based statewide P4P system (SFY 2006 through SFY 2009), the county-based statewide P4P system (sections 1 and 2 of this Appendix) will apply to MCPs with membership as of February 1, 2006.  Only counties with membership as of February 1, 2006 will be used to calculate performance levels for the county-based statewide P4P system.

1. SFY 2007 P4P

1.a. Qualifying Performance Levels

To qualify for consideration of the SFY 2007 P4P, an MCP’s performance level must:

1) Meet the minimum performance standards set in Appendix M, Performance Evaluation, for the measures listed below; and

2)  Meet the P4P standards established for the Emergency Department Diversion and Clinical Performance Measures below.

A detailed description of the methodologies for each measure can be found on the BMHC page of the ODJFS website.

Measures for which the minimum performance standard for SFY 2007 established in Appendix M, Performance Evaluation, must be met to qualify for consideration of  P4P are as follows:

1.  PCP Turnover (Appendix M, Section 2.a.)

Report Period: CY 2006

2. Children’s Access to Primary Care (Appendix M, Section 2.b.)

Report Period: CY 2006

3.  Adults’ Access to Preventive/Ambulatory Health Services (Appendix M, Section 2.c.)

Report Period: CY 2006

4. Overall Satisfaction with MCP (Appendix M, Section 3.)

Report Period: The most recent consumer satisfaction survey completed prior to the end of the SFY 2007 contract period.

For the EDD performance measure, the MCP must meet the  P4P standard for the report period of July - December, 2006 to be considered for SFY 2007 P4P.  The MCP meets the P4P standard if one of two criteria are met.  The  P4P standard is a performance level of either:

1) The minimum performance standard established in Appendix M, Section 4.b.; or

2) The Medicaid benchmark of a performance level at or below 1.1%.

For each clinical performance measure listed below, the MCP must meet the P4P standard to be considered for SFY 2007 P4P.  The MCP meets the P4P standard if one of two criteria are met.  The P4Pstandard is a performance level of either:

1) The minimum performance standard established in Appendix M, Performance Evaluation, for seven of the nine clinical performance measures listed below; or

2) The Medicaid benchmarks for seven of the nine clinical performance measures listed below.  The Medicaid benchmarks are subject to change based on the revision or update of applicable national standards, methods or benchmarks.

Clinical Performance Measure	Medicaid Benchmark
1. Perinatal Care - Frequency of Ongoing Prenatal Care	42%
2. Perinatal Care - Initiation of Prenatal Care	71%
3. Perinatal Care - Postpartum Care	48%
4. Well-Child Visits – Children who turn 15 months old	34%
5. Well-Child Visits - 3, 4, 5, or 6, years old
6. Well-Child Visits - 12 through 21 years old
7. Use of Appropriate Medications for People with Asthma
8. Annual Dental Visits
9. Blood Lead – 1 year olds
50% 30% 83% 40% 45%

1.b. Excellent and Superior Performance Levels

For qualifying MCPs as determined by Section 2.a., performance will be evaluated on the measures below to determine the status of the at-risk amount or any additional P4P that may be awarded.  Excellent and Superior standards are set for the three measures described below.  The standards are subject to change based on the revision or update of applicable national standards, methods or benchmarks.

A brief description of these measures is provided in Appendix M, Performance Evaluation.  A detailed description of the methodologies for each measure can be found on the BMHC page of the ODJFS website.

1. Case Management of Children (Appendix M, Section 1.b.ii.)

Report Period: April - June 2007

Excellent Standard: 5.5%

Superior Standard: 6.5%

2. Use of Appropriate Medications for People with Asthma (Appendix M, Section 1.c.vi.)

Report Period: CY 2006

Excellent Standard: 86%

Superior Standard: 88%

3. Adults’ Access to Preventive/Ambulatory Health Services (Appendix M, Section 2.c.)

Report Period: CY 2006

Excellent Standard: 76%

Superior Standard: 83%

1.c. Determining SFY 2007 P4P

MCPs reaching the minimum performance standards described in Section 1.a. herein, will be considered for P4P including retention of the at-risk amount and any additional P4P.  For each Excellent standard established in Section 1.b. herein,  that an MCP meets, one-third of the at-risk amount may be retained.  For MCPs meeting all of the Excellent and Superior standards established in Section 1.b. herein, additional P4P may be awarded.  For MCPs receiving additional P4P, the amount in the P4P fund (see section 2.) will be divided equally, up to the maximum additional amount, among all MCPs’ABD and/or CFC programs receiving additional P4P.  The maximum additional amount to be awarded per plan, per program, per contract year is $250,000.  An MCP may receive up to $500,000 should both of the MCP’s ABD and CFC programs achieve the Superior Performance Levels.

2. SFY 2008 P4P

2.a. Qualifying Performance Levels

To qualify for consideration of the SFY 2008 P4P, an MCP’s performance level must meet the minimum performance standards set in Appendix M, Performance Evaluation, for the measures listed below.  A detailed description of the methodologies for each measure can be found on the BMHC page of the ODJFS website.

Measures for which the minimum performance standard for SFY 2008 established in Appendix M, Performance Evaluation, must be met to qualify for consideration of  P4P are as follows:

1.  PCP Turnover (Appendix M, Section 2.a.)

Report Period: CY 2007

2. Children’s Access to Primary Care (Appendix M, Section 2.b.)

Report Period: CY 2007

3.  Adults’ Access to Preventive/Ambulatory Health Services (Appendix M, Section 2.c.)

Report Period: CY 2007

4. Overall Satisfaction with MCP (Appendix M, Section 3.)

Report Period: The most recent consumer satisfaction survey completed prior to the end of the SFY 2008.

For each clinical performance measure listed below, the MCP must meet the P4P standard to be considered for SFY 2008P4P.  The MCP meets the P4P standard if one of two criteria are met.  The P4P standard is a performance level of either:

1) The minimum performance standard established in Appendix M, Performance Evaluation, for seven of the nine clinical performance measures listed below; or

2) The Medicaid benchmarks for seven of the nine clinical performance measures listed below.  The Medicaid benchmarks are subject to change based on the revision or update of applicable national standards, methods or benchmarks.

Clinical Performance Measure	Medicaid Benchmark
1. Perinatal Care - Frequency of Ongoing Prenatal Care	42%
2. Perinatal Care - Initiation of Prenatal Care	71%
3. Perinatal Care - Postpartum Care	48%
4. Well-Child Visits – Children who turn 15 months old	34%
5. Well-Child Visits - 3, 4, 5, or 6, years old
6. Well-Child Visits - 12 through 21 years old
7. Use of Appropriate Medications for People with Asthma
8. Annual Dental Visits
9. Blood Lead – 1 year olds
50% 30% 83% 40% 45%

2.b. Excellent and Superior Performance Levels

For qualifying MCPs as determined by Section 2.a., performance will be evaluated on the measures below to determine the status of the at-risk amount or any additional P4P that may be awarded.  Excellent and Superior standards are set for the three measures described below.  The standards are subject to change based on the revision or update of applicable national standards, methods or benchmarks.

A brief description of these measures is provided in Appendix M, Performance Evaluation.  A detailed description of the methodologies for each measure can be found on the BMHC page of the ODJFS website.

1. Case Management of Children (Appendix M, Section 1.b.i.)

Report Period: April - June 2008

Excellent Standard: 5.5%

Superior Standard: 6.5%

2. Use of Appropriate Medications for People with Asthma (Appendix M, Section 1.c.v.)

Report Period: CY 2007

Excellent Standard: 86%

Superior Standard: 88%

3. Adults’ Access to Preventive/Ambulatory Health Services (Appendix M, Section 2.c.)

Report Period: CY 2007

Excellent Standard: 76%

Superior Standard: 84%

2.c. Determining SFY 2008 P4P

MCP’s reaching the minimum performance standards described in Section 2.a. herein, will be considered for P4P including retention of the at-risk amount and any additional P4P.  For each Excellent standard established in Section 2.b. herein, that an MCP meets, one-third of the at-risk amount may be retained.  For MCPs meeting all of the Excellent and Superiorstandards established in Section 2.b. herein, additional P4P may be awarded.  For MCPs receiving additional P4P, the amount in the P4P fund (see Section 3.) will be divided equally, up to the maximum additional amount, among all MCPs’ ABD and/or CFC programs receiving additional P4P.  The maximum additional amount to be awarded per plan, per program, per contract year is $250,000.  An MCP may receive up to $500,000 should both of the MCP’s ABD and CFC programs achieve the Superior Performance Levels.

3. NOTES

3.a. Transition from a county-based statewide to a regional-based statewide P4P system.

The current county-based statewide P4P system will transition to a regional-based statewide system as managed care expands statewide.  The regional-based statewide approach will be fully phased in no later than SFY 2010.  The regional-based statewide P4P system will be modeled after the county-based statewide system with adjustments to performance standards where appropriate.

3.a.i. County-based statewide P4P system

For MCPs in their first twenty-four months of Ohio Medicaid CFC Managed Care Program participation, the status of the at-risk amount will not be determined because compliance with many of the standards cannot be determined in an MCP’s first two contract years (see Appendix F., Rate Chart). In addition, MCPs in their first two contract years are not eligible for the additional P4P amount awarded for superior performance.

Starting with the twenty-fifth month of participation in the program, a new MCP’s at-risk amount will be included in the P4P system. The determination of the status of this at-risk amount will be after at least three full calendar years of membership as many of the performance standards require three full calendar years to determine an MCP’s performance level.  Because of this requirement, more than 12 months of at-risk dollars may be included in an MCP’s first at-risk status determination depending on when an MCP starts with the program relative to the calendar year.

During the transition to a regional-based statewide system (SFY 2006 through SFY 2009), MCPs with membership as of  February 1, 2006 will continue in the county-based statewide P4P system until the transition is complete.  These MCPs will be put at-risk for a portion of the premiums received for members in counties they are serving as of February 1, 2006.

3.a.ii. Regional-based statewide P4P system

All MCPs will be included in the regional-based statewide P4P system.  The at-risk amount will be determined separately for each region an MCP serves.

The status of the at-risk amount for counties not included in the county-based statewide P4P system will not be determined for the first twenty-four months of regional membership.  Starting with the twenty-fifth month of regional membership, the MCP’s at-risk amount will be included in the P4P system. The determination of the status of this at-risk amount will be after at least three full calendar years of regional membership as many of the performance standards require three full calendar years to determine an MCP’s performance level. Given that statewide expansion was not complete by December 31, 2006, ODJFS may adjust performance measure reporting periods based on the number of months an MCP has had regional membership. Because of this requirement, more than 12 months of at-risk dollars may be included in an MCP’s first regional at-risk status determination depending on when regional membership starts relative to the calendar year.  Regional premium payments for months prior to July 2009 for members in counties included in the county-based statewide P4P system for the SFY 2009 P4P determination, will be excluded from the at-risk dollars included in the first regional-based statewide P4P determination.

3.b. Determination of at-risk amounts and additional P4P payments

For MCPs that have participated in the Ohio Medicaid Managed Care Program long enough to calculate performance levels for all of the performance measures included in the P4P system, determination of the status of an MCP’s at-risk amount will occur within six months of the end of the contract period.  Determination of additional P4P payments will be made at the same time the status of an MCP’s at-risk amount is determined.

3.c. Contract Termination, Nonrenewals, or Denials

Upon termination, nonrenewal or denial of an MCP contract, the at-risk amount paid to the MCP under the current provider agreement will be returned to ODJFS  in accordance with Appendix P., Terminations/Nonrenewals/Amendments, of the provider agreement.

Additionally, in accordance with Article XI of the provider agreement, the return of the at-risk amount paid to the MCP under the current provider agreement will be a condition necessary for ODJFS’ approval of a provider agreement assignment.

3.d. Report Periods

The report period used in determining the MCP’s performance levels varies for each measure depending on the frequency of the report and the data source.  Unless otherwise noted, the most recent report or study finalized prior to the end of the contract period will be used in determining the MCP’s overall performance level for that contract period.